 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                     REGISTRATION NO. 333-35747
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                     SOUTHERN PACIFIC FUNDING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                       6159                   33-0636924
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

 ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035, (503) 684-4700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   ROBERT W. HOWARD, CHIEF EXECUTIVE OFFICER
                     SOUTHERN PACIFIC FUNDING CORPORATION
 ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035, (503) 684-4700 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                            HALLMARK AMERICA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   WASHINGTON                                6159                  92-1793075
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   ROBERT W. HOWARD, CHIEF EXECUTIVE OFFICER
                     SOUTHERN PACIFIC FUNDING CORPORATION
         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                        OCEANMARK FINANCIAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    DELAWARE                                  6159                   65-0748545
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   ROBERT W. HOWARD, CHIEF EXECUTIVE OFFICER
                     SOUTHERN PACIFIC FUNDING CORPORATION
         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------

                        NATIONAL CAPITAL HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                        6159                   58-2301532
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   ROBERT W. HOWARD, CHIEF EXECUTIVE OFFICER
                     SOUTHERN PACIFIC FUNDING CORPORATION
         ONE CENTERPOINTE DRIVE, SUITE 500, LAKE OSWEGO, OREGON 97035
                                (503) 684-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:

      BRYANT B. EDWARDS                           NICHOLAS P. SAGGESE
       LATHAM & WATKINS                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
633 W. FIFTH STREET, SUITE 3800            300 S. GRAND AVENUE, SUITE 3400
    LOS ANGELES, CA 90071                        LOS ANGELES, CA 90071
       (213) 485-1234                               (213) 687-5000

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 23, 1997
PROSPECTUS

                               $125,000,000

                 [LOGO OF SOUTHERN PACIFIC FUNDING CORPORATION]

                              % SENIOR NOTES DUE 2004

  The    % Senior Notes due 2004 (the "Notes") are being offered (the
"Offering") by Southern Pacific Funding Corporation ("SPFC" or the "Company")
and will mature on       , 2004. The Notes will bear interest at a rate of    %
per annum, payable semi-annually on        and       , commencing on       ,
1998. On or after       , 2001, the Notes are redeemable at the option of the
Company, in whole or in part, at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption. In addition, prior to
      , 2001, the Company may redeem up to 30% of the originally issued
principal amount of Notes at a redemption price of   % of the principal amount,
thereof, plus accrued and unpaid interest, if any, with the proceeds of a Public Equity Offering (as defined); provided that at least $87.5 million aggregate principal amount of Notes remains outstanding immediately after such redemption. Upon a Change of Control (as defined), each holder of the Notes (a "Holder") may require the Company to repurchase the Notes held by such Holder at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

  The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured unsubordinated Indebtedness (as defined) of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. In addition, the obligations of the Company under the Notes will be fully and unconditionally guaranteed on a joint and several basis (each, a "Guarantee") by each of the Company's existing and future Subsidiaries (as defined), other than Subsidiaries designated as "Unrestricted Subsidiaries" in accordance with the Indenture, Foreign Subsidiaries (as defined) and Subsidiaries with less than $1.0 million of assets (collectively, the "Subsidiary Guarantors"). The Guarantees will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated Indebtedness of the Subsidiary Guarantors. See "Description of the Notes." The Notes and the Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Company and the Subsidiary Guarantors. As of June 30, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had approximately $102.0 million of secured Indebtedness outstanding. See "Description of the Notes."

  There is no existing market for the Notes and the Company does not intend to list the Notes on any national securities exchange. See "Risk Factors--Absence of Public Market for the Notes."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------
                                                   PRICE    UNDERWRITING   PROCEEDS
                                                  TO THE   DISCOUNTS AND    TO THE
                                                 PUBLIC(1) COMMISSIONS(2) COMPANY(3)
------------------------------------------------------------------------------------
Per Note.......................................         %            %            %
Total..........................................   $            $           $
------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) See "Underwriting" for information relating to indemnification of the Underwriters.
(3) Before deducting expenses payable by the Company, estimated to be $      .

  The Notes are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Notes will be
made in New York, New York, on or about         , 1997.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
                    NATIONSBANC MONTGOMERY SECURITIES, INC.
                                                               SMITH BARNEY INC.

                                [MAP APPEARS HERE]

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES ON THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATION THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS. THE REGISTRANT UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless the context otherwise requires, references to the "Company" herein shall be to Southern Pacific Funding Corporation and its consolidated subsidiaries.

                                  THE COMPANY

  Southern Pacific Funding Corporation ("SPFC" or the "Company") is a specialty finance company engaged in the business of originating, purchasing and selling non-conforming mortgage loans secured primarily by one-to-four family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for purposes such as mortgage refinancing, home purchase, debt consolidation, home improvements and educational expenditures. The Company focuses primarily on lending to individuals who have significant equity in the value of their homes but have impaired or limited credit histories. As a result, the Company's customers are less likely to qualify for loans from conventional mortgage lenders and generally pay higher interest rates than interest rates charged by conventional mortgage lenders.

  The Company's origination strategy is to develop and maintain diversified production channels that enable the Company to originate and purchase loans on a consistent, low cost basis. The Company's total direct costs of production, which include premiums paid on all loans originated or purchased, net of origination fees collected, for the year ended December 31, 1996 and the six months ended June 30, 1997 were 1.6% and 2.4%, respectively, of loans produced. The Company originates or purchases loans in all 50 states and the District of Columbia through its Wholesale Division, Correspondent Program, Strategic Alliance Program and Consumer Loan Division.

  The Wholesale Division originates a majority of the Company's loans. The Wholesale Division consists of approximately 125 account executives located in 23 regional branch centers. These account executives have established relationships with, and market directly to, licensed independent mortgage brokers. Independent mortgage brokers identify potential borrowers, assist borrowers in completing loan applications and submit such loan applications and other documents to the Company for underwriting review and credit decision. All loans funded by the Wholesale Division are underwritten to the Company's guidelines. In most cases, the Company conditionally approves loans submitted by an independent mortgage broker within 24 hours from receipt of the loan application and funds loans within 21 days after approval. The Company believes its competitive strength in maintaining and expanding independent mortgage broker relationships is attributable to its ability to provide quality service, including responsive execution and funding of loans, as well as offering a broad range of loan products to applicants. The Wholesale Division originated $267.4 million, $529.0 million and $495.5 million of mortgage loans during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 92.7%, 67.0% and 65.5% of the Company's total loan originations and purchases during the respective periods.

  The Company purchases closed loans through its Correspondent Program. Loans purchased through the Correspondent Program are complete loan packages that have been underwritten and funded by approved mortgage bankers or financial institutions. The Company reunderwrites each loan submitted in the loan portfolio to ensure that all loans comply with the Company's underwriting guidelines. As part of the reunderwriting process, the Company's underwriters review the appraisal and the applicant's creditworthiness and ensure that all necessary compliance and disclosure documentation is included in the loan package. Loans that do not meet the Company's underwriting guidelines are not purchased. Through the Correspondent Program, the Company purchased $21.1 million, $204.8 million and $164.7 million of mortgage loans during the years ended

December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 7.3%, 25.9% and 21.8% of the Company's total loan originations and purchases during the respective periods.

  The Company also purchases loans through its Strategic Alliance Program. Through the Strategic Alliance Program, the Company obtains a committed source of loan production from select mortgage lenders who form strategic alliances with the Company (each, a "Strategic Alliance"). To date, the Company has entered into Strategic Alliances with four mortgage lenders. The Strategic Alliance Program generally permits the Strategic Alliance to obtain financing support from the Company and to securitize its qualifying loan production with the Company's loan production. In return, the Company receives interest and fee income, warrants to acquire an equity interest in the Strategic Alliance and the right to acquire all of the Strategic Alliance's qualifying non-conforming loan production. In addition, the Strategic Alliance Program provides the Company with access to a broader network of independent mortgage broker relationships. The Company reunderwrites all loans submitted by each Strategic Alliance for an initial period, generally 60 to 90 days. After the initial period, the Strategic Alliance's loans are monitored through the Company's quality control process. Through the Strategic Alliance Program, the Company purchased $51.5 million and $66.4 million of mortgage loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 6.5% and 8.8% of the Company's total loan originations and purchases during the respective periods.

  The Consumer Loan Division was recently formed to broaden the Company's loan products to include second mortgage loans. The Consumer Loan Division offers second mortgage loans to credit-impaired borrowers and high loan-to-value ("LTV") loans to borrowers with better credit than the Company's average non-conforming borrower. The Consumer Loan Division originates loans by marketing directly to potential borrowers using direct mail advertising, telemarketing and radio advertising. The Consumer Loan Division also originates loans through independent mortgage brokers. The Consumer Loan Division currently has retail offices in Ontario and Newport Beach, California, and is scheduled to open three additional offices by the end of 1997. All loans originated by the Consumer Loan Division are underwritten and processed through its dedicated underwriting department. Traditional non-conforming second mortgage loans are underwritten to substantially the same underwriting criteria as the Wholesale Division's product while applicants for high LTV loans are underwritten to criteria primarily based on a credit scoring system developed by Fair, Issacs & Company ("FICO"). The Consumer Loan Division originated $4.5 million and $30.1 million of loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 0.6% and 3.9% of the Company's total loan originations and purchases during the respective periods.

  The Company sells the majority of its originated and purchased loans in the secondary market through public securitizations in order to enhance profitability, improve liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on sale at the time the loans are sold, but receives cash flows in the form of excess spread over the actual life of such loans. This excess spread (the "Excess Spread") represents the difference between all principal and interest received from the loans sold and (i) all principal and interest required to be passed through to the asset-backed bond investors, (ii) all servicing fees and (iii) other recurring fees. At the time of the securitization, the Company capitalizes the Excess Spread, based upon certain prepayment and loan loss assumptions and a discount rate that the Company believes is consistent with what market participants would use for similar financial instruments. The capitalized assets are recorded on the Company's balance sheet as interest-only and residual certificates. A gain or loss is recorded in the statement of earnings equal to the value of the interest-only and residual certificates created by the securitization in excess of the cost basis of the loans and transaction and hedging expenses. The cash flow generated by the Excess Spread is first used to fund the amount of reserves required to credit-enhance each securitization (the "overcollateralization requirement"). Typically, the overcollateralization requirement is fully funded 8 to 12 months from the date of securitization, although this period may be shorter or longer subject to the structure and performance of the loans in the securitization. Subsequent to funding the overcollateralization requirement, the Excess Spread is received by the Company. Over time, the Company will also receive the overcollateralization requirement depending upon the structure and performance of the mortgage loans in each securitization. During the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the Company securitized $164.9 million, $657.4 million and $755.0 million of mortgage loans, respectively.

  The Company obtains the servicing rights on all loans it originates or purchases. The Company currently outsources substantially all its loan servicing operations to Advanta Mortgage Corp. USA (the "Servicer"), which the Company believes is the largest third-party servicer of non-conforming home equity loans. The Company believes that by outsourcing substantially all of its loan servicing, it is able to benefit from the Servicer's experience in servicing non-conforming mortgage loans, its comprehensive reporting capabilities, and the cost efficiencies related to having large amounts of loans serviced by the Servicer. Through its relationship with the Servicer, the Company is able to reduce the overhead, administrative and other fixed costs associated with servicing loans. As of June 30, 1997, the Servicer serviced $1.6 billion principal amount of loans originated or purchased by the Company (inclusive of securitized loans for which the Company has ongoing risk of loss). The Company periodically examines other possible servicing alternatives, including other third party servicers and the costs associated with establishing its own servicing operations to service the loans it originates and purchases.

  The Company commenced operations in January 1993 as a division of Southern Pacific Thrift & Loan Association ("SPTL"), a wholly-owned subsidiary of Imperial Credit Industries, Inc. ("ICII"), and was an operating subsidiary of ICII from April 1995 until March 1997. The Company completed an initial public offering of its common stock in June 1996 and, through subsequent offerings, ICII has reduced its ownership stake in the Company to approximately 47% of the Company's outstanding common stock. ICII is a diversified specialty finance company.

  The Company's headquarters are located at One Centerpointe Drive, Suite 500, Lake Oswego, Oregon 97035, and its telephone number is (503) 684-4700.

                              RECENT DEVELOPMENTS

  In May 1997, the Company acquired certain assets of Oceanmark Bank for $7.6 million. This consideration included $3.8 million in cash and a $3.8 million note payable over three years. The Company transferred the acquired assets to its newly-formed subsidiary, Oceanmark Financial Corporation ("Oceanmark"). Oceanmark is a non-conforming mortgage lender based in Miami, Florida that originates loans through a network of independent mortgage brokers and regional offices located in California, Florida, Georgia, Virginia, Michigan and Missouri. Oceanmark originated $174.3 million of loans in the year ended December 31, 1996 and $83.8 million in the six months ended June 30, 1997. The Company included in its securitizations $140.1 million and $50.7 million of loans from Oceanmark Bank in the respective periods.

  During the second quarter of 1997, the Company strengthened its senior management infrastructure by appointing two new individuals to key positions. In April 1997, John D. Horak joined the Company as Senior Vice President, Credit and Risk Manager. Mr. Horak is responsible for oversight of the Company's credit management policies and procedures, underwriting and quality control. In June 1997, the Company appointed Peter F. Makowiecki as Executive Vice President, Chief Financial Officer and Secretary. Mr. Makowiecki is responsible for the administration of the accounting, finance, treasury, tax, audit and secondary marketing functions of the Company as well as the Strategic Alliance Program.

  In November 1996, the Company established a new subsidiary, Southern Pacific Mortgage Limited in London, England that originates non-conforming home equity loans in the United Kingdom. Southern Pacific Mortgage Limited originates loans through loan brokers and mortgage bankers. The Company approves, underwrites, processes and funds non-conforming mortgage loans in the United Kingdom in a manner substantially similar to its domestic operations. This subsidiary has funded over $27.9 million in non-conforming loans through June 30, 1997.

  On October 1, 1997, the Company signed a non-binding letter of intent to acquire the loan servicing platform and management personnel of North American Mortgage Company. Subject to due diligence and other conditions, the purchase price is estimated at $400,000.

 Results of the Quarter and Nine Months Ended September 30, 1997

  The Company reported net earnings for the three months ended September 30, 1997 of $13.8 million, or earnings per share of $0.57, an increase of 68% from $8.2 million, or $0.37 per share, from the three months ended September 30, 1996. The increase in earnings was primarily attributable to the Company's continued expansion of its loan production sources and the sale of such loans. For the three months ended September 30, 1997, the Company originated and purchased $578.6 million of loans, an increase of 151% from $230.3 million of loans originated and purchased in the comparable period in the preceding year. During the three months ended September 30, 1997, the Company sold $450 million in loans through securitization transactions compared to $189.4 million sold through securitization transactions in the comparable period in the preceding year. In addition, during the three months ended September 30, 1997, the Company completed whole loan sales of $129.1 million, which included $65.4 million of non-conforming loans originated in the United Kingdom and $53.8 million of commercial loans originated through National Capital Funding.

  The Company reported net earnings for the nine months ended September 30, 1997 of $39.9 million, or earnings per share of $1.65, an increase of 127% from $17.6 million, or $0.93 per share, for the nine months ended September 30, 1996. The increase in earnings was primarily attributable to the Company's continued expansion of its loan production sources and the sale of such loans. For the nine months ended September 30, 1997, the Company originated and purchased $1,356.3 million of loans, an increase of 177% from $490.2 million of loans originated and purchased in the comparable period in the preceding year. During the nine months ended September 30, 1997, the Company sold $1,205.0 million in loans through securitization transactions compared to $422.4 million sold through securitization transactions in the comparable period in the preceding year. In addition, during the nine months ended September 30, 1997, the Company completed whole loan sales of $139.1 million.

  The Company's total loans serviced at September 30, 1997 were $1.9 billion, compared to $651.3 million as of September 30, 1996. The Company reported a delinquency rate of 4.5% of the servicing portfolio and loans in default of 4.7% at September 30, 1997. During the three months ending September 30, 1997, the Company experienced net losses of $1.4 million on an average servicing portfolio of $1.8 billion.

                                  THE OFFERING

Securities Offered..........
                              $125,000,000 aggregate principal amount of      %
                              Senior Notes due 2004.

Maturity Date...............                    , 2004.

Interest Payment Dates......  Each        , and         , commencing       ,
                              1998.

Guarantees..................  The obligations of the Company under the Notes will be fully and unconditionally guaranteed on a joint and several basis by each of the existing and future subsidiaries of the Company, other than (i) subsidiaries designated as "Unrestricted Subsidiaries" in accordance with the Indenture governing the Notes (the "Indenture"), (ii) Foreign Subsidiaries and (iii) Subsidiaries with less than $1.0 million of assets. The Company will pledge 65% of the outstanding equity interests of the Company's current Foreign Subsidiary and each future Foreign Subsidiary to secure the Company's obligations on the Notes. The guarantees will be released under certain circumstances. See "Description of the Notes-- Guarantees."

Optional Redemption.........
                              On or after          , 2001, the Notes will be
                              redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to
                                     , 2001, the Company may redeem up to 30%
                              of the originally issued principal amount of the
                              Notes at a Redemption Price of      % thereof,
                              plus accrued and unpaid interest, if any, with the proceeds of a Public Equity Offering; provided that at least $87.5 million aggregate principal amount of the Notes remains outstanding after such redemption.

Change of Control...........  Upon a Change of Control (as defined), each
                              Holder of the Notes may require the Company to repurchase the Notes held by such Holder at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

Asset Sales.................  The Indenture requires that the proceeds of certain Asset Sales (as defined) be applied as specified in the Indenture or be used to repurchase the Notes, at the option of the Holder thereof, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

Ranking.....................  The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured unsubordinated Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Guarantee of each of the Subsidiary Guarantors will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of such

                              Subsidiary Guarantor and senior in right of payment to all existing and future subordinated Indebtedness of the Subsidiary Guarantors. However, the Notes and Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Company and the Subsidiary Guarantors (to the extent of the value of the collateral securing such Indebtedness). As of June 30, 1997, after giving pro forma effect to the Offering, the Company and the Subsidiary Guarantors had approximately $102.0 million of secured Indebtedness outstanding.

Certain Covenants...........  The Indenture will contain certain covenants, including, but not limited to, covenants with limitations on the following matters:
                              (i) restricted payments, including dividends and payments affecting subsidiaries; (ii) incurrence of additional Indebtedness; (iii) issuance of preferred stock; (iv) incurrence of liens;
                              (v) restrictions on distributions from
                              subsidiaries; (vi) merger, consolidation or sale of assets; (vii) transactions with affiliates; and (viii) lines of business. However, all these limitations are subject to a number of important exceptions and qualifications. See "Description of the Notes--Certain Covenants."

Use of Proceeds.............  The net proceeds will be used: (i) to repay amounts outstanding under certain of Company's warehouse lines of credit and its residual financing facility; (ii) to fund loan originations and purchases; (iii) to support securitization transactions; (iv) for potential acquisitions of complementary companies; and (v) for general corporate purposes. See "Use of Proceeds" and "Underwriting."

                                  RISK FACTORS

  SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED BY THIS PROSPECTUS.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                          -----------------------------------------  ------------------------
                            1993      1994      1995       1996         1996         1997
                          --------  --------  --------  -----------  -----------  -----------
STATEMENTS OF EARNINGS
 DATA:
Revenues:
 Gains on sales of
  loans.................  $  1,218  $  9,572  $ 16,329  $    55,361  $    18,886  $    61,938
 Interest income........       407     2,136     4,305       13,849        4,971       16,427
 Other income...........       --        --      1,666        4,265        1,901        1,298
                          --------  --------  --------  -----------  -----------  -----------
   Total revenues.......     1,625    11,708    22,300       73,475       25,758       79,663
                          --------  --------  --------  -----------  -----------  -----------
Expenses:
 Interest expense.......       175       886     3,414        7,800        3,365        9,395
 Personnel and
  commission expense....       475     2,156     4,190       10,997        4,105       16,464
 General and
  administrative
  expense...............       239     1,262     2,153        6,599        1,939        9,234
                          --------  --------  --------  -----------  -----------  -----------
   Total expenses.......       889     4,304     9,757       25,396        9,409       35,093
                          --------  --------  --------  -----------  -----------  -----------
Earnings before taxes...       736     7,404    12,543       48,079       16,349       44,570
Income taxes............       305     3,073     5,205       20,447        6,954       18,497
                          --------  --------  --------  -----------  -----------  -----------
Net earnings............  $    431  $  4,331  $  7,338  $    27,632  $     9,395  $    26,073
                          ========  ========  ========  ===========  ===========  ===========
Earnings per share(1):
 Primary................                                $      1.40  $      0.56  $      1.17
 Fully-diluted..........                                $      1.37  $      0.56  $      1.08
Weighted average number
 of shares
 outstanding(1):
 Primary................                                 19,804,331   16,772,043   22,272,284
 Fully-diluted..........                                 20,511,936   16,772,043   25,423,409
CASH FLOW DATA:
(Used in) provided by
 operating activities...  $(17,711) $  1,515  $(85,207) $  (157,701) $   (31,856) $   (31,110)
(Used in) provided by
 investing activities...       --        (43)     (437)      (8,554)      (1,898)      (6,258)
Provided by (used in)
 financing activities...    17,711    (1,222)   85,394      180,431       35,702       39,446
                          --------  --------  --------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............  $    --   $    250  $   (250) $    14,176  $     1,948  $     2,078
                          ========  ========  ========  ===========  ===========  ===========
OPERATING DATA:
Mortgage loans
 originated or
 purchased:
 Wholesale Division.....  $ 38,642  $183,010  $267,409  $   529,026  $   206,552  $   495,493
 Correspondent Program..     2,914     7,287    21,073      204,799       53,236      164,714
 Consumer Loan
  Division..............       --        --        --         4,553          --        30,082
 Strategic Alliance
  Program...............       --        --        --        51,536          --        66,385
                          --------  --------  --------  -----------  -----------  -----------
   Total................  $ 41,556  $190,297  $288,482  $   789,914  $   259,788  $   756,674
                          ========  ========  ========  ===========  ===========  ===========
Average principal
 balance per loan.......  $    127  $    117  $     87  $       110  $       117  $        91
Weighted average
 interest rate:
 Fixed rate.............      10.5%     10.1%     11.8%        11.5%        11.3%        11.8%
 Variable rate(2).......       8.0%      8.8%      9.3%        10.1%         9.7%        10.4%
Combined weighted
 average initial LTV
 ratio..................      67.7%     69.5%     76.1%        73.5%        73.6%        74.0%
Percent of first
 mortgage loans.........      96.4%     98.0%     83.2%        98.9%        98.5%        97.2%
Loan sales:
 Loans sold through
  securitizations.......  $    --   $ 70,173  $164,870  $   657,353  $   233,000  $   754,991
 Whole loan sales.......    23,410   121,362    58,595          --           --        10,006
                          --------  --------  --------  -----------  -----------  -----------
   Total................  $ 23,410  $191,535  $223,465  $   657,353  $   233,000  $   764,997
                          ========  ========  ========  ===========  ===========  ===========
DELINQUENCY DATA:
 Total delinquent loans
  as a percentage of
  loans serviced(3)(4)..      6.90%     0.76%     1.66%        4.41%        2.54%        4.85%
 Total loans in
  foreclosure and
  bankruptcy as a
  percentage of loans
  serviced(3)(4)........      0.00%     0.56%     1.81%        2.47%        1.15%        3.87%
 Net losses on
  foreclosed loans as a
  percentage of loans
  serviced..............      0.00%     0.00%     0.00%        0.00%        0.00%        0.04%
FINANCIAL RATIOS:
Ratio of earnings to
 fixed charges(5).......      5.20x     9.36x     4.67x        7.13x        5.86x        5.67x
Ratio of indebtedness to
 total
 capitalization(6)......       N/A      73.9%     25.2%        46.9%         2.9%        40.3%

                                                           AS OF JUNE 30, 1997
                                                          ----------------------
                                                                     PRO FORMA
                                                           ACTUAL  (AS ADJUSTED)
                                                          -------- -------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Loans held for sale...................................... $225,643   $225,643
Interest-only and residual certificates..................  172,664    172,664
Total assets.............................................  442,180    447,180
Borrowings under warehouse lines of credit...............  191,974    101,974
 % Senior Notes due 2004.................................      --     125,000
Convertible subordinated notes...........................   75,000     75,000
Notes payable to Strategic Alliances.....................    1,288      1,288
Notes payable............................................    3,268      3,268
Total liabilities........................................  330,801    365,801
Shareholders' equity.....................................  111,298    111,298

--------------------
(1) For an explanation of the weighted average number of shares outstanding used to compute pro forma earnings per share, see Note 3 of the Notes to the Consolidated Financial Statements included herein. Fully-diluted earnings per share include interest accrued on convertible subordinated notes.

(2) Variable rates are based on rate at origination.

(3) Excludes loans in foreclosure.

(4) For the year ended December 31, 1996 and the six months ended June 30, 1997, excludes loans in bankruptcy.

(5) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes; fixed charges consist of interest expense and amortization of bond issuance costs.

(6) Represents the ratio of (i) total debt, exclusive of warehouse financing, to (ii) the sum of total shareholders' equity and total debt, exclusive of warehouse financing.

                                 RISK FACTORS

  An investment in the Notes involves certain risks. Prospective investors should carefully consider the following risk factors, which constitute all the material risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Notes offered hereby.

LEVERAGE; ASSET ENCUMBRANCE

  The Company currently has substantial outstanding Indebtedness, and, subsequent to the Offering, the Company will be significantly leveraged. Although the covenants under the Indenture will restrict the incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the Indenture does not limit the amount of Indebtedness under the Company's warehouse facilities that qualifies as Permitted Warehouse Debt (as defined). With respect to the Company's existing warehouse facilities, Permitted Warehouse Debt generally means indebtedness used exclusively to finance or refinance the origination or purchase of mortgage loans by the Company or a Subsidiary, up to the lesser or (i) the amount advanced by the warehouse lender or (ii) 100% of the principal amount of such loans. See "Description of the Notes--Certain Definitions." All Permitted Warehouse Debt is secured by the mortgage loans financed thereby. Although the Company intends to use a portion of the proceeds from this Offering to pay off its residual facility, the Indenture will limit but not prohibit the Company's incurrence of Indebtedness secured by interest-only and residual certificates, and such Indebtedness would also be recourse to the Company. Thus, if the value of the collateral securing any such Indebtedness was to be insufficient to repay such Indebtedness in full, the lenders could be entitled to seek payment of the shortfall, if any, from the Company. The Indenture also will permit the Company and its Restricted Subsidiaries to incur substantial amounts of additional secured Indebtedness. At June 30, 1997 on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the aggregate outstanding consolidated Indebtedness of the Company and the Subsidiary Guarantors (including the current maturities thereof) would have been approximately $302.0 million, of which $102.0 million would have been secured Indebtedness to which the Notes and the Guarantees are effectively subordinated. In addition, assuming additional financing was available to the Company, it could have incurred a substantial amount of Indebtedness (in addition to Permitted Warehouse Debt) and complied with the covenants of the Indenture that will restrict incurrence of Indebtedness.

  The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company may be more vulnerable to adverse general economic and industry conditions; (ii) the Company may find it more difficult to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and (iii) the Company will have to dedicate a substantial portion of the Company's cash flows from operations to the payment of principal and interest on Indebtedness (a substantial portion of which may become due prior to the maturity of the Notes), thereby reducing the funds available for operations and future business opportunities.

ABILITY TO SERVICE OUTSTANDING INDEBTEDNESS

  There can be no assurance that the cash available from operations and financing activities will be sufficient to enable the Company to make required interest payments on the Notes and interest and principal payments on its other debt obligations.

  The Company's ability to make scheduled payments of the principal of, or to pay the interest on, or to refinance its indebtedness (including the Notes) will depend on its future operating performance, which to a certain extent is subject to economic, financial, competitive, regulatory, and other factors beyond its control. If the Company is unable to generate sufficient cash flow to service its debt, it may be required to refinance all or a portion of its existing debt, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. Failure to obtain any such financing could have a material adverse effect on the Company's financial condition and results of operations.

  Although the Company has recognized significant increases in profitability, it has operated and continues to operate on a negative cash flow basis. The Company attributes this negative cash flow to three primary factors: the timing of cash received in the gain on sale of loans in securitizations; points or premiums paid by the Company to acquire loans; and operating and administrative expenses associated with the Company's expansion. For the year ended December 31, 1996 and six months ended June 30, 1997, the Company operated on a negative cash flow basis using $157.7 million and $31.1 million, respectively, in operating activities.

DEPENDENCE ON FUNDING SOURCES

  Dependence on Warehouse Financing. The Company relies upon short-term warehouse facilities to fund loan originations and purchases. The Company currently has warehouse lines of credit aggregating $700 million, of which $192 million was outstanding at June 30, 1997. Such amounts are secured by the loans the Company originates or purchases with such funds. The Company is required to comply with various operating and financial covenants as defined in the agreements governing such lines of credit. Such covenants include restrictions on (i) changes in the Company's business that would materially and adversely affect the Company's ability to perform its obligations under the warehouse lines of credit, (ii) selling any asset other than in the ordinary course of business, (iii) guaranteeing the debt obligation of any other entity, (iv) the use of proceeds from such facilities, including delivery standards, LTV, and product mix, and (v) the Company's minimum net worth, debt to net worth ratio, profitability and borrowing base. The Indenture will impose certain restrictions on the Company's ability to incur warehouse financing. The continued availability of funds provided to the Company under these lines of credit is subject to the Company's continued compliance with the operating and financial covenants contained in such agreements. Company currently has three warehouse facilities, a $200 million facility that expires on October 24, 1997, a $400 million facility that expires February 5, 1998, and a $100 million facility that expires August 21, 1998. To the extent that the Company is not successful in maintaining or replacing adequate warehouse financing, it would not be able to hold a large volume of loans pending securitization and therefore would have to curtail its loan production activities or sell loans either through whole loan sales or in smaller securitizations, thereby having a material adverse effect on the Company's financial condition and results of operations.

  The Company has also entered into a residual financing facility of $30 million that allows the Company to obtain debt secured by interest-only and residual certificates. The terms of this facility require that all outstanding borrowings be repaid, at the lender's option, through the proceeds of the Offering. The Company expects that this facility will be terminated upon consummation of the Offering. The Indenture will require the Company to achieve, and thereafter maintain, a specified amount of unencumbered interest-only and residual certificates, thereby precluding the Company's ability to access residual financing until the Company reaches predetermined levels in accordance with the Indenture.

  There can be no assurance that when the above-mentioned credit facilities expire or are paid off that the Company will be able to renew or replace such facilities on similar or commercially reasonable terms, or at all.

  Dependence on Securitizations. The Company pools and sells through securitizations substantially all of the loans which it originates or purchases. The Company relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse lines and to create credit availability to purchase additional loans. Further, gains on sales from the Company's securitizations represent a significant portion of the Company's revenues. Several factors affect the Company's ability to complete securitizations of its loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the Company's portfolio of loans and the Company's ability to obtain credit enhancement. If the Company were unable to securitize profitably a sufficient number of its loans in a particular financial reporting period, then the Company's revenues for such period would decline which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase the Company's interest rate risk by increasing the warehousing period for its loans. Any such delays could have a material adverse effect on the Company's financial condition and results of operations.

  In order to gain access to the securitization market, the Company has relied on credit enhancements provided by monoline insurance companies to enable it to obtain a "AAA/Aaa" rating for asset-backed bonds issued by the securitization trust. The Company has also relied on credit enhancements from the subordination of a class of securities issued by the securitization trust to a senior class of securities of the same trust (the "Senior/Sub Structure") whereby the senior certificate holders are protected against losses by having their interests senior to the subordinate certificate holders' interests. Any substantial reductions in the size or availability of the securitization market for the Company's loans or changes in the securitization market's acceptance of such credit enhancements could have a material adverse effect on the Company's results of operations and financial condition.

POTENTIAL CHANGES IN VALUATIONS OF INTEREST-ONLY AND RESIDUAL CERTIFICATES

  At June 30, 1997, the Company's balance sheet reflected interest-only and residual certificates of approximately $172.7 million valued by the Company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). These assets are carried on the Company's balance sheet at fair value. The Company uses an estimate of expected future cash flows as the best estimate of fair value. This estimate is based upon what the Company believes are reasonable and supportable assumptions and projections. The primary factors considered in developing estimates of expected fair market value are prepayment speeds, discount rate and credit losses. The Company values these assets utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser and records them in accordance with SFAS No. 125. The Company estimates the expected cash flows that it will receive over the life of a portfolio of loans. These expected cash flows constitute the excess of the interest rate payable by the obligors of loans over the interest rate passed through to the purchasers of the related securities, less applicable recurring fees and credit losses. The Company discounts the expected cash flows using an interest rate that market participants would use for similar financial instruments.

  The Company has elected to carry these assets as trading securities. If actual experience in the assumptions used in the determination of the carrying value of the assets differs from the projections, or if valuation assumptions change in the marketplace, the Company would be required to make a fair value adjustment to the asset and record that adjustment in the Company's statement of earnings. The valuation of such interest-only and residual certificates can fluctuate widely and is sensitive to various assumptions, including estimated loan losses, discount rates and projected mortgage loan prepayments. No assurance can be given that the loans securitized by the Company will not experience significant prepayments or loan losses or as to whether, and in what amounts, the Company in the future may have to write down the value of its interest-only and residual certificates. To the Company's knowledge, there is no active market for the sale of these interest-only and residual certificates. No assurance can be given that interest-only and residual certificates could be sold at their reported value, if at all. A decline in the value of the Company's interest-only and residual certificates could have a material adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Considerations."

LIMITED HISTORY OF INDEPENDENT OPERATIONS; RECENT AND PLANNED EXPANSION

  The Company commenced operations in January 1993 as a division of SPTL and was an operating subsidiary of ICII from April 1995 until March 1997. The Company's total revenues and net earnings have grown significantly since inception, primarily due to increased mortgage origination, purchasing and sales activities. The Company may experience difficulties in integrating newly-acquired entities and newly-established relationships with its operations. The Company intends to continue to pursue a growth strategy for the foreseeable future, primarily through the growth and expansion of its Wholesale Division and Correspondent Program, through the development of its Consumer Loan Division and entering into Strategic Alliances. The Company has acquired and may consider acquiring related businesses, some of which could be material.

  In certain cases the Company enters into arrangements to acquire new businesses. These arrangements provide options to management to repurchase equity interests of the acquired company if certain performance targets are met. The Company reports the results of operations of these subsidiaries on a consolidated basis. The exercise of such options could result in the deconsolidation of such subsidiaries which could result in a decline in the Company's net earnings and the termination of any such subsidiary's guarantee of the Notes. In addition, upon deconsolidation such subsidiary would cease to be subject to the restrictive covenants of the Indenture.

  Each of these plans requires additional personnel, assets and cash expenditures and there can be no assurance that the Company will be able to successfully expand and operate such divisions and programs profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems and cash reserves and the failure of the Company to meet challenges of any such expansion could have a material adverse effect on the Company's results of operations and financial condition. The Company may face unforeseen difficulties in the securitization or whole loan resale of loans obtained through acquisitions of smaller lenders due to the different quality control and underwriting standards employed by such lenders.

RISKS OF SERVICING

  The Company currently contracts for the servicing of substantially all of the loans it originates, purchases and holds for sale with the Servicer. This arrangement allows the Company to increase the volume of loans it originates and purchases without incurring the overhead investment in servicing operations. As with any external service provider, the Company is subject to risks associated with inadequate or untimely services. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the Company's delinquency rate or foreclosure rate could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Loan Servicing and Delinquencies."

  If the Company terminates its agreement with the Servicer without cause (as defined in the agreement), the Company will be required to pay the Servicer an amount equal to 1% of the aggregate principal balance of the mortgage loans being serviced by the Servicer at such time. Further, the agreement provides that the Company shall pay the Servicer a transfer fee of $100 per loan for any mortgage loan which the Company transfers from the Servicer to another servicer, without terminating the agreement. Depending upon the size of the Company's loan portfolio serviced by the Servicer at any point in time, the termination penalty that the Company would be obligated to pay the Servicer may be substantial.

  Advanta currently services the mortgage loans in each of the Company's public securitizations. With respect to such mortgage loans, the related pooling and servicing agreements governing the securitization process generally provide that, in certain circumstances, the Trustee may terminate all rights and obligations of the Servicer as servicer of the loans upon written notice, provided that such termination is at the direction of the monoline insurer for such securitization or of the majority of holders of certificates thereof, with the prior written consent of the monoline insurer, but not at the option of the Company. The ability to effect such termination is restricted to specific conditions described in the pooling and servicing agreements, which generally include various loss and delinquency tests and failure to make payments, including advances, within specific time periods. If a new servicer were selected with respect to any such securitization, the change in servicing may result in greater delinquencies and losses on the related loans, which would adversely impact the value of the interest-only and residual certificates held by the Company in connection with such securitization.


DELINQUENCIES; NEGATIVE IMPACT ON CASH FLOW

  The Company's cash flow is also adversely impacted by high delinquency rates in the Company's public securitizations. Generally, provisions in the pooling and servicing agreements entered into in connection with such securitizations require that amounts retained as reserves in an overcollateralization account, which is funded primarily by cash flow from the Excess Spread on the loans held in the trust, be increased when the delinquency rates of the loans in such securitization exceed specified limits. As of June 30, 1997, the Company was required to maintain an additional $23.8 million in overcollateralization accounts as a result of the level of its delinquency rates and other factors. The Company has been required to increase the overcollateralization account for five of its eight securitization trusts due to its delinquency rates and other factors.

  Delinquency and loss rates also affect the assumptions used by the Company in computing Excess Spread and the value of the Company's interest-only and residual certificates and could affect the Company's ability to effect securitizations in the capital markets. No assurance can be given that future delinquencies will not increase or that any such increase will not have a material adverse effect on the Company.

RISKS RELATED TO CREDIT-IMPAIRED BORROWERS

  The Company believes that the non-conforming loans it originates and purchases will experience higher losses than conforming loans would experience. Loans made to non-conforming borrowers may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. While the Company believes that the underwriting criteria it employs enable it to mitigate the higher risks inherent in loans made to non-conforming borrowers, no assurance can be given that such criteria or methods will protect the Company from higher than anticipated losses. In the event that pools of loans sold by the Company in which the Company retains interest-only and residual certificates experience higher losses than anticipated, the Company's results of operations or financial condition could be adversely affected.

RISKS RELATED TO OPERATIONS IN THE UK

  The Company has recently begun operations in the United Kingdom through its wholly-owned subsidiary, Southern Pacific Mortgage Limited. The Company's operations in the United Kingdom market are subject to most of the same risks faced by the Company's US operations, as well as the additional risks customarily associated with US corporations conducting foreign activities. The Consumer Affairs Division of the Office of Fair Trading (the "Office of Fair Trading") issued "Non-Status Lending Guidelines for Lenders and Brokers" in July 1997 (the "Guidelines"), relating to the conduct of business by non-conforming mortgage lenders and brokers in the United Kingdom, including prepayment penalties, late fees and fees paid to mortgage brokers. The Company plans to comply fully with the Guidelines and any other applicable regulations in the United Kingdom. Failure to comply with such guidelines and/or regulations can result in the suspension or revocation of licenses of lenders in the United Kingdom. There can be no assurance that the final form of any regulations promulgated in the United Kingdom will be similar to the Guidelines. At the current time the Company is unable to estimate the cost, if any, of complying with the Guidelines or any other regulations, and there can be no assurance that the imposition of such costs will not have a material adverse effect on the Company's business in the United Kingdom.

  The Company is also exposed to fluctuations in foreign currency exchange rates. To the extent that unfavorable fluctuations in foreign currency exchange rates occur, the Company's results of operations will be adversely affected. Additional risks in the United Kingdom include fluctuations in foreign currency controls, expropriations, nationalization and other economic, tax and regulatory policies of the United Kingdom government as well as the laws and policies of the United States affecting foreign trade and investment.

CREDIT RISK ASSOCIATED WITH NEW PRODUCTS

  From time to time the Company introduces new products. To the extent the Company securitizes new loan products, it must make certain assumptions regarding the estimated delinquencies, prepayments and foreclosures relating to such loans, and such assumptions affect the gain on sale recorded by the Company upon the securitization of such loans. Although some data for the mortgage loan industry in general is available to the Company in preparing such assumptions, there can be no assurance that such data will be similar to the Company's experience with the performance of new loan products. There can be no assurance that the performance of these products will meet the Company's estimates, have the expected impact on the value of Company's interest-only and residual certificates or be sufficient to enable securitization or whole-loan sales of such new products.

  Beginning in the second quarter of 1996, the Company began offering a "2-28" adjustable rate mortgage product. The 2-28 product has an initial fixed interest rate for two years which is typically 100 to 200 basis points lower than the fully-indexed interest rate. Since none of the 2-28 loans made by the Company have reached the end of their initial two-year fixed interest rate period, the Company does not have statistical experience as to the performance of these loans once such initial period is over. The 2-28 product may be subject to a number of risks, including increased prepayment due to the increase of the interest rate to the fully-indexed level and increased delinquencies as the higher adjustable interest rates take effect. In addition, the Company's assumptions regarding prepayments or credit losses used to assess loans may not simulate the actual performance of such loans. For the six months ended June 30, 1997, approximately 26.8% of the Company's loan production consisted of 2-28 product. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's financial condition or results of operations.

  Certain of the Company's loan products have high LTV ratios and, although secured by real property, the collateral of such loans often will not be sufficient to cover the principal amount of the loans in the event of default. The principal balance of such a loan, inclusive of other loans secured by the same property, often exceeds the value of the underlying property by as much as 25%. Consequently, the Company is less likely to use foreclosure as a means to mitigate its losses upon the default of such loans or to recover any meaningful amounts in the event of a foreclosure. Losses not covered by the value of the underlying properties could have a material adverse effect on the Company's results of operations and financial condition.

  The Company has recently begun operations in the United Kingdom. The market for non-conforming loans in the United Kingdom is relatively undeveloped and the performance of such loans may be substantially different from the non-conforming loan market in the United States. Although the Company believes that there will be some correlation between the performance of non-conforming loans in the United Kingdom to the same type of loans in the United States, there can be no assurance that the performance of such loans will be similar to the Company's experience with the performance of non-conforming loans in the United States. Adverse performance of such loans could have a material adverse effect on the Company's financial condition and results of operations.

RESTRICTIVE COVENANTS

  The instruments governing the indebtedness of the Company, including the Indenture, impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. See "Description of Notes--Certain Covenants." These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the business or the economy, or otherwise conduct necessary corporate activities.

ECONOMIC CONDITIONS

  General. The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the LTV ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies and foreclosures generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources, whether for reasons of credit impairment, income qualification or credit history or a desire to receive funding on an expedited basis, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the pricing of the

Company's loan sales whether through whole loan sales or securitizations and the value of the Company's interest-only and residual certificates, which could have a material adverse effect on the Company's financial condition or results of operations.

  Changes in Interest Rates. Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans held for sale and rates paid on the Company's warehouse lines. The Company's profitability may be adversely affected during any period of unexpected or rapid change in interest rates. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate and purchase loans and can result in increased loan losses. A significant decline in interest rates could increase the level of loan prepayments and require the Company to write down the value of its interest-only and residual certificates, thereby adversely impacting the Company's financial condition or results of operations.

  Variable-rate mortgage loans (which include loans that typically have initial fixed rate terms of up to two years) originated or purchased by the Company amounted to $155.1 million, $528.9 million and $563.0 million in principal amount during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. Substantially all such variable-rate mortgage loans are made at an initial interest rate approximately 100 to 200 basis points below the fully indexed interest rate at origination. Although these loans are underwritten assuming the fully indexed rate at origination, borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loans.

  The market value of fixed-rate mortgage loans has a greater sensitivity to changes in market interest rates than adjustable-rate mortgage loans. As the Company's production of fixed-rate mortgage loans has increased, the Company has implemented various hedging strategies to mitigate the change in market value of fixed-rate mortgage loans held for sale between the date of origination and sale. Commencing in August 1995, these strategies have included selling short and selling forward United States Treasury securities and pre-funding loan originations in its securitizations. The Company currently hedges its fixed-rate mortgage loans held for sale by selling forward a combination of United States Treasury securities of various maturities whose combined change in value due to a change in interest rates closely approximates the change in value of the mortgage loans hedged. In the future the Company may hedge its variable-rate mortgage loans and interest-only and residual certificates with hedging transactions which may include forward sales of mortgage loans or mortgage-backed securities, interest rate caps and floors and buying and selling of futures and options on futures. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities. See "Business--Hedging."

RISKS RELATED TO REPRESENTATIONS AND WARRANTIES IN WHOLE LOAN SALES AND SECURITIZATIONS

  In connection with its securitizations, the Company transfers loans originated or purchased by the Company to a trust in exchange for cash and interest-only and residual certificates issued by the trust. The trustee and the monoline insurance company, if any, with respect to such securitization have recourse to the Company with respect to the breach of representations or warranties made by the Company at the time such loans are transferred. In connection with any such breach with respect to any loan, the Company will be required either to (i) purchase such loan from the trust or (ii) substitute such loan with a substantially similar one. While the Company generally has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. Also, the Company has in the past and may in the future engage in bulk whole loan sales pursuant to agreements that generally provide for recourse by the purchaser against the Company in the event of a breach of a representation or warranty made by the Company, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. To the extent the Company purchases loans, the Company generally limits the potential remedies of such purchasers to the potential remedies the Company receives from the persons from whom the Company purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from the Company may be broader than those available to the Company against the sellers of such loans, and should a purchaser enforce its remedies against the Company, the Company may not always be able to enforce whatever remedies the Company may have against such sellers.

  In the ordinary course of its business, the Company is subject to claims made against it by borrowers, and by monoline insurance carriers and trustees in the Company's securitizations, arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of contractual obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions will not be material to the Company's results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON MORTGAGE BROKERS

  The Company depends largely on mortgage brokers, and to a lesser extent, financial institutions and mortgage bankers for its originations and purchases of mortgage loans. The Company's competitors also seek to establish relationships with such mortgage brokers, financial institutions and mortgage bankers, none of whom (other than the Strategic Alliances) is contractually obligated to continue to do business with the Company. The Company's future results may become more exposed to fluctuations in the volume and cost of loans available for purchase or origination resulting from competition from other originators and purchasers of such loans, market conditions and other factors.

LEGISLATIVE OR REGULATORY RISKS

  Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

  The Company's domestic business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of and examinations by the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, and should the Company fail to comply with the Truth-in-Lending Act, borrowers could have their loan transactions rescinded.

  Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

  Several class-action lawsuits have been filed against a number of consumer finance companies alleging that the compensation of mortgage brokers through the payment of yield spread premiums violates various federal and state consumer protection laws. These lawsuits might result in a similar suit being brought against the Company or the publicity generated by such suits might result in legislation that affects the manner in which the Company conducts its relationships with mortgage brokers, either of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, a lawsuit containing similar allegations, but not a class-action claim, has been filed against the Company's subsidiary, National Capital Holdings, Inc. The resolution of such suit in a manner adverse to such subsidiary might have a material adverse effect on such subsidiary's financial condition and results of operations.

CONTROL BY EXISTING SHAREHOLDER; LIMITATIONS IMPOSED

  ICII beneficially owns approximately 47% of the outstanding common stock of the Company. Although the percentage ownership by ICII is less than 50%, ICII will continue to be able to control the election of at least a majority of the members of the Company's Board of Directors and to determine all corporate actions for the foreseeable future. The Company's Board of Directors will independently approve ordinary corporate transactions, including, but not limited to, financing arrangements between the Company and ICII or its affiliates. Under the Company's bylaws, as long as ICII directly owns at least 25% of the Company's outstanding voting stock, the Audit Committee of the Company's Board of Directors (consisting of directors independent of both management and ICII) must independently approve all transactions between the Company and ICII.

COMPETITION

  As a purchaser and originator of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing distribution channels and loan pricing. Furthermore, the current level of gains realized by the Company and its competitors on the sale of the type of loans they originate and purchase is attracting and may continue to attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans.

ENVIRONMENTAL LIABILITIES

  In the course of its business, the Company may acquire real property securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by such properties or that the Company would have adequate remedies against the prior owners or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected real properties either prior to or following any such removal.

DEPENDENCE ON A LIMITED NUMBER OF KEY PERSONNEL

  The Company's growth and development to date have been largely dependent upon the services of Robert W. Howard and Bernard A. Guy, Chief Executive Officer and President of the Company, respectively.

The Company does not have life insurance on any of its key personnel. The Company has entered into employment agreements with Messrs. Howard and Guy. The loss of Messrs. Howard's or Guy's services for any reason could have a material adverse effect on the Company.

FRAUDULENT TRANSFER CONSIDERATIONS

  The obligation of any Subsidiary Guarantor under its guarantee of the Notes may be subject to review under state or federal fraudulent transfer laws in the event of the Subsidiary Guarantor's bankruptcy or other financial difficulty. Under those laws, in a lawsuit by an unpaid creditor or representative of creditors of a Subsidiary Guarantor, such as a trustee in bankruptcy or the Subsidiary Guarantor as debtor in possession, if a court were to find that when the Subsidiary Guarantor entered into its guarantee, it
(a) received less than fair consideration or reasonably equivalent value therefore, and (b) either (i) was insolvent, (ii) was rendered insolvent,
(iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, the court could avoid such Subsidiary Guarantee and the Subsidiary Guarantee and the Subsidiary Guarantor's obligations thereunder, and direct the return of any amounts paid thereunder to the Subsidiary Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors indentified in the foregoing clauses (i) through (iv), the court could avoid a Subsidiary Guarantee and direct such repayment if it found that the Subsidiary Guarantee was entered into with actual intent to hinder, delay, or defraud the Subsidiary Guarantor's creditors.

  To the extent that a Subsidiary Guarantor's obligation under its Subsidiary Guarantee exceeds the actual benefit that it receives from the issuance of the Notes, such Subsidiary Guarantor may be deemed not to have received fair consideration or reasonably equivalent value for its Subsidiary Guarantee. The Indenture will contain a savings clause that will generally limit the obligation of each Subsidiary Guarantor under its guarantee to the maximum amount (if any) of the obligation that the Subsidiary Guarantor could incur without that obligation being subject to avoidance as a fraudulent transfer, taking into account all of the Subsidiary Guarantor's other obligations. There can be no assurance that the savings clause would permit a Subsidiary Guarantee to survive a fraudulent transfer attack, even in a reduced amount. If effective, the savings clause may reduce, perhaps substantially, the obligation of one or more Subsidiary Guarantors under their respective guarantees to an amount less than required to pay the Notes in full. If any Subsidiary Guarantee is avoided or reduced as a result of a fraudulent transfer attack, holders of the Notes would have to look to the assets of the Company and any other Subsidiary Guarantors for payment. There can be no assurance that there would remain sufficient assets to satisfy the claims of the holders of the Notes.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

LACK OF PUBLIC MARKET

  There is no public market for the Notes, and the Company does not intend to list the Notes on any national securities exchange. The Company has been advised by the Underwriters that, following completion of the Offering, they intend to make a market in the Notes; however, they are under no obligation to do so and market-making activities may be discontinued at any time without notice. There can be no assurance as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on a number of factors, including prevailing interest rates, the Company's operating results and markets for similar securities. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. See "Underwriting."

CHANGE OF CONTROL

  The Indenture will provide that upon the occurrence of any Change of Control the Company will be required to make an offer to purchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. Certain future credit or other borrowing agreements may contain similar restrictions. The Company's ability to pay cash to the holders of Notes upon a repurchase may prohibit the Company from purchasing any Note prior to its stated maturity and may provide that certain Change of Control events would constitute a default thereunder. See "Description of Notes--Certain Covenants."

  If a Change of Control were to occur, it is unlikely that the Company would be able to both repurchase all of the Notes and repay all of its obligations under other indebtedness that would become payable upon the occurrence of such Change of Control, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to a Change of Control Offer.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes offered hereby, after deducting underwriting discounts and commissions and estimated expenses payable by the Company are estimated to be approximately $120 million. The Company intends to apply the net proceeds from the Offering in the following manner: (i) to pay down amounts outstanding under certain of the Company's warehouse lines of credit; (ii) to repay the Company's residual financing facility of approximately $30 million, which accrues interest at a rate based on LIBOR plus 2.5% and matures on July 14, 2000, whose proceeds had been used to pay off other lines of credit and for general corporate purposes;
(iii) to fund loan originations and purchases; (iv) to support securitization transactions; (iv) to support Strategic Alliances; (vi) for potential acquisitions of related businesses; and (vii) for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted, to give pro forma effect to the Offering and the anticipated application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein.

                                                         AS OF JUNE 30, 1997
                                                         ---------------------
                                                          ACTUAL   AS ADJUSTED
                                                         --------  -----------
                                                             (DOLLARS IN
                                                              THOUSANDS)
   Short-term debt:
     Borrowings under warehouse lines of credit......... $191,974   $101,974
     Due to affiliates..................................       80         80
                                                         --------   --------
       Total short-term debt............................ $192,054   $102,054(1)
                                                         ========   ========
   Long-term debt:
       % Senior Notes due 2004.......................... $    --    $125,000
     6.75% Convertible Subordinated Notes due 2006......   75,000     75,000
     Notes payable to Strategic Alliances...............    1,288      1,288
     Notes payable......................................    3,268      3,268
                                                         --------   --------
       Total long-term debt............................. $ 79,556   $204,556
                                                         ========   ========
   Shareholders' equity:
     Preferred stock, no par value; 5,000,000 shares
      authorized; none issued and outstanding...........      --         --
     Common Stock, no par value; 50,000,000 shares
      authorized; 20,748,750 shares issued and
      outstanding....................................... $ 53,951   $ 53,951
     Contributed capital................................      248        248
     Translation adjustment.............................      (15)       (15)
     Retained earnings..................................   57,114     57,114
                                                         --------   --------
       Total shareholders' equity.......................  111,298    111,298
                                                         --------   --------
       Total capitalization............................. $382,908   $417,908
                                                         ========   ========

---------------------
(1) Approximately $30 million of the net proceeds of the Offering will be used to repay a residual facility which was not outstanding at June 30, 1997.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected data presented below under the captions "Statements of Earnings Data," "Cash Flow Data" and "Balance Sheet Data" for, and as of each of the years in the four-year period ended December 31, 1996 are derived from the consolidated financial statements of Southern Pacific Funding Corporation and Subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, and the independent auditors report thereon, are included and incorporated by reference elsewhere herein. Such selected consolidated financial data should be read in conjunction with those financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The following selected consolidated statements of earnings and balance sheet data as of June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company and include all adjustments, consisting only of normal recurring accruals, which management considers necessary for a fair presentation of such financial information for those periods. Results for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997 or for any other period within that year.

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                         ----------------------------------------  ----------------------
                           1993      1994      1995       1996        1996        1997
                         --------  --------  --------  ----------  ----------  ----------
STATEMENTS OF EARNINGS
 DATA:
Revenues:
 Gains on sales of
  loans................. $  1,218  $  9,572  $ 16,329  $   55,361  $   18,886  $   61,938
 Interest income........      407     2,136     4,305      13,849       4,971      16,427
 Other income...........      --        --      1,666       4,265       1,901       1,298
                         --------  --------  --------  ----------  ----------  ----------
   Total revenues.......    1,625    11,708    22,300      73,475      25,758      79,663
                         ========  ========  ========  ==========  ==========  ==========
Expenses:
 Interest expense.......      175       886     3,414       7,800       3,365       9,395
 Personnel and
  commission expense....      475     2,156     4,190      10,997       4,105      16,464
 General and
  administrative
  expense...............      239     1,262     2,153       6,599       1,939       9,234
                         --------  --------  --------  ----------  ----------  ----------
   Total expenses.......      889     4,304     9,757      25,396       9,409      35,093
                         --------  --------  --------  ----------  ----------  ----------
Earnings before taxes...      736     7,404    12,543      48,079      16,349      44,570
Income taxes............      305     3,073     5,205      20,447       6,954      18,497
                         --------  --------  --------  ----------  ----------  ----------
Net earnings............ $    431  $  4,331  $  7,338  $   27,632  $    9,395  $   26,073
                         ========  ========  ========  ==========  ==========  ==========
Earnings per share(1):
 Primary................                               $     1.40  $     0.56  $     1.17
 Fully-diluted..........                               $     1.37  $     0.56  $     1.08
Weighted average number
 of shares
 outstanding(1):
 Primary................                               19,804,331  16,772,043  22,272,284
 Fully-diluted..........                               20,511,936  16,772,043  25,423,409
CASH FLOW DATA:
(Used in) provided by
 operating activities... $(17,711) $  1,515  $(85,207) $ (157,701) $  (31,856) $  (31,110)
(Used in) investing
 activities.............      --        (43)     (437)     (8,554)     (1,898)     (6,258)
Provided by (used in)
 financing activities...   17,711    (1,222)   85,394     180,431      35,702      39,446
                         --------  --------  --------  ----------  ----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............ $    --   $    250  $   (250) $   14,176  $    1,948  $    2,078
                         ========  ========  ========  ==========  ==========  ==========
OPERATING DATA:
Mortgage loans
 originated or
 purchased:
 Wholesale Division..... $ 38,642  $183,010  $267,409  $  529,026  $  206,552  $  495,493
 Correspondent Program..    2,914     7,287    21,073     204,799      53,236     164,714
 Consumer Loan
  Division..............      --        --        --        4,553         --       30,082
 Strategic Alliance
  Program...............      --        --        --       51,536         --       66,385
                         --------  --------  --------  ----------  ----------  ----------
   Total................ $ 41,556  $190,297  $288,482  $  789,914  $  259,788  $  756,674
                         ========  ========  ========  ==========  ==========  ==========

                                                  (Continued on following page)

(Continued from previous page)

                                                                 SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,               JUNE 30,
                          -------------------------------------  ------------------
                           1993      1994      1995      1996      1996      1997
                          -------  --------  --------  --------  --------  --------
Average principal
 balance per loan.......  $   127  $    117  $     87  $    110  $    117  $     91
Weighted average
 interest rate:
 Fixed rate.............     10.5%     10.1%     11.8%     11.5%     11.3%     11.8%
 Variable rate(2).......      8.0%      8.8%      9.3%     10.1%      9.7%     10.4%
Combined weighted
 average initial LTV
 ratio..................     67.7%     69.5%     76.1%     73.5%     73.6%     74.0%
Percent of first
 mortgage loans.........     96.4%     98.0%     83.2%     98.9%     98.5%     97.2%
Loan sales:
 Loans sold through
  securitizations.......  $   --   $ 70,173  $164,870  $657,353  $233,000  $754,991
 Whole loan sales.......   23,410   121,362    58,595       --        --     10,006
                          -------  --------  --------  --------  --------  --------
   Total................  $23,410  $191,535  $223,465  $657,353  $233,000  $764,997
                          =======  ========  ========  ========  ========  ========
DELINQUENCY DATA:
Total delinquent loans
 as a percentage of
 loans serviced(3)(4)...     6.90%     0.76%     1.66%     4.41%     2.54%     4.85%
Total loans in
 foreclosure and
 bankruptcy as a
 percentage of loans
 serviced(3)(4).........     0.00%     0.56%     1.81%     2.47%     1.15%     3.87%
Net losses on foreclosed
 loans as a percentage
 of loans serviced......     0.00%     0.00%     0.00%     0.00%     0.00%     0.04%
FINANCIAL RATIOS:
Ratio of earnings to
 fixed charges(5).......     5.20x     9.36x     4.67x     7.13x     5.86x     5.67x
Ratio of indebtedness to
 total capitalization(6)      N/A      73.9%     25.2%     46.9%      2.9%     40.3%

                                   AS OF DECEMBER 31,      AS OF JUNE 30, 1997
                                ------------------------- ----------------------
                                                                     PRO FORMA
                                 1994     1995     1996    ACTUAL  (AS ADJUSTED)
                                ------- -------- -------- -------- -------------
BALANCE SHEET DATA:
Loans held for sale...........  $16,727 $ 80,264 $223,059 $225,643   $225,643
Interest-only and residual
 certificates.................    4,234   22,469   87,017  172,664    172,664
Total assets..................   21,296  117,215  340,377  442,180    447,180
Borrowings under warehouse
 lines of credit..............      --    96,130  152,680  191,974    101,974
  % Senior Notes due 2004.....      --       --       --       --     125,000
Convertible subordinated notes
 .............................      --       --    75,000   75,000     75,000
Notes payable to strategic
 alliances....................      --       --       --     1,288      1,258
Notes payable.................      --       --       --     3,268      3,268
Total liabilities.............   15,745  104,326  255,228  330,801    365,801
Shareholders' equity..........    5,551   12,889   85,086  111,298    111,298

---------------------
(1) For an explanation of the weighted average number of shares outstanding used to compute pro forma earnings per share, see Note 3 of the Notes to the consolidated financial statements included herein. Fully-diluted earnings per share include interest accrued on convertible subordinated notes.

(2) Variable rates are based on rate at origination.

(3) Excludes loans in foreclosure.

(4) For the year ended December 31, 1996 and the six months ended June 30, 1997, excludes loans in bankruptcy.

(5) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes; fixed charges consist of interest expense and amortization of bond issuance costs.

(6) Represents the ratio of (i) total debt, exclusive of warehouse financing, to (ii) the sum of total shareholders' equity and total debt, exclusive of warehouse financing.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

 OVERVIEW

  The Company is engaged in the business of originating, purchasing and selling mortgage loans secured primarily by one-to-four family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for mortgage refinancing, home purchase, debt consolidation, home improvements and educational expenditures. The Company has experienced significant growth in loan production primarily due to geographic expansion, further penetration into established markets and the addition of new loan production sources. As a result, the Company has experienced dramatic increases in loan originations and purchases, revenues and results of operations.

 OPERATING CASH FLOW

  Although the Company has recognized significant increases in revenues and profitability, it has operated and continues to operate on a negative cash flow basis. The Company attributes this negative cash flow to three primary factors: the timing of cash received in the gain on sale of loans in securitizations; points or premiums paid by the Company to acquire loans; and operating and administrative expenses associated with the Company's expansion.

  The Company's primary source of revenue is the recognition of gains from the sale of its loans through securitizations. In a securitization, the Company recognizes a gain on sale at the time the loans are sold, but receives corresponding cash flows, represented by Excess Spread, over the actual life of loans. The Excess Spread represents the difference between all principal and interest received from the loans sold and (i) all principal and interest required to be passed through to the asset-backed bond investors, (ii) all servicing fees and (iii) other recurring fees. At the time of the securitization, the Company capitalizes the Excess Spread, based upon certain prepayment and loan loss assumptions and a discount rate that the Company believes is consistent with what market participants would use for similar financial instruments. The capitalized assets are recorded on the Company's balance sheet as interest-only and residual certificates. A gain or loss is recorded on the income statement equal to the value of the interest-only and residual certificates created by the securitization in excess of the cost basis of the loans and transaction and hedging expenses.

  Prior to the time the Company begins to receive cash flows from the Excess Spread, a reserve position is created within each securitization trust which uses cash flows from the Excess Spread to retire a portion of the asset-backed bonds until the spread between the outstanding principal balance of the mortgage loans in the securitization trust and the asset-backed bonds equals the lesser of two to four percent of the initial securitization bond debt principal balance or four to six percent of the remaining principal balance (known as the "overcollateralization requirement"). The cash flow generated by the Excess Spread is first used to fund the amount of reserves required to credit-enhance each securitization. Typically, the overcollateralization requirement is fully funded eight to 12 months from the date of securitization, although this period may be shorter or longer subject to the structure and performance of the loans in the securitization. Subsequent to funding the overcollateralization requirement, the Excess Spread is received directly by the Company. Over time, the Company will also receive the overcollateralization requirement depending upon the structure and performance of the mortgage loans in each securitization.

  In connection with the origination or purchase of loans, the Company may either receive or pay origination fees. These fees, referred to as "points" or "premiums" in the mortgage industry, are dependent on the source of loan production and typically correspond to the amount of further processing required for a loan to be funded and are determined as a percentage of the loan amount. The Company can receive up to 8% in origination fees for retail loan originations, and may pay up to 7% for loans purchased through the Correspondent Program and Strategic Alliance Program. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company's direct costs to originate or purchase loans, net of origination fees collected, were approximately 1.6% and 2.4%, respectively. The premiums paid to acquire loans are reflected in the income statement as a reduction in the amount of gain recognized from the sale of the loans.

  The table below summarizes certain of the Company's sources and uses of cash in its operating activities and is not intended to represent cash flows from operating activities in accordance with generally accepted accounting principles.

                                          FOR THE THREE MONTHS ENDED
                                 ----------------------------------------------
                                 SEPTEMBER 30, DECEMBER 31, MARCH 31,  JUNE 30,
                                     1996          1996       1997       1997
                                 ------------- ------------ ---------  --------
                                            (DOLLARS IN THOUSANDS)
Operating cash sources:
  Interest income...............    $ 2,504      $  2,407   $  5,060   $  5,082
  Cash from securitization
   trusts.......................        563           492      3,238      5,278
  Other income..................        643           416        186      1,539
                                    -------      --------   --------   --------
  Total operating cash sources..      3,710         3,315      8,484     11,899
Operating cash uses:
  Interest on warehouse
   borrowings...................      1,345         1,981      1,859      3,514
  Interest on other borrowings..        --            --         --       2,138
  Personnel and commissions
   expense......................      3,108         4,471      6,159      8,825
  General and administrative
   expense......................      3,420         2,242      4,523      5,459
  Securitization expenses.......      1,838         2,172      1,787      2,538
  Taxes paid....................        --            --       3,890      1,208
                                    -------      --------   --------   --------
  Total operating cash uses.....      9,711        10,866     18,218     23,682
                                    -------      --------   --------   --------
Net operating cash used.........     (6,001)       (7,551)    (9,734)   (11,783)
Premiums paid for loan
 originations and purchases.....     (3,382)       (5,073)    (8,427)    (9,102)
                                    -------      --------   --------   --------
  Adjusted net operating cash
   used.........................    $(9,383)     $(12,624)  $(18,161)  $(20,885)
                                    =======      ========   ========   ========
Reconciliation to net earnings
 for non-cash items:
  Gross gain on sale of loans...    $20,465      $ 28,475   $ 35,183   $ 40,968
  Reserve for pool buyouts......        --            --         --      (2,550)
  Non-cash tax expenses.........     (6,075)       (7,417)    (5,085)    (8,313)
  Other non-cash items..........      3,212         1,584        711      4,205
                                    -------      --------   --------   --------
Net earnings....................    $ 8,219      $ 10,018   $ 12,648   $ 13,425
                                    =======      ========   ========   ========

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1996

  Total revenues increased $53.9 million or 208.9% to $79.7 million for the six months ended June 30, 1997 from $25.8 million for the six months ended June 30, 1996. During the same period, the Company's total expenses increased $25.7 million or 273.4% to $35.1 million for the six months ended June 30, 1997 from $9.4 million for the six months ended June 30, 1996. As a result, the Company's earnings increased $16.7 million or 177.7% to $26.1 million in the six months ended June 30, 1997 from $9.4 million in the six months ended June 30, 1996.

  The increase in revenues was primarily the result of increased gain on sale of loans and increased interest income due to higher loan originations and securitizations. Gains on sales of loans increased $43.0 million or 227.5% to $61.9 million in the six months ended June 30, 1997 from $18.9 million in the six months ended June 30, 1996. This increase was primarily the result of higher loan origination and purchase volume, which resulted in a higher level of loan securitizations. In the six months ended June 30, 1997, Wholesale Division loan originations increased $288.9 million or 139.8% to $495.5 million compared to $206.6 million in the comparable period in 1996, Correspondent Program purchases of loans increased $111.5 million or 209.6% to $164.7 million in the six months ended June 30, 1997 compared to $53.2 million in the comparable period in 1996, Consumer Loan Division loan originations increased to $30.1 million in the six months ended June 30, 1997 from $0.0 million in the comparable period in 1996, Strategic Alliance loan originations increased to $66.4 million in the six months ended June 30, 1997 from $0.0 million in the comparable period in 1996 and conforming loan originations increased to $15.9 million in the six months ended June 30, 1997 from $0.0 million in the comparable period in 1996. As a result, total non-conforming and conforming loan originations and purchases increased $512.8 million or 197.4% to $772.6 million in the six months ended June 30, 1997 from $259.8 million in the comparable period in 1996. Total loans of $755.0 million were securitized in the six months ended June 30, 1997 compared to $233.0 million of loans sold or securitized during the comparable period in 1996, with a weighted average net gain on securitization of 8.42% and 9.27%, respectively.

  Interest income increased $11.4 million or 228.0% to $16.4 million in the six months ended June 30, 1997 from $5.0 million in the comparable period in 1996. The increase in interest income was primarily due to a higher average balance of loans held for sale in 1997 resulting from the increased loan origination and purchase volume during such period.

  Securities valuation and other income decreased $0.6 million or 31.6% to $1.3 million in the six months ended June 30, 1997 from $1.9 million in the six months ended June 30, 1996. The decrease was primarily the result of a $0.3 million decrease in securities valuation adjustments on interest-only and residual certificates, a $2.6 million adjustment to anticipated recourse liability, and a $2.3 million increase in miscellaneous income.

  Interest expense increased $6.0 million or 176.5% to $9.4 million in the six months ended June 30, 1997 from $3.4 million in the six months ended June 30, 1996. The increase in interest expense was attributable to the interest costs associated with higher borrowings due to a higher balance of loans held pending sale during 1997 resulting from increased loan origination and purchase volume during the period.

  Personnel and commission expense increased $12.4 million or 302.4% to $16.5 million in the six months ended June 30,1997 from $4.1 million in the comparable period in 1996. The increase in personnel and commission expenses was primarily due to new acquisitions and increased staffing levels related to the Wholesale Division's growth and increased loan originations. As of June 30, 1997 the Company operated 23 regional branch centers and satellite offices and employed 927 persons as compared to 13 regional branch centers and 175 employees as of June 30, 1996.

  General and administrative expense, which consists primarily of occupancy, supplies and other expenses, increased $7.3 million or 384.2% to $9.2 million in the six months ended June 30, 1997 from $1.9 million in the comparable period in 1996. The increase in general and administrative expense was primarily due to new acquisitions and expenses incurred in association with the increase in the number of regional branch centers and satellite offices to 23 as of June 30, 1997 from 13 as of June 30, 1996 and increased loan origination and purchase volume.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Total revenues increased $51.2 million or 229% to $73.5 million in 1996 from $22.3 million in 1995. During the same period, the Company's total expenses increased $15.6 million or 159% to $25.4 million from $9.8 million. As a result, the Company's net earnings increased $20.3 million or 278% to $27.6 million in 1996 from $7.3 million in 1995.

  The increase in revenues was primarily the result of increased gain on sale of loans and increased interest income due to higher loan originations and securitizations. Gains on sales of loans increased $39.1 million or 239.9% to $55.4 million in 1996 from $16.3 million in 1995. This increase was primarily the result of higher loan origination and purchase volume as well as a higher volume of loans at the beginning of the period which resulted in a higher level of loan securitization. In 1996, Wholesale Division loan originations increased $261.6 million or 97.8% to $529.0 million compared to $267.4 million in the comparable period in 1995, correspondent purchases of loans increased $183.7 million or 871% to $204.8 million in 1996 compared to $21.1 million in the comparable period in 1995, Consumer Loan Division loan originations increased to $4.6 million in 1996 from $0 in 1995, and Strategic Alliance loan originations increased to $51.5 million in 1996 from $0 in 1995. As a result, total loan originations and purchases increased $501.4 million or 174% to $789.9 million in 1996 from $288.5 million in the comparable period in 1995. Total loans of $657.4 million were securitized in 1996 compared to $223.5 million of loans sold or securitized during the comparable period in 1995, with a weighted average gain on securitization of 8.4% in both years.

  Interest income increased $9.5 million or 220.9% to $13.8 million in 1996 from $4.3 million in 1995. The increase in interest income was primarily due to a higher average balance of loans held for sale in 1996 resulting from the increased loan origination and purchase volume during such period, and a higher balance of loans held for sale at the beginning of such period as compared to the corresponding period in 1995.

  Securities valuation and other income increased $2.6 million or 152.9% to $4.3 million in 1996 from $1.7 million in 1995. The increase was primarily the result of a $1.5 million or 92% increase in securities valuation adjustments on interest-only and residual certificates to $3.2 million in 1996 from $1.7 million in 1995.

  Total expenses increased $15.6 million or 159.2% to $25.4 million in 1996 from $9.8 million in 1995. The increase in expenses was primarily the result of additional personnel and commission expenses, increases in interest expense on loans held for sale, and higher operating expenses related to increased loan origination and purchase volume in 1996 compared to 1995.

  Interest expense increased $4.4 million or 129.4% to $7.8 million in 1996 from $3.4 million in 1995. The increase in interest expense was attributable to the interest costs associated with a higher balance of loans held pending sale during 1996 resulting from increased loan origination and purchase volume during the year.

  Personnel and commission expense increased $6.8 million or 161.9% to $11.0 million in 1996 from $4.2 million in 1995. The increase in personnel and commission expenses was primarily due to increases staffing levels related to the Wholesale Division's growth and increased loan originations. As of December 31, 1996, the Company operated 14 regional branch centers and employed 370 persons as compared to 8 regional branch centers and 104 employees as of December 31, 1995. In addition, the Company started the Consumer Loan Division which employed 45 persons as of December 31, 1996.

  General and administrative expense, which consists primarily of occupancy, supplies and other expenses, increased $4.4 million or 200% to $6.6 million in 1996 from $2.2 million in 1995. The increase in general and administrative expense was primarily due to expenses incurred in association with the increase in the number of regional branch centers to 14 in 1996 from 8 in 1995 and increased loan origination and purchase volume.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Total revenues increased $10.6 million or 90.6% to $22.3 million in 1995 from $11.7 million in 1994. During the same period, the Company's total expenses increased $5.5 million or 128% to $9.8 million from $4.3 million. As a result, the Company's net earnings increased $3.0 million or 69.8% to $7.3 million in 1995 from $4.3 million in 1994.

  The increase in revenues was primarily the result of increased loan sales and greater loan originations resulting from the expansion of the Company's Wholesale Division.

  Gains on sales of loans increased $6.7 million or 69.8% to $16.3 million in 1995 from $9.6 million in 1994. This increase was primarily the result of higher loan origination and purchase volume which resulted in a higher level of loan sales. During 1995, loan originations increased $84.4 million or 46% to $267.4 million compared to $183.0 million in 1994. In addition, the Company acquired $21.1 million in bulk purchases of loans in 1995 compared to $7.3 million in 1994. Total loan originations and purchases increased $98.2 million or 52% to $288.5 million in 1995 from $190.3 million in 1994. Total loans of $223.5 million were sold or securitized in 1995 compared to $191.5 million during the comparable period in 1994, with a weighted average gain on securitization of 8.4% in both years. Included in the gains on sales of loans in 1994 was $0.8 million on the gain on sale of the servicing of loans. No such gain was recorded in 1995.

  Interest income increased $2.2 million or 105% to $4.3 million in 1995 from $2.1 million in 1994. The increase in interest income was primarily due to a higher average balance of loans held for sale during 1995 resulting from the increased loan origination and purchase volume and a longer holding period for such loans resulting from regular quarterly securitizations. Interest income also increased as a result of higher weighted average interest rates on loans held in 1995 as compared to 1994, due in large part to the initiation of originations and purchases of second mortgages.

  Securities valuation and other income increased $1.7 million in 1995 from $0 million in 1994.

  Total expenses increased $5.5 million or 128% to $9.8 million in 1995 from $4.3 million in 1994. The increase in expenses was primarily the result of increased interest expense on loans held for sale, additional personnel for the Wholesale Division, added selling expenses and higher operating expenses related to increased loan origination and purchase volume in 1995 as compared to 1994.

  Interest expense increased $2.5 million or 278% to $3.4 million in 1995 from $0.9 million in 1994. The increase in interest expense was attributable to the interest costs associated with a higher balance of loans held pending sale in 1995 resulting from increased loan origination and purchase volume during the year as well as a longer holding period for such loans resulting from regular quarterly securitizations.

  Personnel and commission expense increased $2.1 million or 100% to $4.2 million in 1995 from $2.1 million in 1994. The increase in personnel and commission expense was primarily due to increased staffing levels related to the Wholesale Division's growth and increased loan originations. As of December 31, 1995, the Company operated eight regional branch centers and employed 104 persons as compared to operating five regional branch centers and employing 61 persons as of December 31, 1994.

  General and administrative expense, which consists primarily of occupancy, supplies and other expenses, increased $0.9 million or 69% to $2.2 million in 1995 from $1.3 million in 1994. The increase in general and administrative expense was primarily due to expenses incurred in association with the growth of the Wholesale Division and increased loan origination and purchase volume. Had the Company exclusively used its current independent loan servicer in 1995 and 1994, its general and administrative expenses would have been higher by approximately $234,000 and $120,000, respectively.

FINANCIAL CONDITION

 JUNE 30, 1997 COMPARED TO DECEMBER 31, 1996

  Loans held for sale increased $2.5 million or 1.1% to $225.6 million at June 30, 1997 from $223.1 million at December 31, 1996. The increase in loans held for sale resulted from increased residential loan originations and purchases of $756.7 million and increased commercial loan originations of $21.0 million. This was offset by higher sales into securitizations of $755.0 million and whole loan sales of $10.0 million, in addition to approximately $10.2 million in adjustments and decreases to FASB 91 assets.

  Interest-only and residual certificates increased $85.7 million or 98.5% to $172.7 million at June 30, 1997 from $87.0 million at December 31, 1996. The increase is primarily attributable to securitizations, which increased the interest-only and residual certificate assets by $83.4 million during the six months ended June 30, 1997. The discounted recourse liability was retroactively reclassified as a contra-asset to interest-only and residual certificates to comply with SFAS 125, for each of the years ended December 31, 1994, 1995 and 1996.

  Accrued interest receivable increased $0.7 million or 21.9% to $3.9 million at June 30, 1997 from $3.2 million at December 31, 1996. This increase primarily reflects the increased loan production during the six months ended June 30, 1997.

  Premises and equipment, net, increased $2.7 million or 90.0% to $5.7 million at June 30, 1997 from $3.0 million at December 31, 1996. This growth reflects the Company's acquisitions as well as increased computer and office equipment purchased for the addition of new regional branch centers during the six months ended June 30, 1997.

  Goodwill increased $2.7 million or 57.4% to $7.4 million at June 30, 1997 from $4.7 million at December 31, 1996. This growth reflects the Company's acquisitions.

  Other assets increased $0.5 million or 9.6% to $5.7 million at June 30, 1997 from $5.2 million at December 31, 1996. Other assets represent prepaid expenses, accounts receivable and bond issuance costs.

  Borrowings under warehouse lines of credit increased $39.3 million or 25.7% to $192.0 million at June 30, 1997 from $152.7 million at December 31, 1996, reflecting an increase in loan production over loan securitizations and sales of $7.0 million and increased use of cash for operations of $31.7 million.

  Deferred tax liability increased $17.3 million or 94.0% to $35.7 million at June 30, 1997 from $18.4 million at December 31, 1996. This increase is the result of the deferral of non-cash gains resulting from the sale of loans through securitizations during the six months ended June 30, 1997.

  Shareholders' equity increased $26.2 million or 30.8% to $111.3 million at June 30, 1997 from $85.1 million at December 31, 1996, due to net income for the six months ended June 30, 1997 of $26.1 million and the issuance of common stock under the Employee Stock Option Plan.

 DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

  Loans held for sale increased $142.8 million or 177.8% to $223.1 million in 1996 from $80.3 million in 1995. The increase in loans held for sale was due to the fact that the Company originated and purchased $789.9 million of loans compared to loan securitizations of $657.4 million. Originations increased 173.8% primarily as a result of the Company's geographic expansion and further penetration into established markets.

  Loans held under repurchase agreements decreased to $0 in 1996 from $12.8 million in 1995. During the second quarter of 1996, the Company canceled its agreement to acquire certain mortgage loans under a master repurchase agreement with a financial institution.

  Interest-only and residual certificates increased $64.5 million, or 286.7%, to $87.0 million in 1996 from $22.5 million in 1995. This increase is the result of four securitizations occurring in 1996 of $657.4 million.

  Accrued interest receivable increased $2.2 million or 220% to $3.2 million in 1996 from $1.0 million in 1995. This increase was primarily due to a 178% increase in loans held for sale to $223.1 million in 1996 from $80.3 million from $80.3 million in 1995.

  Premises and equipment, net increased $2.6 million or 650% to $3.0 million in 1996 from $0.4 million in 1995. This growth was the result of an expansion of regional branch centers to 14 in 1996 from eight in 1995 and an increase in employees to 370 persons in 1996 from 104 persons in 1995.

  Goodwill increased to $4.7 million in 1996 from $0 in 1995. This increase reflects the acquisition in 1996 of National Capital Funding, Inc.

  Other assets increased $4.9 million or 1,633% to $5.2 million in 1996 from $0.3 million in 1995. Other assets represents prepaid expenses, accounts receivable and bond issuance costs. The increase is primarily due to the capitalization of bond issuance costs of $2.8 million relating to the November, 1996 issuance of $75 million of convertible subordinated notes and increased prepaid expenses relating to the final securitization of 1996.

  Borrowings under warehouse lines of credit increased $56.6 million or 59% to $152.7 million in 1996 from $96.1 million in 1995. The increase in borrowings is primarily the result of funding required for a greater amount of loans held for sale.

  Deferred tax liability increased $18.4 million, or 100%, to $18.4 million in 1996 from $0 in 1995. This increase is the result of the deferral of non-cash gains resulting from the sale of loans through securitizations during the year ended December 31, 1996.

  Convertible subordinated notes increased $75 million from $0 in 1995. In November 1996, the Company issued $75 of million convertible subordinated notes, due October 2006.

  Due to affiliates decreased $1.5 million or 94% to $80,166 in 1996 from $1.6 million in 1995. The decrease reflects repayment of borrowings from ICII from proceeds of the Company's initial public offering.

  Other liabilities increased $5.8 million or 181% to $9.0 million in 1996 from $3.2 million in 1995. This increase resulted primarily from current taxes payable and interest payable on warehouse lines and convertible subordinated notes.

  Shareholders' equity increased $72.2 million or 560% to $85.1 million in 1996 from $12.9 million in 1995, due to net income for the year of $27.6 million. In addition, the Company received proceeds of $53.8 million from the issuance and sale of common stock.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity. The Company anticipates that it will continue operating on a negative cash flow basis as long as it continues to sell loans through securitizations and it continues to retain interest-only and residual certificates in the loans sold. During the years ended December 31, 1994, 1995, 1996 and the six months ended June 30, 1997, the Company generated
(used) cash in operations of approximately $1.5 million, $(85.2) million, $(157.7) million and $(31.1) million, respectively. The Company funds these cash requirements primarily through capital market transactions, working capital, warehouse and residual financings as well as whole loan sales and securitizations.

  The Company relies in part upon short-term warehouse facilities to fund loan originations and purchases. In November 1995, the Company entered into a warehouse and purchase facility (the "First Facility") and in October 1996, a second warehouse facility (the "Second Facility"). Under these facilities, the Company has available $600 million warehouse lines of credit secured by the loans the Company originates and purchases. The $200 million First Facility expires October 24, 1997. The $400 million Second Facility expires February 5, 1998. The Company is required to comply with various operating and financial covenants as defined in the agreements governing the facilities. Such covenants include restrictions on
(i) changes in the Company's business that would materially and adversely affect the Company's ability to perform its obligations under the facilities,
(ii) selling any asset other than in the ordinary course of business, (iii) guaranteeing the debt obligations of any other entity, (iv) the use of proceeds from such facilities, including delivery standards, LTV and product mix and (v) the Company's minimum net worth, debt to net worth ratio, profitability and minimum borrowing base requirements. The continued availability of funds provided to the Company under the facilities is subject to the Company's continued compliance with the operating and financial covenants contained in such agreements.

  The Company also has a $100 million, 364 day warehouse facility to finance first mortgage loans and high LTV second mortgage loans. The Company plans on utilizing this line during the third quarter of 1997. This facility has covenant and operating requirements similar to the Company's other warehouse facilities and expires August 21, 1998.

  Subsequent to June 30, 1997, the Company entered into a residual financing facility of $30.0 million that allows the Company to obtain debt secured by interest-only and residual certificates. The Company has drawn upon approximately $30 million of this facility. The Company expects to use a portion of the proceeds of the Offering to repay this facility and expects that the facility will be terminated.

  Prior to January 1, 1994, the Company sold its loans to institutional purchasers in whole loan transactions. In March 1994, the Company completed its first securitization of loans for $44.5 million. From March 1994 and during each of the quarters thereafter through the quarter ended June 30, 1997, the Company securitized loans in the aggregate principal amount of $1.6 billion. The Company expects to continue to depend on its ability to securitize loans in the secondary market. Several factors affect the Company's ability to complete securitizations of its loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the Company's portfolio of loans and the Company's ability to obtain credit enhancement. Adverse changes in such factors may affect the Company's results of operations, financial condition and ability to generate sufficient cash flows needed to continue originating and purchasing loans at increased levels.

  The Company had cash and cash equivalents of approximately $16.3 million at June 30, 1997. The Company believes that its current cash position, including the net proceeds of the Offering and borrowings available under its current warehouse facilities and anticipated refinancings thereof will be sufficient to fund the Company's liquidity requirements for approximately 12 months. The Company has no commitments for additional bank borrowings or additional debt or equity financings, including the refinancing of its warehouse facilities, and there can be no assurance that the Company will be successful in consummating any such financing transaction or, if consummated whether such refinancings will be on terms the Company would consider to be favorable.

ACCOUNTING CONSIDERATIONS

  In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

  SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interest in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishment of liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively.

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". This Statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This Statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. At this time the Company has determined that this Statement will have no significant impact on the financial position or results of operations for 1997.

  In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". This Statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. At this time the Company has determined that this Statement will have no significant impact on the financial position or results of operations for 1997.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time the Company has determined that this Statement will have no significant impact on the financial position or results of operations for 1997.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. At this time the Company has determined that this Statement will have no significant impact on the financial position or results of operations for 1997.

                                   BUSINESS

GENERAL

  Southern Pacific Funding Corporation is a specialty finance company engaged in the business of originating, purchasing and selling non-conforming mortgage loans secured primarily by one-to-four family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for purposes such as mortgage refinancing, home purchase, debt consolidation, home improvements and educational expenditures. The Company focuses primarily on lending to individuals who have significant equity in the value of their homes but have impaired or limited credit histories. As a result, the Company's customers are less likely to qualify for loans from conventional mortgage lenders and generally pay higher interest rates than interest rates charged by conventional mortgage lenders.

  The Company's origination strategy is to develop and maintain diversified production channels that enable the Company to originate and purchase loans on a consistent, low cost basis. The Company's total direct costs of production, which include premiums paid on all loans originated or purchased, net of origination fees collected, for the year ended December 31, 1996 and the six months ended June 30, 1997 were 1.6% and 2.4%, respectively of loans produced. The Company originates or purchases loans in all 50 states and the District of Columbia through its Wholesale Division, Correspondent Program, Strategic Alliance Program and Consumer Loan Division.

  The Wholesale Division originates a majority of the Company's loans. The Wholesale Division consists of approximately 125 account executives located in 23 regional branch centers. These account executives have established relationships with, and market directly to, licensed independent mortgage brokers. Independent mortgage brokers identify potential borrowers, assist borrowers in completing loan applications and submit such loan applications and other documents to the Company for underwriting review and credit decision. All loans funded by the Wholesale Division are underwritten to the Company's guidelines. In most cases, the Company conditionally approves loans submitted by an independent mortgage broker within 24 hours from receipt of the loan application and funds loans within 21 days after approval. The Company believes its competitive strength in maintaining and expanding independent mortgage broker relationships is attributable to its ability to provide quality service, including responsive execution and funding of loans, as well as offering a broad range of loan products to applicants. The Wholesale Division originated $267.4 million, $529.0 million and $495.5 million of mortgage loans during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 92.7%, 67.0% and 65.5% of the Company's total loan originations and purchases during the respective periods.

  The Company purchases closed loans through its Correspondent Program. Loans purchased through the Correspondent Program are complete loan packages that have been underwritten and funded by approved mortgage bankers or financial institutions. The Company reunderwrites each loan submitted in the loan portfolio to ensure that all loans comply with the Company's underwriting guidelines. As part of the reunderwriting process, the Company's underwriters review the appraisal and the applicant's creditworthiness and ensure that all necessary compliance and disclosure documentation is included in the loan package. Loans that do not meet the Company's underwriting guidelines are not purchased. Through the Correspondent Program, the Company purchased $21.1 million, $204.8 million and $164.7 million of mortgage loans during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 7.3%, 25.9% and 21.8% of the Company's total loan originations and purchases during the respective periods.

  The Company also purchases loans through its Strategic Alliance Program. Through the Strategic Alliance Program, the Company obtains a committed source of loan production from select mortgage lenders who form Strategic Alliances with the Company. To date, the Company has entered into Strategic Alliances with four mortgage lenders. The Strategic Alliance Program generally permits the Strategic Alliance to obtain financing support from the Company and to securitize its qualifying loan production with the Company's loan production. In return, the Company receives interest and fee income, warrants to acquire an equity interest in the Strategic

Alliance and the right to acquire all of the Strategic Alliance's qualifying non-conforming loan production. In addition, the Strategic Alliance Program provides the Company with access to a broader network of independent mortgage broker relationships. The Company reunderwrites all loans submitted by each Strategic Alliance for an initial period, generally 60 to 90 days. After the initial period, the Strategic Alliance's loans are monitored through the Company's quality control process. Through the Strategic Alliance Program, the Company purchased $51.5 million and $66.4 million of mortgage loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 6.5% and 8.8% of the Company's total loan originations and purchases during the respective periods.

  The Consumer Loan Division was recently formed to broaden the Company's loan products to include second mortgage loans. The Consumer Loan Division offers second mortgage loans to credit-impaired borrowers and high LTV loans to borrowers with better credit than the Company's average non-conforming borrower. The Consumer Loan Division originates loans by marketing directly to potential borrowers using direct mail advertising, telemarketing and radio advertising. The Consumer Loan Division also originates loans through independent mortgage brokers. The Consumer Loan Division currently has retail offices in Ontario and Newport Beach, California, and is scheduled to open three additional offices by the end of 1997. All loans originated by the Consumer Loan Division are underwritten and processed through its dedicated underwriting department. Traditional non-conforming second mortgage loans are underwritten to substantially the same underwriting criteria as the Wholesale Division's product while applicants for high LTV loans are underwritten to criteria primarily based on a credit scoring system developed by Fair, Issacs & Company. The Consumer Loan Division originated $4.5 million and $30.1 million of loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 0.6% and 3.9% of the Company's total loan originations and purchases during the respective periods.

  The Company sells the majority of its originated and purchased loans in the secondary market through public securitizations in order to enhance profitability, improve liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on sale at the time the loans are sold, but receives cash flows in the form of Excess Spread over the actual life of such loans. This Excess Spread represents the difference between all principal and interest received from the loans sold and (i) all principal and interest required to be passed through to the asset-backed bond investors, (ii) all servicing fees and (iii) other recurring fees. At the time of the securitization, the Company capitalizes the Excess Spread, based upon certain prepayment and loan loss assumptions and a discount rate that the Company believes is consistent with what market participants would use for similar financial instruments. The capitalized assets are recorded on the Company's balance sheet as interest-only and residual certificates. A gain or loss is recorded in the statement of earnings equal to the value of the interest-only and residual certificates created by the securitization in excess of the cost basis of the loans and transaction and hedging expenses. The cashflow generated by the Excess Spread is first used to fund the amount of reserves required to credit-enhance each securitization. Typically, the overcollateralization requirement is fully funded 8 to 12 months from the date of securitization, although this period may be shorter or longer subject to the structure and performance of the loans in the securitization. Subsequent to funding the overcollateralization requirement, the Excess Spread is received directly by the Company. Over time, the Company will also receive the overcollateralization requirement depending upon the structure and performance of the mortgage loans on each securitization. During the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the Company securitized $164.9 million, $657.4 million and $755.0 million of mortgage loans, respectively.

  The Company obtains the servicing rights on all loans it originates or purchases. The Company currently outsources substantially all its loan servicing operations to the Servicer, which the Company believes is the largest third-party servicer of non-conforming home equity loans. The Company believes that by outsourcing substantially all of its loan servicing, it is able to benefit from the Servicer's experience in servicing non-conforming mortgage loans, its comprehensive reporting capabilities, and the cost efficiencies related to having large amounts of loans serviced by the Servicer. Through its relationship with the Servicer, the Company is able to reduce the overhead, administrative and other fixed costs associated with servicing loans. As of June 30, 1997, the Servicer serviced $1.6 billion principal amount of loans originated or purchased by the Company (inclusive of securitized loans for which the Company has ongoing risk of loss). The Company periodically examines other possible servicing alternatives, including other third party servicers and the costs associated with establishing its own servicing operations to service the loans it originates and purchases.

BUSINESS STRATEGY

  Emphasize Low Cost Originations. The Company's origination strategy is to develop and maintain diversified production channels that enable the Company to originate or purchase mortgage loans on a consistent, low cost basis. The Company's total direct costs of production include premiums paid to originate or purchase loans, net of origination fees collected. The Company believes by focusing its loan origination growth through its Wholesale Division and its Consumer Loan Division, it will be able to reduce its overall costs of loan production. In addition, the Company emphasizes a disciplined overhead cost control structure to benefit from economies of scale while supporting the growth of the Company.

  Emphasize Strong Underwriting Policies and Procedures. The Company's underwriters use underwriting standards developed by the Company that emphasize both credit quality of the borrower and the collateral value of real estate. All loans originated or purchased by the Company are underwritten or re-underwritten, undergo an appraisal review by the Company's underwriters and are subject to further review from the Company's quality control personnel. The Company monitors the performance of the loans it originates and purchases with a view towards modifying underwriting procedures as appropriate.

  Further Development and Expansion of Production Channels. The Company seeks to increase loan originations and purchases through the development of additional new branches for its Wholesale Division and its Consumer Loan Division. This development will occur by opening new offices and the acquisition of branch mortgage operations. The Company also seeks to expand the Wholesale Division's loan originations by establishing new independent mortgage broker relationships in both existing and new markets.

  Maximize Liquidity and Diversify Funding Sources. The Company intends to continue to expand and diversify its short-term funding sources in order to improve cash flow by seeking higher advance rates for both its warehouse and residual financing facilities. In addition, the Company intends to improve its liquidity and financial condition through optimizing securitization structures as well as through the monetization of certain assets. The Company's asset monetization alternatives include whole loan sales, sales of interest-only strips, and financing and securitization of interest-only and residual certificates. The Company continues to seek improved cash flow received from securitizations through new securitization structures, such as a Senior/Sub Structure, that enables the Company to receive cash flow from a securitization faster than traditional monoline-insured credit-enhanced structures.

  Continue to Enhance Corporate and Operating Infrastructure. The Company regularly invests in additional personnel, systems and infrastructure to support its growth in originations and profitability. The Company has fortified its senior management team with the hiring of Peter F. Makowiecki as Chief Financial Officer, with over 14 years of financing experience in mortgage lending, and John D. Horak as Chief Credit Officer, with over 20 years of experience in developing and enhancing credit management, underwriting and quality control infrastructures for mortgage lending institutions. The Company continues to invest in its information and operating systems. The Company has modified its loan processing and underwriting platform to support its geographic expansion and product diversification. The Company has also upgraded its secondary marketing and financial accounting systems to provide additional analytical and monitoring support as to the profitability and performance of each branch, division and production channel.

LOAN ORIGINATIONS AND PURCHASES

 OVERVIEW

  The Company primarily originates and purchases non-conforming home equity loans which are typically secured by a first mortgage on the borrower's residence. The majority of the Company's loans are made to borrowers who use the loan proceeds for purposes such as mortgage refinancing, home purchase, debt consolidation, home improvements and educational expenditures. The Company focuses primarily on lending to individuals who have significant equity in the value of their homes but have impaired or limited credit histories. As a result, the Company's customers are less likely to qualify for loans from conventional mortgage lenders and generally pay higher interest rates than interest rates charged by conventional mortgage lenders. The Company originates or purchases loans in all 50 states and the District of Columbia through its Wholesale Division, Correspondent Program, Strategic Alliance Program and Consumer Loan Division.

  The Company offers a wide range of loan products to meet the needs of borrowers with varying credit profiles and borrowing needs. The Company's loan products include fixed rate first mortgage loans, variable rate first mortgage loans, fixed rate second mortgage loans and variations thereof. Historically, the majority of loans originated and purchased by the Company have been variable rate first mortgage loans. The Company believes that its concentration in variable rate loans reflects preferences of borrowers who reside in the western United States, where the Company conducts a majority of its operations.

  Wholesale Division. The Wholesale Division originates a majority of the Company's loans. The Wholesale Division consists of approximately 125 account executives located in 23 regional branch centers. These account executives have established relationships with, and market directly to, licensed independent mortgage brokers. Independent mortgage brokers identify potential borrowers, assist borrowers in completing loan applications and submit such loan applications and other documents to the Company. All loans funded by the Wholesale Division are underwritten to the Company's guidelines, which provide the Company's underwriters with the flexibility to make exceptions to the Company's underwriting criteria when an upgrade is warranted by a particular loan applicant's situation, such as evidence of strong mortgage repayment history relative to a weaker overall consumer credit repayment history. In most cases, the Company conditionally approves loans submitted by an independent mortgage broker within 24 hours from receipt of application and funds loans within 21 days after approval. The Company believes its competitive strength in maintaining and expanding independent mortgage broker relationships is attributable to its ability to provide quality service, including responsive execution and funding of loans, as well as offering a broad range of loan products to applicants.

  By concentrating on wholesale mortgage banking through its network of independent mortgage brokers, the Company believes it is able to originate loans cost-effectively. The Company's direct costs to originate loans through its network of independent mortgage brokers for the year ended December 31, 1996 and six months ended June 30, 1997 was 0.5% and 0.8%, respectively, of the principal balance of loans originated through the Wholesale Division. These costs include points paid to brokers, net of miscellaneous fees collected. The Company is actively seeking to geographically expand its Wholesale Division by using selected demographic statistics and other criteria developed by the Company which are intended to identify the most attractive markets for the Company's products. The Company typically enters into a new market using its national sales team, which initially penetrates a market, to recruit brokers for the Company's wholesale network. Prior to purchasing loans from a new broker, the Company conducts an investigation of the broker which typically includes verification of current licenses and financial condition. The Company actively monitors the independent mortgage brokers it uses to determine productivity and quality of loans originated. The Company's sales strategy is to limit the number of sales offices and personnel needed to generate and effectively process and underwrite loans. As such, the Company typically opens a sales office only after a minimum level of volume is achieved in a new market. By utilizing this expansion strategy, the Company can maintain lower overhead expenses than generally associated with competing companies utilizing a more extensive retail branch office system. The Wholesale Division originated $267.4 million, $529.0 million and $495.5 million of mortgage loans during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 92.7%, 67.0% and 64.1% of the Company's total loan originations and purchases during the respective periods.

  The following table sets forth selected information relating to loan originations by the Wholesale Division during the periods shown.

                                    YEARS ENDED DECEMBER 31,
                                  ----------------------------  SIX MONTHS ENDED
                                    1994      1995      1996     JUNE 30, 1997
                                  --------  --------  --------  ----------------
                                            (DOLLARS IN THOUSANDS)
Principal balance of loans......  $183,010  $267,409  $529,026      $495,493
Average principal balance per
 loan...........................  $    118  $     89  $    117      $     91
Percent of first mortgage loans.      97.9%     83.2%     96.4%         99.3%
Weighted average interest rate..       9.0%     10.4%     10.5%         10.8%
Weighted average initial LTV
 ratio..........................      69.4%     76.4%     72.3%         72.4%

  Correspondent Program. The Company purchases closed loans through its Correspondent Program. Loans purchased through the Correspondent Program are complete loan packages that have been underwritten and funded by approved mortgage bankers or financial institutions. The Company reunderwrites each loan submitted in the loan portfolio to ensure that all loans comply with the Company's underwriting guidelines. As part of the reunderwriting process, the Company's underwriters review the appraisal and the applicant's creditworthiness and ensure that all necessary compliance and disclosure documentation is included in the loan package. Loans that do not meet the Company's underwriting guidelines are not purchased. Through the Correspondent Program, the Company purchased $21.1 million, $204.8 million and $164.7 million of mortgage loans during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively, representing 7.3%, 25.9% and 21.3% of the Company's total loan originations and purchases during the respective periods.

  The Company analyzes the expected profitability of each loan package it considers and tenders a bid only for those packages that meet both certain levels of predicted profitability and comply with the Company's underwriting guidelines. The majority of loan packages purchased by the Correspondent Program are less than $5 million. The Company believes that smaller loan packages typically attract fewer competitive bids and therefore are available for purchase at lower loan premiums than larger loans packages.

  Prior to the purchase of loans from a mortgage banker or financial institution the Company has not purchased loans from previously, the Company analyzes the financial condition and ensures that a current license exists for such banker or institution. Upon approval of the loan package, the Company executes a purchase and sale agreement with customary representations and warranties. For the year ended December 31, 1996 and the six months ended June 30, 1997 premiums paid by the Company for loans purchased through the Correspondent Program were 4.5% and 5.1%, respectively. The Company generally pays higher premiums for mortgages acquired through the Correspondent Program, as such loans have been underwritten, appraised, funded and closed by the mortgage banker or financial institution prior to the sale to the Company.

  The following table sets forth selected information relating to the bulk purchase of loans through the Correspondent Program during the periods shown.

                                   YEARS ENDED DECEMBER 31,
                                  ----------------------------  SIX MONTHS ENDED
                                   1994      1995      1996      JUNE 30, 1997
                                  -------- --------  ---------  ----------------
                                            (DOLLARS IN THOUSANDS)
Principal balance of loans......  $ 7,287  $ 21,073  $ 204,799      $164,714
Average principal balance per
 loan...........................  $   101  $     69  $     101      $     98
Percent of first mortgage loans.     99.9%     81.7%      99.2%         99.9%
Weighted average interest rate..      8.7%     10.9%      10.6%         10.7%
Weighted average initial LTV
 ratio..........................     73.3%     72.9%      74.8%         74.0%

  Strategic Alliances. The Company also purchases loans through its Strategic Alliance Program. Through the Strategic Alliance Program, the Company obtains a committed source of loan production from select mortgage lenders who form Strategic Alliances with the Company. To date, the Company has entered into Strategic Alliances with four mortgage lenders. The Strategic Alliance Program generally permits the Strategic

Alliance to obtain financing support from the Company and to securitize its qualifying loan production with the Company's loan production. In return, the Company receives interest and fee income, warrants to acquire an equity interest in the Strategic Alliance and the right to acquire all of the Strategic Alliance's qualifying non-conforming loan production. In addition, the Strategic Alliance Program provides the Company with access to a broader network of independent mortgage broker relationships. The Company reunderwrites all loans originated submitted by each Strategic Alliance for an initial period, generally 60 to 90 days. After the initial period, the Strategic Alliance's loans are monitored through the Company's quality control process. Through the Strategic Alliance Program, the Company purchased
$51.5 million and $66.4 million of mortgage loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 6.5% and 8.6% of the Company's total loan originations and purchases during the respective periods.

  The Company typically securitizes loans obtained from Strategic Alliances and compensates the Strategic Alliances for such loans through the issuance of a corporate note payable equal to the value of the interest-only and residual certificates created by the Strategic Alliance loans, less a securitization fee. If loans purchased experience unfavorable performance resulting from prepayments, credit losses, or interest rates, and such experience results in a write-down of the related residual asset, the Company has recourse back to the Strategic Alliance for the life of the related loans. The Company will pay off this note with the Excess Spread related to the specific Strategic Alliance's loans. In a related transaction, the Company will typically provide the Strategic Alliance with a working capital loan secured by the Company's note payable. Currently, such loans can be in an amount up to 75% of the outstanding note payable.

  Due to this unique relationship, and the reduction of risk associated with the related residual, the Company is willing to pay high premiums for the Strategic Alliance volume. For the period ended June 30, 1997, the Company paid 6.5% of loans purchased for this volume.

  The following table sets forth selected information relating to loan originations by Strategic Alliances during the periods shown:

                                         YEAR ENDED     SIX MONTHS ENDED
                                      DECEMBER 31, 1996  JUNE 30, 1997
                                      ----------------- ----------------
                                                (DOLLARS IN THOUSANDS)
Principal balance of loans...........      $51,536          $66,385
Average principal balance per loan...      $    87          $   161
Percent of first mortgage loans......        100.0%           100.0%
Weighted average interest rate.......         11.0%            10.1%
Weighted average initial LTV ratio...         80.5%            80.4%

  Consumer Loan Division. The Consumer Loan Division offers second mortgage loans to credit-impaired borrowers and high LTV loans to borrowers with better credit than the Company's average non-conforming borrower. The majority of the loans originated by the Consumer Loan Division are fixed-rate, fully amortizing loans secured by owner-occupied one-to-four family residences. A high LTV loan, together with other loans secured by the same property, typically exceeds the value of such property by as much as 25%. The Consumer Loan Division originates loans by marketing directly to potential borrowers using direct mail advertising, telemarketing and radio advertising. The Consumer Loan Division also originates loans through independent mortgage brokers. The Consumer Loan Division currently has retail offices in Ontario and Newport Beach, California, and is scheduled to open three additional offices by the end of 1997. The Company believes that by offering second lien mortgages it is able to diversify its loan production and provide means for the Company's existing borrowers to utilize equity in their homes for additional borrowings. The Consumer Loan Division generates loans directly from consumers, it is able to recognize loan origination fees from such production. The Company generated fees of 3.0% of loans produced for the six months ended June 30, 1997.

  Loan processing, including underwriting, funding and closing, for all Consumer Loan Division loans is performed by the Consumer Loan Division's dedicated, centralized underwriting and credit assessment staff. Applicants for high LTV loans are evaluated primarily through a default and loss predictive scoring system developed by Fair, Issacs & Co., a consulting firm which specializes in consumer credit assessment. Based on the FICO scoring system, scores can range from 400 to 800 points. The average FICO score for the Company's high LTV loans for the six months ended June 30, 1997 was 669. Underwriting guidelines for the Company's more traditional non-conforming second mortgage loans are not based on the FICO scoring system, but focus on the borrower's credit profile and the value of the collateral property. Such underwriting guidelines are substantially similar to the underwriting guidelines used by the Company's other divisions. The Consumer Loan Division performs or reviews appraisals for all loans.

  The Company has in the past sold the majority of second lien mortgage loans originated by the Consumer Loan Division on a whole loan basis. After an assessment of the underlying risks and economics of high LTV loans, the Company plans to examine the possibility of securitizing loans originated by the Consumer Loan Division. The Consumer Loan Division originated $4.5 million and $30.1 million of loans during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, representing 0.6% and 3.9% of the Company's total loan originations and purchases during the respective periods.

  The following table sets forth selected information relating to loan originations by the Consumer Loan Division during the six months ended June 30, 1997.

                                                             SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Principal balance of loans...............................        $30,082
Average principal balance per loan.......................        $  39.3
Percent of first mortgage loans..........................           41.6%
Weighted average interest rate...........................           11.1%
Weighted average initial LTV ratio.......................           84.7%

  Geographic Distribution. The following table sets forth origination by location during the periods shown:

          GEOGRAPHIC DISTRIBUTION OF LOAN ORIGINATIONS AND PURCHASES

                                                 YEAR ENDED
                                                DECEMBER 31,        SIX MONTHS
                                              -------------------      ENDED
                     LOCATION                 1994   1995   1996   JUNE 30, 1997
                     --------                 -----  -----  -----  -------------
     California..............................  39.5%  29.8%  25.0%      18.6%
     Washington..............................  10.9    8.8    6.6        8.1
     Florida.................................   0.3    1.0    5.5        7.2
     Oregon..................................  15.5   13.6    9.1        5.8
     Colorado................................   6.6    5.9    7.9        4.8
     Georgia.................................   0.3    1.7    3.2        4.7
     Texas...................................   0.4    0.3    1.4        4.7
     All other...............................  26.5   38.9   41.3       46.1*
                                              -----  -----  -----      -----
       Total................................. 100.0% 100.0% 100.0%     100.0%
                                              =====  =====  =====      =====

---------------------
*  Includes $27.9 million of United Kingdom loans.

                LOAN PRODUCTION BY BORROWER RISK CLASSIFICATION

  The following tables set forth information concerning the Company's non-conforming first mortgage loan production by borrower risk classification for loans secured by mortgages for the periods shown.

                                                         PERCENT
                 PERIOD                  CREDIT  TOTAL   OF TOTAL WAC(1) WLTV(2)
                 ------                  ------  -----   -------- ------ -------
                                                 (DOLLARS IN THOUSANDS)
1995....................................  A     $ 98,455   34.1%   11.4%  80.6%
                                          A-     135,001   46.8     9.7   76.8
                                          B       34,906   12.1    10.5   68.2
                                          C       17,716    6.1    11.0   64.1
                                          D        2,404    0.9    12.1   58.6
                                                --------  -----
                                                $288,482  100.0%   10.4%  76.1%
                                                ========  =====
1996....................................  A     $127,325   16.1%   10.6%  81.7%
                                          A-     414,544   52.5    10.1   73.4
                                          B      154,601   19.6    10.9   71.8
                                          C       59,214    7.5    11.6   67.8
                                          D       34,230    4.3    12.5   60.6
                                                --------  -----
                                                $789,914  100.0%   10.6%  73.5%
                                                ========  =====
Six months ended
 June 30, 1997..........................  A     $137,496   19.3%   10.1%  82.7%
                                          A-     295,436   41.5    10.1   74.4
                                          B      155,431   21.8    10.9   72.9
                                          C       50,472    7.1    11.6   68.2
                                          D       73,026   10.3    13.1   61.0
                                                --------  -----
  Totals(3).............................        $711,861  100.0%   10.8%  73.9%
                                                ========  =====

---------------------
(1) Weighted average coupon ("WAC").

(2) Weighted average initial LTV ratio ("WLTV").

(3) Does not include second mortgage loan originations from the Consumer Loan Division, loans originated by the Company's United Kingdom subsidiary or conforming loans.

UNDERWRITING

  The Company has established classifications with respect to the credit profiles of loans based on certain of the borrower's characteristics. Each loan applicant is placed into one of four letter ratings ("A" through "D," with subratings within those categories), depending upon a number of factors including the applicant's credit history and employment status. Terms of loans made by the Company, as well as the maximum LTV ratio and debt service-to-income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the classification of the borrower. Loan applicants with less favorable credit ratings generally are offered loans with higher interest rates and lower LTV ratios than applicants with more favorable credit ratings. The criteria currently used by the Company in classifying loan applicants can be generalized as follows:

                     NON-CONFORMING UNDERWRITING CRITERIA

                             "A" RISK      "A-" RISK       "B" RISK       "C" RISK       "D" RISK
                          -------------- -------------- -------------- -------------- --------------
Existing mortgage
 history................  Maximum of one Maximum of two Maximum of     Maximum of six Existing
                          30-day late    30-day late    four 30-day    30-day late    mortgage may
                          payment and no payment and no late payments  payments or    be materially
                          60-day late    60-day late    or three 30-   three 30-day   past due.
                          payments in    payments in    day late       late payments
                          the last 12    the last 12    payments and   and two 60-day
                          months or a    months.        one 60-day     late payments
                          maximum of two                late payment   or two 30-day
                          30-day late                   in the last 12 late payments
                          payments and                  months.        and one 90-day
                          no 60-day late                               late payment
                          payments                                     within the
                          within the                                   last 12
                          last 24                                      months.
                          months.

Existing consumer credit
 history................  Maximum of     Maximum of     Maximum of     Maximum of 12  General
                          three 30-day   five 30-day    eight 30-day   30-day late    disregard for
                          late payments  late payments  late payments  payments, six  credit.
                          in the last 12 or two 60-day  or four 60-day 60-day late
                          months, two    late payments  late payments  payments or
                          60-day late    in the last 12 or two 90-day  four 90-day
                          payments in    months.        late payments  late payments
                          the last 24                   in the last 12 in the last 12
                          months, or                    months.        months.
                          five 30-day or
                          two 60-day
                          late payments
                          in the last 24
                          months.

Other credit............  Minor 30-day   Minor items    Small isolated Slow pays,     Not a factor.
                          late items     allowed as to  charge-offs,   some open      Derogatory
                          allowed with a non-mortgage   collections,   delinquencies  credit must be
                          letter of      credit.        or judgments   up to $4,000   paid with
                          explanation.                  allowed case-  allowed.       proceeds. Must
                                                        by-case.                      demonstrate
                                                                                      ability to
                                                                                      pay.

Bankruptcy filings......  None in        None during    None in        None in        May be open at
                          preceding      preceding two  preceding 18   preceding one  closing, but
                          three years.   years.         months.        year.          must be paid
                                                                                      off with
                                                                                      proceeds.

Debt service to income
 ratio..................  Generally 45%  Generally 45%  Generally 50%  Generally 55%  Generally 60%
                          or less.       or less.       or less.       or less.       or less.

Maximum loan-to-value
 ratio:
 Owner-occupied.........  Generally 90%  Generally 85%  Generally 80%  Generally 70%  Generally 65%
 Non-owner occupied.....  Generally 80%  Generally 75%  Generally 70%  Generally 55%  N/A

Maximum loan amount:
 Owner- occupied........  $400,000       $500,000       $600,000       $500,000       $350,000
 Non-owner occupied.....  $350,000       $400,000       $350,000       $300,000       N/A

  The Company's underwriting guidelines are provided to all mortgage loan brokers and mortgage bankers prior to accepting any loan application or bulk purchase package. Upon receipt of a loan application from a mortgage loan broker, the Company's underwriting staff determines if the loan meets the Company's underwriting guidelines. To assess the credit quality of the loan, the underwriter considers various factors, including the appraisal of the collateral property and its value, the applicant's debt payment history, credit profile and employment status, and the debt ratio and LTV ratio upon completion of the loan.

  Prior to funding a loan, the Company's underwriting staff determines the applicant's creditworthiness and ability to service the loan. In addition, the underwriting staff reviews the value of the underlying collateral based on an original appraisal and also a review appraisal completed by a pre-approved licensed independent appraiser. For properties valued over $500,000, the review appraisal must be a full re-appraisal of the subject property; otherwise the Company requires either a desk review or a drive-by appraisal. Beginning in the second quarter of 1997, the Company amended its process to require the underwriter to order the second appraisal for all loans from a pre-approved licensed independent appraiser. The Company selects its review appraisers based on professional experience, education, membership in related professional organizations and by reviewing the review appraiser's experience with the type of property being used as collateral. For loans purchased through its Correspondent Program, the Company will typically request a second review appraisal if the original review appraisal was completed by a review appraiser not approved by the Company. All loans submitted for inclusion in a securitization by Strategic Alliances are reunderwritten and re-appraised by the Company's underwriters for an initial period. After that initial period, loans submitted for inclusion in a securitization by Strategic Alliances are checked on an ongoing basis by the Company's quality control personnel.

  Verification of income and credit history is also required prior to closing the loan. Generally, loan applicants are required to have two years of employment with their current employer or two years of similar business experience. Applicants who are salaried must provide current employment information as well as recent employment history. The Company verifies this information for salaried borrowers based on written confirmation from employers, or a combination of a telephone confirmation from the employer and the most recent pay stub or W-2 tax form. Self-employed applicants are generally required to provide copies of complete federal income tax returns filed for the most recent one to two years, depending on credit grade. A merged credit report combining information gathered from two independent, nationally recognized credit reporting agencies reflecting the applicant's credit history is also used. Verification of information regarding the first mortgage, if any, is also required, including balance, status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment. All taxes and assessments not included in the payment are required to be verified as current. Upon completion of the underwriting process, the closing of the loan is scheduled with an independent closing attorney who is responsible for closing the loan in accordance with the Company's closing procedures.

  Quality Control. The Company's quality control program is intended to (i) monitor and improve the overall quality of loan production generated by the Company's Wholesale Division, Consumer Loan Division or loans presented or purchased from Strategic Alliances or Correspondent Program and (ii) identify and communicate to management existing or potential underwriting and loan packaging problems or areas of concern. The quality control review examines compliance with the Company's underwriting guidelines and federal and state regulations. This is accomplished by focusing on the accuracy of all credit and legal information, a collateral analysis (which may include a review of the appraisal), employment or income verification, and legal document review to ensure the necessary documents are in place.

  The Company reviews each loan submitted for inclusion in a securitization from Strategic Alliances for an initial period, generally 60 to 90 days. The Company also reviews each loan submitted for purchase from new retail branches, mortgage brokers or financial institutions the Company does not have an existing business relationship with, as well as loans with appraisals done by appraisers who are not on the Company's approved appraiser list. The underwriting staff reunderwrites a sample of the Company's originated and purchased loans chosen at random. The Company uses this ongoing underwriting process to gauge the effectiveness of its underwriting guidelines and to determine whether amendments to such guidelines are advisable.

  Credit Management Review. The Company employs a credit management system and procedures to amend and upgrade its credit management practices. The Company continually monitors the performance of its loans, and tracks loans by borrower category, loan originator (whether inside or outside the Company), type of loan product, prepayments and effectiveness of servicing. The Company uses the results of this monitoring to determine revisions to product definitions, product mix, and underwriting guidelines and authorities, as may be deemed necessary to reduce delinquencies, loan losses and prepayments.

  The Company uses the foregoing categories and characteristics as underwriting criteria only. The Company's underwriting guidelines provide the flexibility to vary from these criteria. On a case-by-case basis, the Company's underwriters may determine that the prospective mortgagor warrants a debt service-to-income ratio, a pricing, an LTV variance or a waiver from certain requirements of a particular risk category (collectively called an "upgrade" or a "variance"). An upgrade or variance may generally be allowed if the application reflects certain compensating factors, including, but not limited to: low LTV ratio; a superior FICO score; a maximum of one 30-day late payment on the mortgage loan during the last 12 months; stable income; and an increased capacity to repay debt. Accordingly, the Company may classify certain mortgage loan applications in a more favorable credit grade when an upgrade is granted than other mortgage loan applications that, in the absence of such compensating factors, would only satisfy the criteria of a less favorable risk category.

  Consumer Loan Division Underwriting Guidelines. All underwriting for all Consumer Loan Division loans is performed by the Division's dedicated, centralized underwriting and credit assessment staff. The Consumer Loan Division has its own California-licensed appraiser who reviews appraisals for California loans, and independent third-party appraisers are employed for properties outside of California. The Consumer Loan Division's underwriters use different underwriting guidelines for the Division's two different loan products: high LTV loans and non-conforming loans.

  Applicants for high LTV loans are evaluated primarily through a default and loss predictive scoring system developed by FICO, a consulting firm which specializes in consumer credit assessment. In the FICO scoring system, scores can range from 400 to 800 points. Based on the applicant's FICO score, the borrower is placed in a category of "A" to "D," different from the Company's other A to D categories. "A+" category borrowers are borrowers with FICO scores above 700, who may borrow up to $100,000 for a 300 month term. "A" category borrowers are borrowers with FICO scores of 680 to 699, who may borrow up to $75,000 for a 300 month term. "B+" category borrowers are borrowers with FICO scores of 660 to 679, who may borrow up to $65,000 for a 300 month term. "B" category borrowers are borrowers with FICO scores of 640 to 659, who may borrow up to $45,000 for 300 month term. "C+" category borrowers are borrowers with FICO scores of 620 to 639, who may borrow up to $30,000 for a 180 month term. The average FICO score for the Company's high LTV loans for the six months ended June 30, 1997 was 669.

  Underwriting guidelines for non-conforming second mortgage loans are not based on the FICO scoring system, but focus on the borrower's credit profile and the value of the collateral property. Such underwriting guidelines are substantially similar to the underwriting guidelines used by the Company's other divisions and use the same A to D categories used by the other divisions. Due to the limited size of second mortgage loans, underwriters generally have more flexibility to grant upgrades or exceptions for second mortgage loans based upon a borrower's length of ownership, length of employment in the same job and general net worth.

LOAN SALES AND SECURITIZATIONS

  The Company sells substantially all loans originated and purchased through either securitizations or whole loan sales. The means by which the loans are sold is determined by comparing the market conditions for securitizations versus whole loan sales and evaluating the risk characteristics of the loans. Since the latter half of 1995, the Company has sold the vast majority of its loans through securitizations. Recently, the Company began selling through whole loan sales certain loans that do not meet the Company's risk objectives, such as those with higher LTVs relative to the weighted average coupon and new loan products for which the Company has limited loan performance history. Whole loan sales generally permit the Company to sell its loans without future recourse to the Company from the future performance of such loans.

  The securitization process involves the pooling of mortgage loans and the sale of such loans to a securitization trust which simultaneously sells the senior interest in the form of asset-backed bonds to investors. The remaining interest is issued to the Company in the form of interest-only and residual certificates, which entitle the Company to receive Excess Spread over the life of the loans in the securitization trust. For securitizations completed in the first two quarters of 1997, the Company elected to sell a portion of its interest-only certificates and retain the remaining certificates. The sale of interest-only certificates permits the Company to partially offset negative cash flow associated with selling loans through securitizations. The Company intends to consider the sale of interest-only and residual certificates from future securitizations on a case by case basis.

  Each securitization, with the exception of the securitizations completed in the second quarter of 1997, was insured by monoline insurance companies which guarantee the timely interest payment and ultimate principal payment of the asset-backed bonds. The securitizations completed in the second quarter of 1997 were structured as Senior/Sub Structures. In such structures, several classes of asset-backed bonds with a combined principal balance approximately equal to the mortgage loans securitized are issued, each with a different seniority interest in monthly payments collected from the mortgage loans or expected maturity. Under the Senior/Sub Structure, the risk for nonpayment of interest and principal payments for asset-backed bonds is assumed by the asset-backed investors.

  The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the trusts require the overcollateralization of the senior interests by using cash flows from interest-only and residual certificates to reduce the outstanding principal balance of the senior interests to a pre-set percentage of the mortgage loans. The overcollateralization percentage may be adjusted over time according to the delinquency and loss experience of the loans. The Company's delinquency and loan loss experience is affected primarily by the following factors: (i) the credit grade distribution of originated loan production; (ii) underwriting guidelines; (iii) servicing; (iv) loss mitigation strategies; and (v) general economic conditions. Where losses and delinquencies exceed predicted levels, the cash flow from Excess Spread is used to increase or replenish the overcollateralization account until such increased losses or delinquencies have been reserved against. To the extent that a loss is realized on the loans, losses will be paid first out of interest available to the interest-only and residual certificates and ultimately out of the overcollateralization amount available to the interest-only and residual certificates. If losses exceed the amounts available to the interest-only and residual certificates, the monoline insurance company policy will pay any further losses experienced by holders of the senior interests in the related trust. Interest available to the interest-only and residual certificates, when available, and distributions from the overcollateralization amount will be used to reimburse the monoline insurance company for any such payments.

  The Company may be required either to repurchase or to substitute for loans which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans are pooled and sold through securitizations.

HEDGING

  The market value of fixed-rate mortgage loans has a greater sensitivity to changes in market interest rates than adjustable-rate mortgage loans. As the Company's production of fixed-rate mortgage loans has increased, the Company has begun to implement various hedging strategies to mitigate the change in market value of fixed-rate mortgage loans held for sale between the date of origination and sale. Commencing in August 1995, these strategies have included selling short and selling forward United States Treasury securities and pre-funding loan originations in its securitizations. The Company currently hedges its fixed-rate mortgage loans held for sale by selling forward a combination of United States Treasury securities of various maturities whose combined change in value due to a change in interest rates closely approximates the change in value of the mortgage loans hedged. In the future the Company may hedge its variable-rate mortgage loans and its interest-only and residual certificates with hedging transactions which may include forward sales of mortgage loans or mortgage-backed securities, interest rate caps and floors and buying and selling of futures and options on futures. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

  The Company believes that it has implemented a cost-effective hedging program to provide a level of protection against changes in market value of its fixed-rate mortgage loans held for sale. However, an effective hedging strategy is complex and no hedging strategy can completely insulate the Company from such changes. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates.

  In addition, in connection with its securitizations in the future the Company may use a pre-funding mechanism to hedge future production of mortgage loans. In any such securitization transactions, investors would deposit cash in a pre-funded amount into the related trust to purchase the loans the Company would commit to sell on a forward basis. This pre-funded amount is invested pending use in short term obligations which pay a lower interest rate than the interest rate the trust is obligated to pay certificate investors on the outstanding balance of the pre-funded amount. The Company is required to deposit at the closing of the related transaction an amount sufficient to make up the difference between these rates.

  As of December 31, 1996 and June 30, 1997, the Company had open hedge positions of $32.6 million and $86.4 million, respectively, related to the sales of United States Treasury securities in the forward market. The proceeds from the short sale are shown net of the related liability in the accompanying balance sheet at December 31, 1996 and June 30, 1997.

LOAN SERVICING AND DELINQUENCIES

  Servicing. The Company currently originates or purchases all mortgage loans on a servicing released basis, thereby acquiring the servicing rights. In September 1995, the Company entered into a servicing agreement with the Servicer, as amended (the "Servicing Agreement"), pursuant to which the Servicer services substantially all of the Company's current and ongoing production. In addition, the Servicer services or subservices each public securitization of the Company's loans pursuant to the related pooling and servicing agreement. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, if applicable, making required inspections of the mortgaged property, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unremedied defaults in accordance with the Company's guidelines. Under the Servicing Agreement, the Company is obligated to pay the Servicer a monthly servicing fee on the declining principal balance of each loan serviced and a set-up fee for each loan delivered to the Servicer for servicing.

  The Servicer is required to pay all expenses related to the performance of its duties under the Servicing Agreement. However, the Servicer is required to make advances of taxes and required insurance premiums that are not collected from borrowers with respect to any mortgage loan, only if it determines that such advances are recoverable from the mortgagor, insurance proceeds or other sources with respect to such mortgage loan. If such advances are made, the Servicer generally will be reimbursed prior to the Company receiving the remaining proceeds. The Servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted mortgage loans and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the Servicer's expenses in the sale, are less than the principal balance of the related mortgage loan.

  The Company may terminate the Servicing Agreement upon the occurrence of one or more of the events specified in the Servicing Agreement generally relating to the Servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. Either the Company or the Servicer may terminate the Servicing Agreement without cause upon 90 days' prior written notice to the other party; provided, that if the Company terminates the Servicing Agreement without cause, the Company shall pay to the Servicer a termination fee of 1% of the aggregate principal balance of the mortgage loans being serviced by the Servicer at such time; provided, further, that if the Company transfers servicing of any amount of mortgage loans being serviced by the Servicer to another servicer without terminating the Servicing Agreement, the Company shall pay to the Servicer $100 per mortgage loan transferred.

  The pooling and servicing agreements governing the securitization process generally provide that the Trustee may terminate all rights and obligations of the Servicer as servicer of the securitized loans upon written notice, provided that such termination is at the direction of the monoline insurer for such securitization or of the majority of holders of certificates thereof, with the prior written consent of the monoline insurer, but not at the option of the Company. The ability to effect such termination is restricted to specific conditions described in the pooling and servicing agreements, which generally include various loss and delinquency tests and failure to make payments, including advances, within specific time periods.

  As is customary in the mortgage loan servicing industry, the Servicer is entitled to retain any late payment charges, penalties and assumption fees collected in connection with the mortgage loans, net of pre-payment penalties, which accrue to the Company. The Servicer receives any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance escrow funds. The Servicer is required to remit to the Company no later than the 18th day of each month all principal and interest collected from borrowers during the monthly reporting period.

  The Company periodically reviews its servicing operations, the Servicer's performance and its current costs of servicing on an ongoing basis. The Company periodically examines other possible servicing alternatives, including other third party servicers and the costs associated with establishing its own servicing operations to service the loans it originates and purchases.

  The following table sets forth certain information regarding the servicing portfolio of loans originated or purchased by the Company (inclusive of securitized loans for which the Company has ongoing risk of loss), for the periods shown.

                                     YEARS ENDED DECEMBER 31,       SIX MONTHS
                                   ------------------------------      ENDED
                                     1994       1995      1996     JUNE 30, 1997
                                   ---------  --------  ---------  -------------
                                             (DOLLARS IN THOUSANDS)
Beginning servicing portfolio....  $  18,074  $ 68,721  $ 270,193   $  908,220
Loans added to the servicing
 portfolio.......................    190,297   288,482    789,914      756,674
Loans sold servicing released and
 principal paydowns..............   (139,650)  (87,010)  (151,887)     (64,248)
                                   ---------  --------  ---------   ----------
  Ending servicing portfolio.....  $  68,721  $270,193  $ 908,220   $1,600,646
                                   =========  ========  =========   ==========

  Delinquencies and Foreclosures. Commencing after the fifth day a loan becomes late, information with regard to the loan is transferred from the Servicer's servicing department to a dedicated collection department which is responsible for contacting the borrower and bringing the loan to current status. To increase effectiveness and efficiency in collections, the means and timing of collection procedures vary in accordance with a behavioral model based on the borrower's credit statistics, the size and type of loan and responses to prior collection efforts undertaken. Generally, after the fifth day a loan becomes late, a letter informing the borrower of the tardiness is mailed and a telephone call is made to the borrower shortly thereafter. If the borrower is not contacted or a voice message is left, a followup call or calls are typically made until the reason for tardiness is ascertained and actions required to bring the loan to current status are determined.


  Efforts to maintain verbal and written contact with the borrower continues as long as the borrower remains contractually delinquent. After 62 days, a notice to foreclose is mailed to borrowers who are generally considered to have credit "A" to "B" profiles. A notice to foreclose to borrowers who have "C" to "D" credit profiles is mailed in 32 days. If these collection measures do not succeed, the loan is referred to the loss mitigation and foreclosure department.

  The loss mitigation department assesses the procedure to best minimize any potential loss on the delinquent loan, including the possibility of a short sale. If payment is not made by the 75th day after it was due, an appraisal of the property is ordered. The cost of such appraisal is added to the Company's basis in the loan. The foreclosure department then analyzes the Company's basis in the loan, the value of the collateral property, the accrued interest, the carrying costs of the property, and repairs required on the property before foreclosure sale. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and may be required to pay the loan in full to prevent the scheduled foreclosure sale.

  As a foreclosure sale becomes imminent, the Servicer reviews the local jurisdiction's foreclosure laws and the borrower's statutory rights. Local counsel may be retained to represent the Company's interests. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys fees, which may be recovered by a lender. If the Company obtains the property in a foreclosure, an expedited process begins to sell the property as rapidly as possible.

  Although foreclosure sales are typically public sales, third-party purchasers rarely bid in excess of the lender's lien because of the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and a requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the foreclosing lender often purchases the property from the trustee or referee for an amount equal to the sum of the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending on market conditions, the ultimate proceeds of the sale may not equal the lender's investment in the property.

  As of June 30, 1997, the Company has realized life-to-date losses of $983,000 on its loan portfolio of $1.6 billion. In valuing the Company's interest-only and residual certificates, expectations with respect to anticipated losses are considered. The present value of these loss expectations at June 30, 1997 was approximately $20.7 million. The Company continually monitors its credit loss data and will adjust its credit loss assumptions as appropriate as its portfolio and loss experience increases, and as the Company's loan portfolio ages.

  The following tables set forth the combined delinquency and foreclosure experience of: (1) loans held for sale or securitization included in the Company's servicing portfolio; and (2) securitized loans originated by the Company but serviced by an affiliate of the Company or by Advanta for the periods indicated.

                                                AS OF DECEMBER 31,
                         ----------------------------------------------------------------
                                 1994                 1995                  1996            AS OF JUNE 30, 1997
                         -------------------- --------------------- --------------------- -----------------------
                                  % OF LOANS            % OF LOANS            % OF LOANS              % OF LOANS
                                 IN SERVICING          IN SERVICING          IN SERVICING            IN SERVICING
                         AMOUNT   PORTFOLIO    AMOUNT   PORTFOLIO    AMOUNT   PORTFOLIO     AMOUNT    PORTFOLIO
                         ------- ------------ -------- ------------ -------- ------------ ---------- ------------
                                                          (DOLLARS IN THOUSANDS)
Loans serviced.......... $68,721    100.0%    $270,193    100.0%    $908,220    100.0%    $1,600,646    100.0%
30-59 days delinquent...     321      0.5        3,072      1.2       23,062      2.5         46,465      2.9
60-89 days delinquent...     199      0.3        1,409      0.5       15,883      1.7         19.442      1.2
90 days or more
 delinquent.............       0      0.0            0      0.0        1,123      0.1         11,800      0.8
                         -------    -----     --------    -----     --------    -----     ----------    -----
  Total delinquencies... $   520      0.8%    $  4,481      1.7%    $ 40,018      4.4%    $   77,707      4.9%
                         =======    =====     ========    =====     ========    =====     ==========    =====
Delinquent loans in
 foreclosure and
 bankruptcy(1).......... $   383      0.5%    $  4,883      1.8%    $ 22,402      2.5%    $   61,902      3.9%
  Total real estate
   owned................     --       --           141      --         1,227      0.1%         8,092      0.5%

---------------------
(1) For the year ended December 31, 1996 and the six months ended June 30, 1997, excludes loans in bankruptcy.

COMPETITION

  The Company is a relatively new entrant in the industry, is relatively small compared to many of its competitors and faces intense competition in the business of originating, purchasing and selling mortgage loans. Competition in the industry takes many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Most of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Company. In addition, many financial services organizations that are much larger than the Company have formed national loan origination networks that are substantially similar to the Company's loan origination programs. In addition, the current level of gains realized by the Company and its competitors on the sale of non-conforming loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales. The Company believes that its competitive strengths include providing prompt, responsive service and flexible underwriting to independent mortgage brokers.

REGULATION

  The Company's operations are subject to extensive regulation, supervision and licensing by federal, state and local government authorities. Regulated matters include, without limitation, loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

  The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's activities as a lender are also subject to various federal laws including the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act and the Fair Housing Act.

  The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give consumers the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. A lender's failure to provide the requisite material disclosures may, among other things, give rise to a borrower's right of rescission, if applicable to the transaction and validly invoked. Management of the Company believes that it is in compliance with TILA in all material respects.

  In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. The Riegle Act contains, among other things, the Homeownership and Equity Protection Act of 1994 (the "High Cost Mortgage Act"), which makes certain amendments to TILA. The High Cost Mortgage Act, which became effective with respect to loans consummated after October 1, 1995, generally applies to closed-end loans secured by a consumer's principal dwelling but not obtained for the purchase or construction of the dwelling in which the loan has either (i) total points and fees upon origination in excess of eight percent of the loan amount or
(ii) an annual percentage rate of more than ten percentage points higher than United States Treasury securities of comparable maturity ("Covered Loans"). A substantial majority of the loans originated or purchased by the Company are not Covered Loans.

  The High Cost Mortgage Act imposes additional disclosure requirements on lenders originating Covered Loans and prohibits lenders from, among other things, originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of loans it originated are of the type that, unless modified, would be prohibited by the High Cost Mortgage Act. The Company's underwriting criteria have always taken into consideration the borrower's ability to repay.

  The High Cost Mortgage Act also prohibits lenders from including prepayment fee clauses in Covered Loans to borrowers with a debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender. The Company will continue to collect prepayment fees on loans originated prior to the effectiveness of the High Cost Mortgage Act and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because the High Cost Mortgage Act does not apply to loans consummated before October 1, 1995, the level of prepayment fee revenue was not affected in 1995, but the level of prepayment fee revenue may decline in future years. The High Cost Mortgage Act imposes other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

  The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. These bases are referred to as "prohibited bases." ECOA, as implemented by Regulation B, prohibits creditors from discriminating on prohibited bases or from considering certain types of information in rendering a credit decision. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from consumer reports prepared by a consumer reporting agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the consumer reporting agency and the consumer has a right to obtain the information contained in the consumer report. The Company is also subject to the Real Estate Settlement Procedures Act and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

  In the course of its business, the Company may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

  Because the Company's business is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

EMPLOYEES

  At June 30, 1997, the Company employed 927 full-time employees. None of the Company's employees is subject to a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.

PROPERTIES

  The Company's executive and administrative offices are located in Lake Oswego, Oregon. The leases on the premises expire between 1999 and 2000, and the current annual rent is approximately $699,373. The Company has also entered into a lease for approximately 44,000 square feet of new headquarters office space, with an annual aggregate base rental of approximately $1.0 million. The term of this lease is expected to commence in November 1997 and run for five years. The Company has an option to renew the term for an additional five years.

  The Company also leases space for its branch offices. The aggregate base rental for these facilities is approximately $907,757. The terms of these leases vary as to duration and rent escalation provisions. In general, the leases expire between 1997 and 2000 and provide for rent escalations dependent upon either increases in the lessors' operating expenses or fluctuations in the consumer price index in the relevant geographical area.

  In the design of its branch operations, the Company has been able to maintain low overhead expenses by leasing space in office complexes located in accessible but non-prime locations. Annual base rents for the branch offices range from $2,400 to $96,667.

LEGAL PROCEEDINGS

  SPFC occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age and position with the Company of each person who is an executive officer or director of the Company.

   NAME                          AGE                  POSITION
   ----                          ---                  --------
   H. Wayne Snavely(1).........   55 Chairman of the Board
   Robert W. Howard............   51 Chief Executive Officer and Director
   Bernard A. Guy..............   40 President and Director
   Stephen J. Shugerman(1).....   49 Director
   John D. Dewey(1)............   36 Director
   Allan Van Ruiter(1)(2)......   45 Director
   Frank P. Willey(1)(2).......   43 Director
   Peter F. Makowiecki.........   37 Executive Vice President, Chief Financial
                                      Officer and Secretary
   Thomas Bowser...............   43 Executive Vice President, Production
   Frank A. Frazzitta..........   33 Senior Vice President, Treasury
   John D. Horak...............   49 Senior Vice President, Credit and Risk
                                      Manager

---------------------
(1)Member of Compensation Committee.

(2)Member of Audit Committee.

  H. Wayne Snavely has been the Chairman of the Board of the Company since April 1995. He has been Chairman of the Board and Chief Executive Officer of ICII since December 1991, Chairman of the Board of Imperial Credit Advisors, Inc. ("ICAI") since January 1995 and Chairman of the Board of Imperial Credit Mortgage Holdings, Inc. since November 1995. He has been a director of Imperial Bancorp and Imperial Bank since 1994. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank with direct management responsibility for the following bank subsidiaries and divisions: Imperial Bank Mortgage, SPTL, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc. and The Lewis Horwitz Organization.

  Robert W. Howard has been Chief Executive Officer and a Director of the Company since April 1995. From January 1994 to April 1995, he was Senior Vice President of SPTL's Residential Lending Division and from December 1992 to January 1994, he was Vice President of the same division. From January 1990 to December 1992, Mr. Howard was Senior Vice President at Preferred Financial Funding Corp., a retail mortgage banking company specializing in non-conforming credit loans. From March 1981 to December 1990, Mr. Howard was President of R.W. Howard Financial, a privately owned company specializing in construction and permanent financing for commercial and residential projects. Mr. Howard is a licensed CPA in the State of California.

  Bernard A. Guy has been President of the Company since July 1997 and was Executive Vice President of the Company prior to assuming his current position. Since April 1995 he has served as a Director of the Company. From January 1994 to April 1995, he was Senior Vice President of SPTL's Residential Lending Division and from December 1992 to January 1994, he was Vice President of the same division. From June 1989 to December 1992, Mr. Guy was Senior Vice President at Preferred Financial Funding Corp., an independent retail mortgage banking company specializing in non-conforming credit loans. From June 1984 to June 1989, Mr. Guy was Vice President/Controller for United First Funding.

  Stephen J. Shugerman has been a Director of the Company since April 1995. From June 1987 to the present, Mr. Shugerman has been the President of SPTL. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan. From 1979 to 1985, he was Senior Vice

President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman is a past president of the California Association of Thrift & Loan Companies.

  John D. Dewey has been a Director of the Company since June 1996. He has been Chairman, President and Chief Executive Officer of B Motor Acceptance Corp., a privately-owned sub-prime auto finance company since November 1996. He has been a director of Sierra Capital Acceptance, a privately held wholesale mortgage broker, since May 1995 and was their Chief Operating Officer from May 1995 to January 1996. From October 1993 to May 1995, Mr. Dewey served as Consultant and Transaction Coordinator for ContiTrade Services Corporation's non-conforming credit, ARM conduit program and was responsible for administering the program. From March 1991 to September 1993, Mr. Dewey served as Director of Securitization for First Alliance Mortgage Company, a privately held retail mortgage banking company specializing in non-conforming credit loans.

  Allan Van Ruiter has been a Director of the Company since June 1996. He has been co-owner of Vantage LLC, a venture capital firm, since January 1996. From April 1993 to December 1995, he was Chairman, President and Chief Executive Officer of Gentra Capital Corporation. From May 1989 to December 1991, he was an Executive Vice President and Chief Financial Officer of Pacific First Financial Corporation and Pacific First Bank F.S.B; from January 1992 to April 1993 he was an Executive Vice President and the Chief Administrative Officer of such Company. From March 1986 to May 1989, he was Vice President, Taxation for Royal Trustco Corporation.

  Frank P. Willey has been a Director of the Company since June 1996. He has been the President of Fidelity National Financial, Inc. since January 1995. From 1984 to 1994, Mr. Willey was the Executive Vice President, General Counsel and a Director of Fidelity National Title Insurance Company. Mr. Willey is a director of CKE Restaurants, Inc. and Mortgage Capital Resources Company.

  Peter F. Makowiecki has been the Executive Vice President, Chief Financial Officer and Secretary of the Company since June, 1997. From October, 1996 to June, 1997, Mr. Makowiecki served as the Executive Vice President and Chief Financial Officer of Fleet Mortgage Group ("Fleet") and served as Senior Vice President and Controller of Fleet from October 1990 to October 1996. Prior to his positions with Fleet, Mr. Makowiecki served as Director of Finance of Citicorp Mortgage from May 1993 to February 1994. From November 1990 to May 1993, Mr. Makowiecki also held the position of Senior Vice President and Controller of Fleet Bank of Maine. Prior to that time he served as an Audit Manager for KPMG Peat Marwick LLP.

  Thomas Bowser has been Executive Vice President, Production since August 1995. From January 1993 to August 1995, he was a Regional Vice President of the Wholesale Division for the northwest region. From August 1990 to January 1993 he was an assistant manager or manager at various branches of Preferred Financial Funding.

  Frank A. Frazzitta has been Senior Vice President, Treasurer and Strategic Alliances Manager since January 1997. From February 1996 to December 1996, Mr. Frazzitta served as Vice President, Treasurer and Controller of the Company. From January 1995 to May 1995, Mr. Frazzitta served as Vice President and Treasurer of Allied Federal Savings Bank and from April 1992 to January 1995, he served as Assistant Vice President, Cash Management for North American Mortgage Company. From January 1991 to February 1992, Mr. Frazzitta was Controller of Chevron Federal Credit Union.

  John D. Horak has been the Senior Vice President, Credit and Risk Manager of the Company since April, 1997. From September 1994 until March, 1996 he served as Vice President of Credit Administration at First Interstate Bancorp of Los Angeles, California. From 1988 to 1994, Mr. Horak served as Vice President of Credit Management for ITT Consumer Financial Corp. From 1980 to 1988 Mr. Horak held various credit management positions at The Associates. Mr. Horak is a certified public accountant and has his M.B.A. from the University of Texas at Austin.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Notes will be issued pursuant to an Indenture dated as of the Issue Date
(the "Indenture"), among the Company, the Subsidiary Guarantors and        ,
as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." For purposes of this summary, the term "Company" refers only to Southern Pacific Funding Corporation and not to any of its Subsidiaries.

  The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured unsubordinated Indebtedness of the Company. However, the Notes will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, and interests (including Indebtedness) of Securitization Trusts which rank senior in right of payment to the Company's right to receive Excess Spread. The operations of the Company are conducted in part through its Subsidiaries and, therefore, the Company is dependent in part upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. All of the Company's current and future domestic Restricted Subsidiaries (other than Restricted Subsidiaries having total assets with a book value of less than $1 million and that do not guarantee any Indebtedness of the Company or any of its Subsidiary Guarantors) will guarantee the Company's payment obligations under the Notes on a senior unsecured basis. See "Risk Factors--Fraudulent Conveyance Considerations." As of the Issue Date, all of the Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. The Company's Foreign Subsidiary will not guarantee the Company's payment obligations under the Notes; provided, however that the Company will pledge 65% of the outstanding Equity Interests of such Foreign Subsidiary and each future Foreign Subsidiary to secure the Company's obligations on the Notes.

  As of June 30, 1997, after giving effect to this Offering and the application of the proceeds thereof, the Company and the Subsidiary Guarantors
had approximately $    million of secured Indebtedness outstanding under
credit facilities and an additional $    million was available for borrowing
thereunder. The Indenture will permit substantial additional borrowings by the Company and the Subsidiary Guarantors under its credit facilities in the future, subject to certain restrictions. See "Risk Factors--Leverage; Asset Encumbrances."

PRINCIPAL MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $125 million and
will mature on       , 2004. Interest on the Notes will accrue at the rate of
 % per annum and will be payable semi-annually in arrears on     and    ,
commencing on    , 1998, to Holders of record on the immediately preceding
and    . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; provided that all payments of principal, premium, if any, and interest with respect to the Notes the Holders of which have given valid, timely and complete wire transfer instructions to the Company and the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof in such instructions. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  The Indenture will provide that all existing and future Restricted Subsidiaries of the Company, except as provided below, jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior unsecured basis. The Company will covenant pursuant to the Indenture to cause (a) each of its Restricted Subsidiaries which is not a Foreign Subsidiary and which is not a Subsidiary Guarantor (other than Restricted Subsidiaries having total assets with a book value of less than $1 million and that do not guarantee any Indebtedness of the Company or any of the Subsidiary Guarantors) and (b) each Foreign Subsidiary, if, in the case of Foreign Subsidiaries, such Person guarantees or otherwise becomes liable for Indebtedness of the Company or any Subsidiary Guarantor to promptly execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary will guarantee payment of the Notes and the performance of the Company's other obligations under the Indenture to the extent set forth in the provisions of the Indenture relating to Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be designed so as not to constitute a fraudulent conveyance under applicable law; however, there can be no assurance that a court of competent jurisdiction would reach the same conclusion. See "Risk Factors--Fraudulent Conveyance Considerations." Separate financial statements of the Subsidiary Guarantors are not presented because management has determined that they would not be material to investors.

  The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

  The Indenture will provide that, subject to the covenant described below under "Certain Covenants--Merger, Consolidation or Sale of Assets," in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, including by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of its obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. The Indenture will also provide that in the event of a sale or other disposition of capital stock of a Quasi-Subsidiary pursuant to the exercise of a call option or similar arrangement on such capital stock as a result of which the Company and its Restricted Subsidiaries beneficially own less than 50% of the issued and outstanding capital stock of any such Quasi-Subsidiary, then such Quasi-Subsidiary will be released and relieved of its obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. In addition, the Indenture will provide that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary shall be released from its obligations under its Subsidiary Guarantee. See "Repurchase at the Option of Holders--Asset Sales."

  The Company conducts its United Kingdom operations through a Foreign Subsidiary. Accordingly, the Company's ability to meet its cash obligations may in part depend upon the ability of such Foreign Subsidiary and any future Foreign Subsidiary to make cash distributions to the Company. Furthermore, any right of the Company to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that the Company is itself recognized as a creditor or preferred stockholder of such Foreign Subsidiary, in which case the claims of the Company would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries senior in right of payment to that held by the Company. The Company's United Kingdom Subsidiary will not, and future Foreign Subsidiaries are not expected to, guarantee the Notes; provided, however that the Company will pledge 65% of the outstanding Equity Interests of such Foreign Subsidiary and each future Foreign Subsidiary to secure the Company's obligations on the Notes.

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the option of the Company prior to    ,
2001. Thereafter, the Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice to each Holder, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period commencing on     of the years set forth below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................      %
     2002............................................................      %
     2003 and thereafter.............................................      %

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

  If the redemption date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to Holders who tender the Notes pursuant to the redemption.

  In addition, at any time prior to    , 2001, upon a Public Equity Offering
of common stock of the Company for cash, up to 30% of the aggregate principal amount of the Notes originally issued may be redeemed at the option of the Company within 60 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days notice to each holder of the Notes to be redeemed, with cash from the net cash proceeds of such Public Equity Offering,
at a redemption price equal to    % of the principal amount thereof, together
with accrued and unpaid interest, if any (subject to the right of Holders of record on an interest payment record date to receive interest due on an interest payment date that is on or prior to such redemption date), provided that at least $87.5 million of the aggregate principal amount of the Notes remain outstanding immediately following such redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  The Indenture will provide that, upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than the earliest date permitted under Rule 14e-1 under the Exchange Act ("Rule 14e-1") and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Pursuant to the Indenture, on the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all the Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The Paying Agent is required to promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee is required to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not the covenant described below under "--Certain Covenants--Merger, Consolidation or Sale of Assets" is applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company's Warehouse Facilities contain, and future Indebtedness of the Company may contain, restrictions on certain transactions that could constitute a Change of Control. In addition, the financial effect on the Company of the exercise by the Holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under outstanding Indebtedness, even if the Change of Control itself does not. In addition, the Company's ability to pay cash to the Holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer and purchases all the Notes validly tendered and not withdrawn under such Change of Control Offer.

  If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

 ASSET SALES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee and, with respect to any Asset Sale involving consideration in excess of $5.0 million, a resolution of the Company's Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of except in the case of a Qualifying Disposition and (ii) at least 85% (or, in the case of the sale or other disposition of any Residual Receivables (or interest therein), 50%, subject to the restrictions in the following paragraph) of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee thereof) that are expressly assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any currencies, securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 30 days after receipt (to the extent of the cash received), shall be deemed to be Cash Equivalents for purposes of this provision.

  The Indenture will further provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly sell or otherwise convey or dispose of any Residual Receivables or interest therein for consideration of which less than 85% is in the form of Cash Equivalents, unless: (i) from and after the Issue Date, upon the creation of any Senior Residual Receivables by the Company or any Restricted Subsidiary, the Company shall designate, by an Officers' Certificate delivered to the Trustee, Senior Residual Receivables with an aggregate book value equal to 25% of the book value of the Senior Residual Receivables so created as Retained Residual Receivables and which Retained Residual Receivables are of a quality at least equal to the mean quality of such Senior Residual Receivables so created (which determination shall be made by the officers of the Company in good faith) ("Retained Residual Receivables") and no such designation shall have been revoked; (ii) none of the Residual Receivables sold, conveyed or otherwise disposed of constitute Retained Residual Receivables unless after giving effect to such sale, conveyance or other disposition, the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien would be greater than or equal to 250% of all Senior Indebtedness of the Company and its Restricted Subsidiaries; and (iii) after giving effect to any such sale, conveyance or other disposition of Residual Receivables the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien would be greater than or equal to 150% of all Senior Indebtedness of the Company and its Restricted Subsidiaries; provided, that for purposes of calculating the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien in clauses (ii) and (iii) above, no more than 25% of the aggregate book value thereof shall constitute Retained Residual Receivables. The Indenture will provide that from time to time the Company may revoke the designation of any Senior Residual Receivable as a Retained Residual Receivable if the Company simultaneously designates as Retained Residual Receivables (in addition to any other such designation otherwise required by the Indenture) Senior Residual Receivables (not subject to any
Lien) with an aggregate book value and of a quality equal to or greater than that of the Senior Residual Receivables as to which such designation has been revoked (which determination shall be made by the officers of the Company in good faith). Any determination of the amount of Residual Receivables shall be based on the consolidated balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, after giving pro forma effect to the Asset Sale for which such determination is being made and to any other sale of or Lien on or reduction of Residual Receivables, including Retained Residual Receivables, since the date of such balance sheet.

  The Indenture will permit the Company or any Restricted Subsidiary, as the case may be, within 180 days after the receipt of any Net Proceeds from an Asset Sale subject to this covenant, to apply an amount equal to 100% of such Net Proceeds to (i) a Permitted Investment (other than in Receivables that, at the time of purchase, are not Eligible Receivables), (ii) the making of any capital expenditure, or (iii) the acquisition of any other tangible assets (other than in Receivables that, at the time of purchase, are not Eligible Receivables), in each case, in or with respect to a Permitted Business. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce outstanding Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from Asset Sales not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Indenture will require the Company to make an offer to all Holders of the Notes (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture.

  To the extent that the aggregate amount of the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or the Restricted Subsidiary, as the case may be, may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee is required to select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Under the Indenture, the Asset Sale Offer is required to remain open for the minimum period of time required by Rule 14e-1 and no longer (the "Asset Sale Offer Period"). Under the Indenture, no later than five Business Days after termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company is required to purchase the principal amount of the Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all the Notes tendered in response to the Asset Sale Offer.

  If the Asset Sale Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to Holders who tender the Notes pursuant to the Asset Sale Offer.

  Under the Indenture, on or before the Asset Sale Purchase Date, the Company is required, to the extent lawful, to accept for payment, on a pro rata basis, to the extent necessary, the Asset Sale Offer Amount of the Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all such Notes tendered, and to deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the depositary or the Paying Agent, as the case may be, is required, not later than the Asset Sale Purchase Date, to mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company is required to issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, is required to authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of any Note surrendered. Any Note not so accepted is required to be promptly mailed or delivered by the

Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 and any other securities laws or regulations in connection with the repurchase of any Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) other than dividends or other payments or distributions payable in Equity Interests (excluding Disqualified Stock) of the Company or dividends or other payments or distributions payable to the Company or any Subsidiary Guarantor; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Subsidiaries (other than any such Equity Interests owned by any Wholly-Owned Restricted Subsidiary of the Company); (iii) make any principal payment on or with respect to, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee (other than intercompany Indebtedness payable to the Company or a Subsidiary Guarantor by any Restricted Subsidiary), except at its final stated maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (i) 25% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from but not including the last day of the first fiscal quarter ending immediately following the Issue Date to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, unless such Restricted Payment occurs after the date which financial statements for such fiscal quarter would be required to be filed pursuant to the Exchange Act, in which case the period shall include the last day of the Company's most recently ended fiscal quarter regardless of whether internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus (ii) 100% of the aggregate net Cash Equivalents proceeds received by the Company (other than from its Subsidiaries) from Capital Contributions after the Issue Date or the issue or sale after the Issue Date of (x) Equity Interests of the Company (other than Disqualified Stock) or (y) Disqualified Stock or Indebtedness represented by securities of the Company that have been converted into (or exchanged for) such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or other Indebtedness represented by securities that have been converted into Disqualified Stock); plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of
  (A) the cash return to the Company or one of its Restricted Subsidiaries of capital with respect to such Restricted Investment (less the cost of disposition, if any) which cash is not subject to restriction and (B) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, that the amount of any such net Cash Equivalents proceeds that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the payment of principal on, or purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that the amount of any such net Cash Equivalents proceeds from any such sale of Equity Interests or Indebtedness (to the extent such Indebtedness is used to refinance the Convertible Notes) that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iv) payments in an amount not to exceed $500,000 in the aggregate during any fiscal year of the Company (plus (x) any such amount not utilized in the preceding fiscal year and (y) the aggregate amount of net proceeds from the reissuance of such Equity Interests to employees or directors of the Company other than Disqualified Stock, provided, that the amount of net proceeds from any such reissuance of Equity Interests shall be excluded from clause (c)(ii) of the preceding paragraph) in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by an employee or director of the Company or any of its Subsidiaries, related to compensation or severance arrangements; (v) advances to a Securitization Trust required to be made by the Company or any Restricted Subsidiary (in its capacity as the holder of the residual interest in such trust) if such advances rank senior in right of payment to all other interests in, and Indebtedness of, such trust;
(vi) the exercise or conversion of an option, warrant or other security convertible or exchangeable for an equity security of a Strategic Alliance Client in connection with a substantially simultaneous sale or other disposition by the Company or a Restricted Subsidiary of such equity security for an amount in excess of the exercise price or other consideration paid by the Company or a Restricted Subsidiary in connection with such exercise or conversion; (vii) the making and consummation of any offer to repurchase any Indebtedness upon the occurrence of a change of control under and as defined in the documents governing such Indebtedness; provided, that in connection with Indebtedness incurred after the Issue Date, the definition of "change of control" is the same in all material respects as the definition of "Change of Control" set forth in the Indenture and payments pursuant thereto are not required to be made prior to the date on which the Change of Control Payment is required to be made under the Indenture and, with respect to any Indebtedness pari passu or subordinated in right of payment to the Notes, no sooner than 60 days after the date such Change of Control Offer is required to be made and (viii) the purchase, redemption or other acquisition or retirement for value by any Restricted Subsidiary of any Equity Interests of such Restricted Subsidiary.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid to the Company or a Restricted Subsidiary in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments other than cash shall be the fair market value (evidenced by an Officers' Certificate on the date of the Restricted Payment) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm, in each case, of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue Disqualified Stock, and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for preferred stock issued to and held by the Company or any Subsidiary Guarantor, provided that any subsequent issuance or transfer of Capital Stock that results in such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of such preferred stock (other than to the Company or any other Subsidiary Guarantor) will be deemed, in each case, to constitute the issuance of such preferred stock by the issuer thereof; provided, however, that the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor may issue preferred stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

  The foregoing provisions will not apply to:

    (1) the existence of Warehouse Facilities, regardless of amount, and the incurrence of Permitted Warehouse Debt by the Company or any of its Restricted Subsidiaries; provided, however, that to the extent any such Indebtedness of the Company or a Restricted Subsidiary of the Company ceases to constitute Permitted Warehouse Debt, to such extent such Indebtedness shall be deemed to be incurred by the Company or such Restricted Subsidiary of the Company, as the case may be, at such time;

    (2) the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness owing to the Company or any Subsidiary Guarantor; provided, however, that (i)(A) any subsequent issuance or transfer of any Capital Stock which results in any such Indebtedness being held by a Person other than a Subsidiary Guarantor and (B) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor, shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be, at such time, and (ii) any Indebtedness (x) of the Company to any Subsidiary Guarantor or (y) of any Subsidiary Guarantor to the Company is permitted as a Restricted Payment by the covenant described above under "-- Restricted Payments;"

    (3) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Subsidiary Guarantors of Subsidiary Guarantees;

    (4) Indebtedness of the Company and the Subsidiary Guarantors outstanding on the Issue Date;

    (5) the incurrence by the Company or any of the Subsidiary Guarantors of Permitted Refinancing Indebtedness;

    (6) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations directly related to (i) Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted by the Indenture to be incurred, (ii) Receivables held by the Company or a Restricted Subsidiary pending sale in a Securitization of a Qualified Whole Loan Sale, (iii) Receivables of the Company or a

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  Restricted Subsidiary that have been sold pursuant to a Warehouse Facility or (iv) Receivables that the Company or a Restricted Subsidiary reasonably expects to purchase or commit to purchase, finance or accept as collateral; provided, however, that, in the case of each of the foregoing clauses (i) through (iv), such Hedging Obligations are customary in the industry.

    (7) the Guarantee by the Company or any of the Subsidiary Guarantors of the Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

    (8) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness in an aggregate principal amount at any time outstanding (including any Indebtedness issued to refinance, replace, retire or otherwise acquire such Indebtedness) not to exceed $15.0 million;

    (9) (A) the incurrence by an Unrestricted Subsidiary of the Company of Non-Recourse Debt (including, without limitation, Non-Recourse Debt that would constitute Permitted Warehouse Debt if incurred by a Subsidiary Guarantor); provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of the Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary at such time and (B) the issuance by an Unrestricted Subsidiary of the Company of preferred stock; provided, however, that if any such Unrestricted Subsidiary shall become a Restricted Subsidiary, such event shall be deemed to constitute the issuance of Disqualified Capital Stock or preferred stock, as applicable, by a Restricted Subsidiary at such time; and

    (10) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness owing to any Strategic Alliance Client in an aggregate principal amount outstanding at any one time (including any Indebtedness issued to refinance, replace, retire or otherwise acquire such Indebtedness) not to exceed the aggregate amount of the Book Entry Residual Receivable relating to such Strategic Alliance Client outstanding at any one time.

  The Indenture will also provide that the Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated to the Notes, or the Subsidiary Guarantee of such Subsidiary Guarantor (as applicable), on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or of limited recourse.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (10) above or is entitled to be incurred pursuant to the first paragraph of this covenant, at the time incurred or deemed incurred the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

 LIENS

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 OWNERSHIP OF SUBSIDIARY STOCK

  The Company (i) will not directly or indirectly beneficially own less than a majority of the aggregate voting power of any of its now owned or hereafter acquired or formed Quasi-Subsidiaries and (ii) will not permit any of its Quasi-Subsidiaries to cease being eligible to file consolidated financial statements with the Company in accordance with GAAP, (including, without limitation, pursuant to any transaction which results in a Quasi-Subsidiary ceasing to be a Subsidiary of the Company or pursuant to the exercise of a call option) unless, in

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

each case, all outstanding Investments made by the Company and its Restricted Subsidiaries in such Quasi-Subsidiary (excluding any Investments consisting of common stock of the Company) shall have been repaid to the Company or to the Restricted Subsidiary making such Investment, in Cash Equivalents (which Cash Equivalents are not subject to restriction).

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets (other than Receivables) to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of
(a) agreements relating to Indebtedness as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, additions (including additional Warehouse Facilities), replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, additions, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements relating to Indebtedness as in effect on the Issue Date, (b) applicable law, (c) any instrument governing Acquired Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred or such Capital Stock was incurred or issued or its terms amended in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that such Person is not taken into account in determining on a pro forma basis whether such acquisition subject to such Acquired Debt was permitted by the terms of the Indenture, (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, and (f) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will (unless such transaction involves the merger of the Company and one of its Wholly-Owned Subsidiaries which is also a Subsidiary Guarantor and which transaction is not in connection with any other transaction) at the time of such transaction and after giving pro forma effect thereto, be permitted

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to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

 TRANSACTIONS WITH AFFILIATES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing actions, considered separately, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case, of national standing; provided that Affiliate Transactions shall not include (A) any employment agreement, stock option, employee benefit, indemnification, compensation (including the payment of reasonable fees to Directors of the Company or its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries), business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries and Strategic Alliance Clients not otherwise prohibited by the Indenture, (C) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in aggregate principal amount outstanding at any one time, and (D) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (E) Permitted Investments enumerated in clauses (a), (b), (c), (g) and (h), (F) the tax sharing agreement with ICII, relating to periods prior to the Company's initial public offering, (G) administrative benefits and services provided to the Company by ICII, including computer hardware and software, in an annual amount not in excess of $100,000,
(H) a registration rights agreement with ICII entered into in November 1996 and
(I) a five year consulting agreement with The Dewey Consulting Group entered into in June 1996.

 BUSINESS ACTIVITIES

  The Company will not, and will not permit any Restricted Subsidiary to, engage to any substantial extent in any business other than Permitted Businesses.

 PAYMENTS FOR CONSENT

  The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 REPORTS

  The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any of the Notes are outstanding, the Company will furnish to the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms (but excluding exhibits thereto; provided that the Company shall make such exhibits available free of charge upon request), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the notes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separately from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K (but excluding exhibits thereto; provided that the Company shall make such exhibits available free of charge upon request) if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described above under "Change of Control," "Asset Sales," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock," "Merger, Consolidation or Sale of Assets" or "Liens"; (iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be invalid or unenforceable or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

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

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to
   , 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition
on redemption of the Notes prior to    , 2003 then the premium specified in
the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default (other than a Default or Event of Default relating to the release of any Subsidiary Guarantor from its obligations under the Indenture or its Subsidiary Guaranty which waiver shall require the Holders of at least 66 2/3% in principal amount of the Notes then outstanding) and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The "Events of Default and Remedies" provisions described above shall apply to the Notes in lieu of those described in the accompanying Prospectus.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability, except, in the case of the Company or a Subsidiary Guarantor, in its capacity as obligor of the Notes or as a guarantor thereof. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal
Revenue Service a ruling (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of the Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture covered by clause
(iv) above) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company or the Subsidiary Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Company, the Subsidiary Guarantors or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that it has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under "--Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions.

  Without the consent of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder) release any Subsidiary Guarantor from its obligations under the Indenture or its Subsidiary Guarantee of the Notes (other than in accordance with the Indenture).

  Notwithstanding the foregoing, without the consent of any Holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into such Person or a Subsidiary of such Person or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback and the sale or other disposition of any Residual Receivables) other than sales of Receivables in connection with Securitizations, Qualified Whole Loan Sales or Warehouse Facilities and sales of defaulted assets, in each case in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the

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caption "Change of Control" and/or the provisions described above under
"Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issuance by any of the Company's Restricted Subsidiaries of Equity Interests, or the sale by the Company or any of its Restricted Subsidiaries of any Equity Interests of their Restricted Subsidiaries (other than directors qualifying shares), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or
(b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) an issuance of Equity Interests by a Subsidiary of the Company to the Company or to a Subsidiary Guarantor of the Company; (ii) a Restricted Payment that is permitted by the covenant described above under "Restricted Payments"; (iii) a sale, lease, conveyance or other disposition by a Restricted Subsidiary of the Company to the Company or a Subsidiary Guarantor or by the Company to a Subsidiary Guarantor and (iv) stock splits, dividends or other distributions to the Company's shareholders payable in Equity Interests of the Company (other than Disqualified Capital Stock).

  "Book-Entry Residual Receivables" means the interest represented by a ledger entry on the books of a trustee of a Securitization Trust relating to Residual Receivables of the Company derived from Receivables originated by a Strategic Alliance Client for sale into such Securitization Trust as part of a Securitization of Receivables by the Company or any of its Restricted Subsidiaries, net of the amount of fees paid to the Company by such Strategic Alliance Client for arranging the securitization of such Receivables.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Contribution" means any contribution to the equity of the Company for which no consideration (other than the issuance of Equity Interests (other than Disqualified Stock) of the Company) is paid.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest ratings obtainable from Moody's or Standard & Poor's and in each case maturing within nine months after the date of acquisition, and (vi) money market funds, the portfolios of which are limited to investments described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and excluding sales, leases, transfers, conveyances or other dispositions pursuant to whole loan sales, Securitizations, Warehouse Facilities or Residual Receivables financing arrangements otherwise permitted by the Indenture entered into in the ordinary course of business), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Permitted Holder becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by general voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all consolidated Indebtedness of the Company and its Restricted Subsidiaries excluding (A) Permitted Warehouse Debt, and (B) Hedging Obligations permitted to be incurred pursuant to clause
(6) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" to (ii) the Consolidated Net Worth of the Company.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Directors constituting Continuing Directors who were members of such Board at the time of such nomination or election.

  "Convertible Notes" shall mean the Company's Convertible Subordinated Notes Due 2006 issued November 1, 1996.

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

  "Credit Enhancement Agreements" means, collectively, any document, instrument or agreement entered into by the Company, or any of its Restricted Subsidiaries, and any Person exclusively for the purpose of providing credit support for asset-backed securities issued in connection with Securitizations.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that either (A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, in whole or in part, pursuant to a sinking fund obligation or otherwise, or (ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock, in whole or in part, or (iii) is redeemable, in whole or in part, at the option of the Holder thereof at any time, in any such case, on or prior to the date that is 91 days after the date on which the Notes mature, or (B) is designated by the Company (in a resolution of the Board of Directors delivered to the Trustee) as Disqualified Stock.

  "Eligible Receivables" means, at the time of determination, Receivables meeting the sale or loan eligibility criteria set forth in one or more of the Warehouse Facilities to which the Company or any of its Restricted Subsidiaries is a party at such time and is eligible for sale in a Securitization or pursuant to a Qualified Whole Loan Purchase.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock).

  "Excess Spread" means, over the life of a pool of Receivables that have been sold by the Company or a Restricted Subsidiary in a Securitization (including Receivables which have been contributed by a Strategic Alliance Client to any such Securitization), the amount determined by deriving the net present value of the cash flows expected to be received by the Company or any Restricted Subsidiary of the Company from the Securitization of such Receivables (exclusive of any proceeds from the sale of certificates by the Company or any of its Restricted Subsidiaries to any underwriter of the related certificates), less the net present value of any servicing fees and any liabilities of the Company or any of its Restricted Subsidiaries (based on the Company's or such Restricted Subsidiary's historical liabilities to Securitization trustees).

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

  "Foreign Residual Receivables" means Residual Receivables that relate to Receivables which originated from jurisdictions outside the United States of America.

  "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is incorporated in a jurisdiction other than the United States of America or 80% of the sales, earnings or assets of which are located in, generated from or derived from operations located in jurisdictions outside the United States of America.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect at the relevant time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. Notwithstanding the foregoing, the term "Guarantee" does not include obligations pursuant to representations, warranties, covenants and indemnities in connection with a Securitization or Warehouse Facility.

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

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, cap agreements, collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, or of pre-funding arrangements, in any case in the ordinary course of business of such Person and not for speculative purposes.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the unpaid deferred balance of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person; provided that if such indebtedness is not assumed by such Person such indebtedness shall be limited to the lesser of the principal amount of such indebtedness or the fair market value of the asset encumbered by such Lien), (iii) without duplication, all Warehouse Debt, (iv) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and, in the case of any Subsidiary Guarantor, preferred stock (but excluding in each case any accrued dividends thereon), and (v) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person to the extent of any Guarantee of such indebtedness provided by such Person. Except in the case of Warehouse Debt (the amount of which shall be determined in accordance with the definition thereof) and except in the case of Hedging Obligations (the amount of which shall be determined on a net basis after rights of set-off and related positions), the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term "Indebtedness" does not include obligations pursuant to representations, warranties, covenants and indemnities in connection with a Securitization, Qualified Whole Loan Sale or Warehouse Facility.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates including, without limitation, Quasi-Subsidiaries and Strategic Alliance Clients) in the forms of direct or indirect loans (including Guarantees of Indebtedness), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness of another Person, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company or any Restricted Subsidiary for consideration consisting solely of common equity securities of the Company (other than Disqualified Stock) shall not be deemed to be an Investment.

  "Issue Date" means    , 1997.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Mortgage Loan" means any mortgage, deed of trust or other instrument creating a lien on an estate in fee simple in a property, secured by a note or other evidence of an obligor's indebtedness under such mortgage, deed of trust or other instrument.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in
connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions and dispositions of any equity Investment in a Strategic Alliance Client or Quasi-Subsidiary) or
(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any Cash Equivalent received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred as a result thereof, taxes paid or payable, in the good faith estimation of the Company, as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness subordinated in right of payment to the Notes) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, including the stock of such Unrestricted Subsidiary.

  "Permitted Businesses" means any consumer or commercial finance business or any financial service business.

  "Permitted Holder" means Imperial Credit Industries, Inc.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary that is a Subsidiary Guarantor and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "Repurchase at the Option of Holders-- Asset Sales;" (e) any creation, purchase or other acquisition of Receivables, Residual Receivables or Servicing Receivables in the ordinary course of business; (f) other Investments in any Person that do not exceed $5.0 million in the aggregate since the Issue Date; (g) any Investment in a Strategic Alliance Client to the extent such Investment consists of options, warrants or other securities that are convertible or exchangeable for equity securities of such Strategic Alliance Client and is received by the Company or a Restricted Subsidiary without the payment of any consideration other than the concurrent provision by the Company or such Restricted Subsidiary to such Strategic Alliance Client of asset securitization or asset sale expertise on terms determined by the Company to be fair and reasonable to the Company or such Restricted Subsidiary from a financial point of view without taking into consideration any value that may inhere in such option, warrant or convertible or exchangeable security; and (h) any loans or advances to a Strategic Alliance Client to the extent such loans or advances consist of Indebtedness of such Strategic Alliance Client in an aggregate principal amount at any time outstanding not to exceed 100% of the aggregate book value (calculated in accordance with GAAP) of the Book-Entry Residual Receivables credited to such Strategic Alliance Client.

  "Permitted Liens" means (i) Liens on Receivables or other assets (other than Residual Receivables and Book-Entry Residual Receivables) securing Warehouse Debt or Hedging Obligations (or Guarantees of

Warehouse Debt or Hedging Obligations); (ii) Liens on Servicing Receivables, Residual Receivables and on the Capital Stock of Restricted Subsidiaries of the Company substantially all of the assets of which are Residual Receivables; provided, however, that, (x) no Lien shall be placed on any Retained Residual Receivable unless after giving effect to such sale, conveyance or other disposition the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien would be greater than or equal to 250% of all Senior Indebtedness of the Company and its Restricted Subsidiaries, (y) after giving effect to the incurrence of such Lien the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien would be greater than or equal to 150% of all Senior Indebtedness of the Company and its Restricted Subsidiaries; provided, that for purposes of calculating the aggregate amount of Senior Residual Receivables of the Company and its Restricted Subsidiaries which are unencumbered by any Lien in clauses (x) and
(y) above, no more than 25% of the aggregate book value thereof shall constitute Retained Residual Receivables; (iii) Liens in favor of the Company or any Restricted Subsidiary; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens (including, without limitation, Liens on Residual Receivables) in favor of a monoline insurance company or other provider of credit enhancement pursuant to a Credit Enhancement Agreement; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) Liens imposed by law, including but not limited to carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or, other Liens arising out of judgments or awards against the Company or any of its Restricted Subsidiaries with respect to which the Company or such Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review; (xii) survey exceptions, easements and other restrictions on the use of property; (xiii) Liens securing Indebtedness the proceeds of which were utilized by the Company or a Restricted Subsidiary solely to fund any advances to Securitization Trusts permitted by clause (v) of the second full paragraph under the caption "-- Certain Covenants--Restricted Payments," provided that such Liens encumber no assets other than the contractual right of the Company or such Restricted Subsidiary, as the case may be, to be reimbursed in respect of any advances funded by such Indebtedness; and (xiv) Liens to secure any Refinancing (or successive Refinancings), in whole or in part, of any Indebtedness (or commitment for Indebtedness) existing on the Issue Date; provided, however, that (x) any such new Lien shall be a Lien on the same asset class or interest securing the original Lien, (y) the Indebtedness secured by such Lien is not, solely by virtue of the Refinancing (unless otherwise permitted by the Indenture), increased to an amount greater than the greater of (A) the outstanding principal amount of the Indebtedness existing on the Issue Date secured by such Lien, or (B) if such Lien secures Indebtedness under a line of credit, the commitment amount of such line of credit existing on the Issue Date and (z) such Indebtedness is not otherwise prohibited by the Indenture. Any determination of Senior Residual Receivables shall be based on the consolidated balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, after giving pro forma effect to the Lien for which such determination is being made and to any other sale of or Lien on or reduction of Residual Receivables since the date of such balance sheet.

  "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clauses (1), (2), (6), (7), (8), (9) and (10) of the second paragraph of the covenant described under "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"); provided that: (i) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or mandatory redemption amount, plus accrued but unpaid interest or dividends on, the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of contractual prepayment charges and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity or final redemption date later than the final maturity or final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred or such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

  "Permitted Warehouse Debt" means Warehouse Debt of the Company or a Restricted Subsidiary outstanding under one or more Warehouse Facilities (excluding any Guarantees issued by the Company or a Restricted Subsidiary in connection therewith); provided, however, that (i) the assets purchased with proceeds of such Warehouse Debt are or, prior to any funding under the Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) such Warehouse Debt will be deemed Permitted Warehouse Debt (a) in the case of a Purchase Facility, only to the extent the holder of such Warehouse Debt has no contractual recourse to the Company or any of its Restricted Subsidiaries to satisfy claims in respect of such Warehouse Debt in excess of the realizable value of the Eligible Receivables financed thereby, and (b) in the case of any other Warehouse Facility, at the time such Warehouse Debt is incurred, only to the extent of the lesser of (A) the amount advanced by the lender with respect to the Eligible Receivables financed under such Warehouse Facility, and (B) 100% of the aggregate principal amount of such Eligible Receivables and (iii) any such Indebtedness incurred under such Warehouse Facility has not been outstanding in excess of 364 days.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Public Equity Offering" means an underwritten offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

  "Purchase Facility" means any Warehouse Facility in the form of a purchase and sale facility pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution, commercial paper facility or conduit and retains a right of first refusal or other repurchase arrangement upon the subsequent resale of such Receivables by such financial institution, commercial paper facility or conduit.

  "Qualified Whole Loan Sale" means any sale of a pool of Receivables to one or more third parties on an arms length basis and pursuant to a sale and purchase agreement containing standard representations, warranties and covenants relating to the Mortgage Loans sold and purchased thereunder.

  "Qualifying Disposition" means an Asset Sale resulting from the exercise by a Quasi-Subsidiary (or any of its Affiliates other than the Company and its Affiliates) of a call option on Equity Interests of such Quasi-

Subsidiary owned by the Company (or any of its Restricted Subsidiaries), so long as the Company (or such Restricted Subsidiary) receives Net Proceeds in Cash Equivalents therefrom in an amount at least equal to the initial book value of the Company's (or such Restricted Subsidiary's) Investment in such Equity Interests.

  "Quasi-Subsidiary" means any Person (i) who is a Subsidiary of the Company and (ii) who has (together with any call options held by any of its Affiliates other than the Company and its Affiliates) one or more call options or similar arrangements which, upon exercise thereof, would result in the Company no longer, directly or indirectly through any of its Restricted Subsidiaries, (x) with respect to any corporation, association or other business entity, owning more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or (y) with respect to any partnership or limited liability company (a) being the sole general partner or the managing general partner or managing member of such Person or (b) being the only general partner or managing member of such Person.

  "Receivables" means consumer and commercial loans, including Mortgage Loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary; provided, however, that for purposes of determining the principal value of a Receivable at any time, such principal value shall be determined in accordance with GAAP, consistently applied, as of the then most recent practicable date.

  "Refinance" means, in respect of any Indebtedness, to extend, refinance, renew, replace, defease, refund, repay, prepay, redeem, or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Residual Receivables" means at any time, the capitalized asset value of Excess Spread of the Company and its Restricted Subsidiaries (including, without limitation, interest-only and residual certificates of a Securitization Trust), with respect to any Receivable pool of any Securitization Trust, calculated in accordance with GAAP, consistently applied, less an amount equal to the net Indebtedness owed by the Company to a Strategic Alliance Client in consideration for a contribution of Receivables (represented by a Book-Entry Receivable of such entity).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Retained Residual Receivables" has the meaning specified under "-- Repurchase at Option of Holders-Asset Sales."

  "Securitization" means a public or private sale or pledge of Receivables in the ordinary course of business and by which the Company or a Restricted Subsidiary directly or indirectly sells, conveys, pledges or otherwise creates a Lien on a pool of specified Receivables, including any such transaction involving the sale of specified Receivables to a Securitization Trust which issues securities to investors in such Securitization Trust and creates Residual Receivables.

  "Securitization Trust" means any Person that is not a Restricted Subsidiary established exclusively for the purpose of issuing securities in connection with any Securitization, the obligations of which are without recourse to the Company or any of its Subsidiaries (other than obligations constituting Indebtedness incurred in accordance with the first paragraph of the covenant described under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock").

  "Senior Indebtedness" means all Indebtedness of any Person that is not subordinated in right of payment to any other Indebtedness or other obligations of such Person, excluding Permitted Warehouse Debt and Hedging Obligations permitted to be incurred under the Indenture and, in the case of Indebtedness secured by Senior Residual Receivables, the lesser of (x) the amount of such Indebtedness and (y) the amount of the Senior Residual Receivables securing such Indebtedness.

  "Senior Residual Receivables" means Residual Receivables of the Company or any of its Restricted Subsidiaries which are not structurally subordinated to any other interest in the Securitization of a pool of Receivables creating such Residual Receivables other than the certificates initially distributed by an underwriter or underwriters in connection with such Securitization.

  "Servicing Receivables" means the servicing rights or any interest therein with respect to any Receivables.

  "Strategic Alliance Client" means any Person (other than a Restricted Subsidiary) engaged in a Permitted Business to which the Company provides, or reasonably expects to provide, financing, asset securitization or asset sales expertise in return for commitments by such Strategic Alliance Client to sell Receivables, from time to time, to the Company or a Restricted Subsidiary of the Company.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or
(b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantee" means the Guarantee of the Notes in accordance with the provisions of the Indenture.

  "Subsidiary Guarantor" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board
Resolution; but only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (other than obligations constituting
Indebtedness incurred in accordance with the first paragraph of the covenant described under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock") (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred

Stock," (ii) such Subsidiary becomes a Subsidiary Guarantor, and (iii) no Default or Event of Default would exist following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

  "Warehouse Debt" means Indebtedness of the Company or a Restricted Subsidiary equal to the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) in the case of a Purchase Facility, the book value of the Eligible Receivables financed under such Warehouse Facility, until such time as such Eligible Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company, including any Guarantees issued by the Company or a Restricted Subsidiary in connection therewith.

  "Warehouse Facility" means any funding arrangement, including Purchase Facilities, with a financial institution or other lender or purchaser or any conduit or special purpose vehicle used in connection with such funding arrangement, to the extent (and only to the extent) that the Company or any of its Restricted Subsidiaries incurs Warehouse Debt thereunder exclusively to finance or refinance the purchase or origination of Receivables by the Company or a Restricted Subsidiary prior to securitization.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing
(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity (or final redemption, in the case of Disqualified Stock), in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness or mandatory redemption amount of Disqualified Stock.

  "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

6.75% CONVERTIBLE SUBORDINATED NOTES

  In November 1996, the Company issued its 6.75% Convertible Subordinated Notes (the "Convertible Notes") in aggregate principal amount of $75.0 million pursuant to an Indenture (the "6.75% Indenture") dated as of October 1, 1996, by and between the Company and The Bank of New York, as trustee (the "Convertible Note Trustee"). The terms of the Convertible Notes include those set forth in the 6.75% Indenture and those made part of the 6.75% Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The Convertible Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, as described under "Subordination" below. Neither the 6.75% Indenture nor the Convertible Notes will limit the amount of Senior Indebtedness or other indebtedness that the Company or any subsidiary may incur.

  The Convertible Notes will mature on October 15, 2006. The Convertible Notes bear interest at 6.75% per annum payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 1997.

 SUBORDINATION

  The Convertible Notes are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and rank at least pari passu with other unsecured subordinated indebtedness of the Company that pursuant to its terms provides for such ranking. The rights of holders of Convertible Notes are effectively subordinated by operation of law to all liabilities (including trade payables and commitments under leases) of the Company's subsidiaries, if any. Neither the 6.75% Indenture nor the Convertible Notes restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or any subsidiary, or the right of the Company to form, acquire or have an interest in any subsidiary. Any right of the Company to receive assets of any subsidiary upon liquidation or reorganization thereof (and the consequent right of the holders of the Convertible Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.

 CONVERSION RIGHTS

  The Convertible Notes are convertible into Common Stock, initially at the conversion price of $23.80 per share (equivalent to approximately 42.02 shares of Common Stock for each $1,000 principal amount of Convertible Notes), at any time prior to redemption or maturity. The right to convert a Note called for redemption or delivered for repurchase pursuant to an offer to repurchase the Convertible Notes upon a Change of Control will terminate at the close of business on the fifth Business Day next preceding the redemption date for such Note (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured or such Note is redeemed). Holders of the Convertible Notes have the right to convert Convertible Notes called for redemption until terminated in accordance with the preceding sentence.

  The conversion price is subject to adjustment in certain events, including
(i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at less than the then-current market price (as determined in accordance with the Convertible Notes) unless holders of Convertible Notes are entitled to receive the same upon conversion, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding not only those rights, options, warrants, but also dividends and distributions referred to above, dividends and distributions paid in cash out of the retained earnings of the Company).

 OPTIONAL REDEMPTION

  The Convertible Notes may be redeemed, at the option of the Company, in whole or in part, at any time on and after October 31, 1999, upon not less than 30 nor more than 60 days notice at a redemption price equal to 103% of their principal amount if redeemed during the period commencing October 31, 1999 through October 14, 2000, 102% of their principal amount if redeemed during the 12-month period commencing October 15, 2000, 101% of their principal amount if redeemed during the 12-month period commencing October 15, 2001 and 100% of their principal amount if redeemed on or after October 15, 2002, in each case together with accrued and unpaid interest to the date fixed for redemption. In the event of a partial redemption, the Convertible Notes to be redeemed will be selected by the Convertible Note Trustee by such method as the Convertible Note Trustee shall deem fair and appropriate.

 CHANGE OF CONTROL

  Each holder of a Convertible Note has the right, at such holder's option, to cause the Company to purchase such Note (equal to $1,000 or an integral multiple thereof) in whole or in part, for a cash amount equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if certain events constituting a change of control occur.

 EVENTS OF DEFAULT

  The 6.75% Indenture defines an Event of Default with respect to the Convertible Notes as any of the following events: (i) the failure by the Company to pay any installment of interest on, the Convertible Notes as and when the same becomes due and payable and the continuance of any such failure for a period of 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Convertible Notes as and when the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure of the Company to perform any conversion of Convertible Notes required under the 6.75% Indenture and the continuance of any such failure for a period of 60 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Convertible Notes or the 6.75% Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after appropriate written notice is given to the Company by the Convertible Note Trustee or to the Company and the Convertible Note Trustee by the holders of at least 25% in aggregate principal amount of the Convertible Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its significant subsidiaries, (vi) a default in the payment of principal, premium, if any, or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its significant subsidiaries with an aggregate principal amount in excess of $5 million, and (vii) final judgements not covered by insurance aggregating in excess of $2 million, at any one time rendered against the Company or any of its subsidiaries and not satisfied, stayed, bonded or discharged within 60 days.

  The 6.75% Indenture provides that if an Event of Default occurs and is continuing, then the Company will provide notice thereof to the Convertible Note Trustee within five Business Days after the Company becomes aware of such Event of Default, and the Convertible Note Trustee shall then notify the holders of Convertible Notes thereof within 90 days after its receipt of notice from the Company. If an Event of Default occurs and is continuing, the Convertible Note Trustee or the holders of 25% in aggregate principal amount of the Convertible Notes then outstanding may, by notice in writing to the Company (and to the Convertible Note Trustee, if given by the holders), declare all principal and accrued interest thereon to be due and payable immediately.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters"), has agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, the aggregate principal amount of the Notes set forth opposite its name below:

                                                                PRINCIPAL AMOUNT
   UNDERWRITER                                                      OF NOTES
   -----------                                                  ----------------
   Donaldson, Lufkin & Jenrette Securities Corporation.........   $
   NationsBanc Montgomery Securities, Inc. ....................
   Smith Barney Inc. ..........................................
                                                                  ------------
       Total...................................................   $125,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Notes offered hereby are subject to certain conditions precedent. If any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Notes must be purchased.

  The Underwriters propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus
and to certain dealers at such price less a concession not to exceed     % of
the principal amount of the Notes. The Underwriters may allow, and such
dealers may reallow, discounts not to exceed    % of the principal amount of
the Notes on sales to certain other dealers. After the initial public offering of the Notes, the public offering price and concession and reallowance and other selling terms may be changed by the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including the liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

  The Notes are a new issue of securities with no existing market and the Company does not intend to list the Notes on any national securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Notes, but are not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase Notes in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Notes in the open market to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

  Under the Rules of Fair Practice of the National Association of Securities Dealers ("NASD"), if more than 10% of the net proceeds of a public offering of debt securities, not including underwriting compensation, are intended to be paid to members of the NASD or affiliated or associated persons that are participating in the distribution of the offering, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the Conduct Rules of the NASD. Donaldson, Lufkin & Jenrette Securities Corporation provides an interest-only and residual loan line of credit which is being repaid in connection with the Offering. See "Use of Proceeds." As a result, Donaldson, Lufkin & Jenrette Securities Corporation is expected to receive in the aggregate more than 10% of the net proceeds of the Offering. Accordingly, Smith Barney Inc. has agreed to act as the qualified independent underwriter in connection with this Offering. The yield on the Notes, when sold to the public at the public offering price set forth on the cover of this Prospectus, will be no lower than that recommended by Smith Barney Inc. In exchange for its service for acting as a qualified independent underwriter, Smith Barney Inc. will receive $5,000 from the Company.

  The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the principal amount of the Notes being offered hereby.

  Investment banking and/or other advisory services have been provided to the Company, ICII and their respective subsidiaries by Donaldson, Lufkin and Jenrette Securities Corporation and, in the case of ICII and its subsidiaries, also by NationsBanc Montgomery Securities, Inc. Each of Donaldson, Lufkin and Jenrette Securities Corporation and NationsBanc Montgomery Securities, Inc. expects to continue to provide such services in the future.

                                 LEGAL MATTERS

  The validity of the issuance of the Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Southern Pacific Funding Corporation as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been included and incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Notes offered pursuant to this Prospectus. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the principal office of the Commission in Washington, D.C. Copies of the materials containing this information may be obtained from the Commission upon payment of the prescribed fee. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the Notes offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit hereto.

  The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports and other information regarding the Company at (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange. The Company's reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference herein:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b)  the Company's Proxy Statement dated April 30, 1997;

     (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (d) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

     (e)  the Company's Report on Form 8-K dated October 10, 1997.

  In addition, each document filed by the Company pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document.

  Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated by reference in this Prospectus (not including the exhibits to and such document unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates by reference). Requests for such copies should be directed to Southern Pacific Funding Corporation, One Centerpointe Drive, Suite 500, Lake Oswego, Oregon 97035, Attention: Director of Corporate Communications, telephone number (503) 684-4700.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 (audited) and
 June 30, 1997 (unaudited)................................................  F-3
Consolidated Statements of Earnings for the Years Ended December 31, 1994,
 1995 and 1996 (audited) and the Six Months Ended June 30, 1996 and 1997
 (unaudited)..............................................................  F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1994, 1995 and 1996 (audited) and the six months ended June
 30, 1997 (unaudited).....................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1995 and 1996 (audited) and for the Six Months Ended June 30, 1996 and 1997 (unaudited).....................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southern Pacific Funding Corporation:

  We have audited the accompanying consolidated balance sheets of Southern Pacific Funding Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern Pacific Funding Corporation and subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Portland, Oregon
January 23, 1997

                      SOUTHERN PACIFIC FUNDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                        DECEMBER 31, DECEMBER 31,   JUNE 30,
                                            1995         1996         1997
                                        ------------ ------------ ------------
                                                                  (UNAUDITED)
                ASSETS
                ------
Cash................................... $        --  $ 14,175,566 $ 16,253,655
Loans held for sale....................   80,263,671  223,059,102  225,643,025
Loans held under repurchase agreement..   12,800,565          --           --
Interest-only and residual
 certificates..........................   22,468,642   87,016,900  172,663,986
Accrued interest receivable............      977,374    3,181,449    3,909,321
Premises and equipment, net............      421,695    3,036,388    5,670,266
Goodwill...............................          --     4,742,571    7,419,158
Other assets...........................      282,831    5,165,048   10,620,179
                                        ------------ ------------ ------------
  Total assets......................... $117,214,778 $340,377,024 $442,179,590
                                        ============ ============ ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 ------------------------------------
Liabilities:
Bank overdraft......................... $    619,517 $        --  $        --
Borrowings under warehouse lines of
 credit................................   96,130,120  152,680,395  191,974,065
Borrowings from SPTL...................    2,758,147          --           --
Deferred tax liability.................          --    18,445,495   35,709,371
Due to affiliates......................    1,585,150       80,166       80,096
Convertible subordinated notes.........          --    75,000,000   75,000,000
Other liabilities......................    3,233,125    9,022,000   28,037,832
                                        ------------ ------------ ------------
  Total liabilities....................  104,326,059  255,228,056  330,801,364
Minority Interest......................          --  $     62,735 $     80,673
Shareholders' equity:
Preferred stock, no par value,
 5,000,000 shares authorized; none
 issued or outstanding at December 31,
 1995 and 1996, and June 30, 1997
 (unaudited)...........................          --           --           --
Common stock, no par value, 75,000,000
 shares authorized; 15,562,500 issued
 and outstanding at December 31, 1995,
 20,737,500 issued and outstanding at
 December 31, 1996 and 20,748,750
 issued and outstanding at June 30,
 1997 (unaudited)......................          --    53,798,099   53,950,780
Contributed capital....................      789,591      247,500      247,500
Translation adjustment (unaudited).....          --           --       (14,683)
Retained earnings......................   12,099,128   31,040,634   57,113,956
                                        ------------ ------------ ------------
  Total shareholders' equity...........   12,888,719   85,086,233  111,297,553
                                        ------------ ------------ ------------
  Total liabilities and shareholders'
   equity.............................. $117,214,778 $340,377,024 $442,179,590
                                        ============ ============ ============

          See accompanying notes to consolidated financial statements.

                      SOUTHERN PACIFIC FUNDING CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                              SIX MONTHS ENDED JUNE
                              YEARS ENDED DECEMBER 31,                30,
                         ----------------------------------- -----------------------
                            1994        1995        1996        1996        1997
                         ----------- ----------- ----------- ----------- -----------
                                                                   (UNAUDITED)
Revenues:
  Gains on sales of
   loans................ $ 9,571,583 $16,328,621 $55,360,515 $18,885,698 $61,938,379
  Interest income.......   2,135,886   4,304,760  13,848,976   4,970,922  16,427,030
  Securities valuation
   and other income.....         --    1,666,682   4,265,285   1,901,811   1,297,968
                         ----------- ----------- ----------- ----------- -----------
    Total revenues......  11,707,469  22,300,063  73,474,776  25,758,431  79,663,377
                         ----------- ----------- ----------- ----------- -----------
Expenses:
  Interest on other
   borrowings...........     886,055   3,413,652   7,799,986   3,365,230   9,395,394
  Personnel and
   commission expense...   2,155,945   4,190,566  10,996,713   4,105,060  16,463,872
  General and
   administrative
   expense..............   1,261,708   2,153,220   6,599,474   1,938,250   9,234,329
                         ----------- ----------- ----------- ----------- -----------
    Total expenses......   4,303,708   9,757,438  25,396,173   9,408,540  35,093,595
                         ----------- ----------- ----------- ----------- -----------
Earnings before taxes...   7,403,761  12,542,625  48,078,603  16,349,891  44,569,782
Income taxes............   3,072,560   5,205,190  20,446,614   6,954,430  18,496,460
                         ----------- ----------- ----------- ----------- -----------
  Net earnings.......... $ 4,331,201 $ 7,337,435 $27,631,989 $ 9,395,461 $26,073,322
                         =========== =========== =========== =========== ===========
Net earnings per share:
  Primary...............                         $      1.40 $      0.56 $      1.17
  Fully-diluted.........                         $      1.37 $      0.56 $      1.08
Weighted average number
 of shares outstanding
 (in thousands):
  Primary...............                              19,804      16,772      22,272
  Fully-diluted.........                              20,512      16,772      25,423


          See accompanying notes to consolidated financial statements.

                      SOUTHERN PACIFIC FUNDING CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            COMMON    CONTRIBUTED TRANSLATION  RETAINED    SHAREHOLDERS'
                             STOCK      CAPITAL   ADJUSTMENT   EARNINGS       EQUITY
                          ----------- ----------- ----------- -----------  -------------
Balance, December 31,
 1992...................  $       --   $     --    $    --    $       --   $        --
Capital contribution,
 1993...................          --     539,591        --            --        539,591
Net earnings, 1993......          --         --         --        430,492       430,492
                          -----------  ---------   --------   -----------  ------------
Balance, December 31,
 1993...................          --     539,591        --        430,492       970,083
Common stock issued,
 1994...................          --     250,000        --            --        250,000
Net earnings, 1994......          --         --         --      4,331,201     4,331,201
                          -----------  ---------   --------   -----------  ------------
Balance, December 31,
 1994...................          --     789,591        --      4,761,693     5,551,284
Net earnings, 1995......          --         --         --      7,337,435     7,337,435
                          -----------  ---------   --------   -----------  ------------
Balance, December 31,
 1995...................          --     789,591        --     12,099,128    12,888,719
Effect of contribution
 transaction............          --    (542,091)       --     (8,690,483)   (9,232,574)
Proceeds from initial
 public offering of
 5,175,000 shares of
 common stock, net of
 offering expenses of
 $4,810,911.............   53,798,099        --         --            --     53,798,099
Net earnings, December
 31, 1996...............          --         --         --     27,631,989    27,631,989
                          -----------  ---------   --------   -----------  ------------
Balance, December 31,
 1996...................   53,798,099    247,500        --     31,040,634    85,086,233
Exercise of stock
 options (unaudited)....      152,681        --         --            --        152,601
Translation adjustment
 (unaudited)............          --         --     (14,683)          --        (14,683)
Net earnings, six months
 ended June 30, 1997
 (unaudited)............          --         --         --     26,073,322    26,073,322
                          -----------  ---------   --------   -----------  ------------
Balance, June 30, 1997
 (unaudited)............  $53,950,780  $ 247,500   $(14,683)  $57,113,956  $111,297,553
                          ===========  =========   ========   ===========  ============


          See accompanying notes to consolidated financial statements.

                      SOUTHERN PACIFIC FUNDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------  -------------------------------
                            1994          1995          1996           1996          1997
                         -----------  ------------  -------------  ------------  ------------
                                                                          (UNAUDITED)
Cash flows from
 operating activities:
  Net earnings.......... $ 4,331,201  $  7,337,435  $  27,631,989  $  9,395,461  $ 26,073,322
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in)
   operating activities:
    Depreciation and
     amortization.......       6,446        51,488        615,258       207,553       875,007
    Minority interest...         --            --             --            --         17,938
    Translation
     adjustment.........         --            --             --            --        (14,683)
    Securities
     valuation..........         --            --      (4,265,285)   (1,901,811)   (1,597,543)
      Changes in certain
       assets and
       liabilities, net
       of effect of
       acquisitions and
       contribution
       transaction:
        Mortgage loans
         held for sale..   1,347,881   (63,536,648)  (143,632,836)  (36,019,620)   (2,583,923)
        Loans held under
         repurchase
         agreement......         --    (12,800,565)    12,800,565    12,800,565           --
        Net changes in
         interest only
         and residual
         certificates...  (4,233,543)  (18,235,099)   (71,493,840)  (22,838,563)  (84,049,543)
        Accrued interest
         receivable.....      17,083      (928,119)    (2,204,075)     (329,609)     (727,872)
        Deferred tax
         liability......         --            --      20,446,614           --     17,263,876
        Other assets....         --       (282,831)    (1,387,556)   (1,516,963)   (5,382,019)
        Other
         liabilities....      46,183     3,186,942      3,787,856     8,347,344    19,015,832
                         -----------  ------------  -------------  ------------  ------------
  Net cash provided by
   (used in) operating
   activities...........   1,515,251   (85,207,397)  (157,701,310)  (31,855,645)  (31,109,608)
                         -----------  ------------  -------------  ------------  ------------
Cash used in investing
 activities:
  Purchases of premises
   and equipment........     (42,776)     (436,853)    (3,028,897)   (1,897,953)   (2,458,584)
  Payment for
   acquisitions.........         --            --      (5,000,000)          --     (3,800,000)
  Payment for long-term
   investment and loan
   commitment...........         --            --        (525,000)          --            --
                         -----------  ------------  -------------  ------------  ------------
  Net cash used in
   investing activities.     (42,776)     (436,853)    (8,553,897)   (1,897,953)   (6,258,584)
                         -----------  ------------  -------------  ------------  ------------
Cash flows from
 financing activities:
  Net changes in:
    Borrowings under
     warehouse lines of
     credit.............         --     96,130,120     56,550,275   (17,960,229)   39,293,670
    Borrowings from
     SPTL...............  (1,222,475)  (12,940,537)       322,053       322,053           --
    Due to affiliates...         --      1,585,150     (1,504,984)      382,148           (70)
    Bank overdraft......         --        619,517       (619,517)     (619,517)          --
  Proceeds from
   convertible
   subordinated notes...         --            --      72,162,436           --            --
  Capital contribution..         --            --        (277,589)     (262,003)          --
  Proceeds from issuance
   of common stock......         --            --      53,798,099    53,839,089       152,681
                         -----------  ------------  -------------  ------------  ------------
  Net cash provided by
   (used in) financing
   activities...........  (1,222,475)   85,394,250    180,430,773    35,701,541    39,446,281
                         -----------  ------------  -------------  ------------  ------------
  Net change in cash....     250,000      (250,000)    14,175,566     1,947,945     2,078,089
  Cash at beginning of
   year.................         --        250,000            --            --     14,175,566
                         -----------  ------------  -------------  ------------  ------------
  Cash at end of year... $   250,000  $        --   $  14,175,566  $  1,947,945  $ 16,253,655
                         ===========  ============  =============  ============  ============

          See accompanying notes to consolidated financial statements.

                     SOUTHERN PACIFIC FUNDING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)
               AND THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1996

1. ORGANIZATION

  Southern Pacific Funding Corporation ("SPFC" or the "Company") is the successor to the Residential Lending Division of Southern Pacific Thrift and Loan ("SPTL"). The Company originates and acquires non-conforming single-family residential loans, including loans secured by second mortgages. In October 1994, Imperial Credit Industries, Inc. ("ICII") incorporated the Company as part of a strategic decision to form a separate subsidiary through which to operate SPTL's Residential Lending Division. In April 1995, ICII caused SPTL to contribute (the "Contribution Transaction") to SPFC certain customer lists of SPTL's Residential Lending Division to the ongoing operations of such division. In addition, in April 1995 all employees of SPTL's Residential Lending Division became employees of SPFC.

2. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of SPFC and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The historical operations of SPFC as a division of SPTL have been presented in the financial statements as if SPFC had operated as a stand-alone company.

 BORROWINGS FROM AFFILIATES

  The average borrowings from affiliates and interest rates used to determine the weighted average interest on borrowings for the years ended December 31, 1994, 1995 and 1996 are as follows:

                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1994         1995         1996
                                           -----------  -----------  ----------
     Estimated average borrowings......... $25,195,833  $34,777,138  $3,890,267
     Interest rate........................        4.15%        3.69%       6.25%
     Interest on borrowings............... $   866,055  $ 1,284,282  $  230,236

 INCOME TAXES

  The accompanying financial statements reflect income taxes for SPFC as if it had been a separate entity for all years presented. SPFC accounts for income taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     SOUTHERN PACIFIC FUNDING CORPORATION

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 MORTGAGE LOANS HELD FOR SALE

  Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the cost of the mortgage loans reduced or increased by the net deferred fees or costs associated with originating or acquiring the loan and increased by costs that are recognized upon sale. On an ongoing basis, management of the Company monitors the loan portfolio and considers such factors as historical loan loss experience, underlying collateral values, known problem loans, assessment of economic conditions, including changes in interest rates, and other appropriate data to identify risks in the loan portfolio.

 INTEREST-ONLY AND RESIDUAL CERTIFICATES

  Assets reflected in the accompanying balance sheets as interest-only and residual certificates in real estate mortgage investment conduits (REMICs) are recorded as a result of the Company's securitization of loans through various trust vehicles. The Company considers its obligations under recourse provisions in connection with its securitizations in valuing its interest-only and residual certificates. The Company estimates future cash flows from these interest-only and residual certificates and values them utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser and records them as trading securities at fair value in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Unrealized gains and losses are included in gains on sales of loans in the accompanying financial statements. To the Company's knowledge, there is no active market for the sale of these interest-only and residual certificates.

  The fair value of interest-only and residual certificates is determined by computing the present value of the excess of the weighted average coupon on the loans sold over the sum of: (1) the coupon on the senior interests, (2) a base servicing fee paid to the loan servicer, (3) expected losses to be incurred on the portfolio of loans sold over the lives of the loans, and (4) fees payable to the trustee and monoline insurer. Prepayment assumptions used in the present value computation are based on recent evaluations of the actual prepayments of the Company's servicing portfolio or on market prepayment rates on new portfolios, taking into consideration the current interest rate environment and its expected impact on prepayment rates. The cash flows expected to be received by the Company are discounted at an interest rate (15%) that the Company believes an unaffiliated third-party purchaser would require as a rate of return on such a financial instrument. To the extent that actual future excess cash flows are different from estimated excess cash flows, the fair value of the Company's interest-only and residual certificates will be adjusted quarterly with corresponding adjustments made to earnings in that period.

  In certain of its securitizations, the Company provided an initial overcollateralization on the securities sold and in all its securitizations the Company builds overcollateralization as cash flows projected as described above are used by the trustee to reduce the outstanding balance of the securities sold by the Company. The current amount of such overcollateralization is recorded by the Company as part of its interest-only and residual certificates.

                     SOUTHERN PACIFIC FUNDING CORPORATION

 GAINS ON SALES OF LOANS

  Gains on sales of loans are determined by deducting from the gross proceeds of the sales or securitizations the allocated basis in the loans sold or securitized and related transaction costs. Included in gains on sales of loans are gains on sales of loan servicing, which amounted to $810,000 in 1994. The initial fair value on interest-only and residual certificates are included in gains on sales of loans.

 INTEREST INCOME

  Interest income includes interest earned on mortgage loans held for sale.

 SECURITIES VALUATION AND OTHER INCOME

  Securities Valuation and Other Income includes the change in unrealized gains and losses on interest-only and residual certificates.

 PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation or amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of individual assets (three to five years). Leasehold improvements are amortized over the terms of the related leases or the estimated useful lives of improvements, whichever is shorter.

 DIVIDENDS

  The Company intends to retain all of its future earnings to finance its operations.

 GOODWILL

  Goodwill, which represents the excess of purchases price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

 LONG-TERM INVESTMENTS

  Long-term investments, included in other assets, are carried at cost and consist of preferred stock of $360,000.

 USE OF ESTIMATES

  Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 NET EARNINGS PER SHARE

  Net earnings per share is determined by dividing net earnings, adjusted for common stock equivalents and interest accrued on convertible subordinated notes, by the average number of shares of common stock outstanding during the year adjusted for the dilutive effect of common stock equivalents. Earnings per share for

                     SOUTHERN PACIFIC FUNDING CORPORATION

1996 and all share data related to shares issued and outstanding have been restated to give recognition to a 4,150 for one stock split effected April 1, 1996. Also, all share data related to shares issued and outstanding have been restated to give retroactive recognition to a three for two stock split effected January 23, 1997.

4. LOANS HELD UNDER REPURCHASE AGREEMENT

  In September 1995, the Company entered into an agreement to acquire certain mortgage loans under a master repurchase agreement with a financial institution. The Company advances the financial institution 98% of the outstanding principal balance of a loan, and all rights (including title) are transferred to the Company under the repurchase agreement. In the event that the financial institution defaults on its obligations under the repurchase agreement, the Company could receive less than its cost basis on the sale of the loans to another party. This risk is offset by the requirement that the financial institution maintain at all times a margin account for the Company equal to 102% of the value of the loans underlying the repurchase agreement.

  At December 31, 1995 and 1996, the Company held $12,800,565, and $0, respectively, in loans under repurchase agreements which were scheduled to mature within 60 days. The maximum amount of loans held under repurchase agreements with the financial institution during the years ended December 31, 1995 and 1996 was approximately $14,904,000 and $25,376,000, respectively, and the average amount held during the years ended December 31, 1995 and 1996 was approximately $4,718,000 and $3,251,000, respectively.

5. INTEREST-ONLY AND RESIDUAL CERTIFICATES

  Assets generated from the Company's loan securitizations as of December 31, 1995 and 1996, are as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
     Interest-only Certificates........................ $ 2,629,184 $74,353,837
     Residual Certificates.............................  23,029,417  21,456,300
                                                        ----------- -----------
                                                        $25,658,601 $95,810,137
                                                        =========== ===========

6. PREMISES AND EQUIPMENT

  Premises and equipment consisted of the following at December 31, 1995 and 1996:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1995       1996
                                                           --------  ----------
     Premises and equipment............................... $479,629  $3,634,193
     Less accumulated depreciation and amortization.......  (57,934)   (597,805)
                                                           --------  ----------
                                                           $421,695  $3,036,388
                                                           ========  ==========

                     SOUTHERN PACIFIC FUNDING CORPORATION

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The table below summarizes the information about the fair value of the financial instruments recorded on the Company's financial statements at December 31, 1995 and 1996 in accordance with SFAS 107:

                                 DECEMBER 31, 1995        DECEMBER 31, 1996
                              ----------------------- -------------------------
                                 CARRY       FAIR        CARRY         FAIR
                                 VALUE       VALUE       VALUE        VALUE
                              ----------- ----------- ------------ ------------
Cash......................... $       --  $       --  $ 14,175,566 $ 14,175,566
Loans held for sale..........  80,263,671  82,671,581  223,059,102  231,981,466
Loans held under repurchase
 agreement...................  12,800,565  13,453,656          --           --
Interest-only and residual
 certificates................  22,468,642  22,468,642   87,016,900   87,016,900
Bank overdraft...............     619,517     619,517          --           --
Borrowings under warehouse
 lines of credit.............  96,130,120  96,130,120  152,680,395  152,680,395
Borrowings from SPTL.........   2,758,147   2,758,147          --           --
Due to affiliates............   1,585,150   1,585,150       80,166       80,166

  Because no market exists for certain of the Company's assets and liabilities, fair value estimates are based on judgments regarding credit risk, investor expectations of future economic conditions, normal cost of administration and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments, including the off balance sheet instruments disclosed in Note 14, are as follows:

  Cash (bank overdraft). The carrying values reported are the asset's (liability's) fair value.

  Loans held for sale and loans held under repurchase agreement. The Company has estimated the fair values reported based on recent sales and securitizations.

  Interest-only and residual certificates. Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and loss experience.

  Borrowings under warehouse lines of credit. The carrying value reported approximates fair value due to the short-term nature of the borrowings and the variable interest rates charged on the borrowings.

  Borrowings from SPTL and due to affiliates. The carrying value reported approximates fair value due to the variable interest rates on the borrowings.

  Commitments to originate loans and loans in process. Many loan commitments are expected to, and typically do, expire without being drawn upon. As the rates and terms of the commitments to lend and loans in process are competitive with others in which the Company operates, the values disclosed in
Note 15 are determined to be a reasonable estimate of fair value.

  Hedging Transactions. The Company regularly securitizes and sells fixed and variable-rate mortgage loans. To offset the effects of interest rate fluctuations on the value of its fixed-rate loans held for sale, the Company in certain cases will hedge its interest rate risk related to loans held for sale by selling U.S. Treasury securities short or in the forward market.

                     SOUTHERN PACIFIC FUNDING CORPORATION

  As of December 31, 1996 and June 30, 1997, the Company had open hedge positions of $32.6 million and $86.4 (unaudited) million respectively, related to the sales of United States Treasury securities in the forward market. The proceeds from the short sale are shown net of the related liability in the accompanying balance sheet at December 31, 1996 and June 30, 1997.

8. RELATED PARTY TRANSACTIONS

 INTRACOMPANY COST ALLOCATIONS

  The Company historically has been allocated expenses of various administrative services provided to it by ICII and SPTL. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative assets and liabilities of the division or subsidiary, which management believes was a reasonable method of allocation. The allocation of expenses that are included as part of personnel and commission expense and general and administrative expenses for the years ended December 31, 1994, 1995 and 1996 were $92,700, $256,000 and $292,000, respectively. No administrative services are being provided by ICII, effective January 1, 1997.

 CONTRIBUTION TRANSACTION

  As part of the Contribution Transaction described in Note 1, on the effective date of the IPO, certain assets and related liabilities generated from securitizations occurring in December 1994 and March and June 1995 were retained by SPTL as follows (unaudited):

       Loans held for sale......................................... $   837,405
       Interest only and residual certificates.....................  12,522,911
       Discounted recourse liability...............................   1,312,044
       Borrowings from SPTL........................................   3,080,200

 LOAN SERVICING

  From the point of commencement of operations until March 1994, SPTL served as the loan servicer for the Company and the Company was allocated its pro rata portion of SPTL's loan servicing expenses. In March 1994, ICII assumed the role of loan servicer for a servicing fee of approximately $7.50 per loan per month, so that the Company could complete its first securitization. In September 1995, the Company began to utilize the services of Advanta, an independent loan servicer, as the master servicer. Fees charged by Advanta are $25 per loan and 37.5 basis points per annum on the declining principal balance of each loan serviced, paid monthly, respectively, which fees are higher than those previously paid to ICII due to the additional collection activities performed by Advanta. Had the Company exclusively used its current independent loan servicer in 1994 and 1995, its servicing fees would have been higher by approximately $120,000 and $234,000, respectively.

 CONSULTING AGREEMENTS

  In June 1996, the Company entered into a five-year consulting agreement with The Dewey Consulting Group, owned by one of the Company's directors, John D. Dewey. Under the agreement, Mr. Dewey has agreed to assist the Company in the development of strategic alliances with selected mortgage lenders, including the identification of potential strategic alliance participants. The Company has agreed to compensate Mr. Dewey

                     SOUTHERN PACIFIC FUNDING CORPORATION
based upon actual strategic alliances entered into and loan production and earnings resulting from those alliances which amounts to .015% of the Company's share of warrants, interest-only cash received, and interest-only strips. No amounts were paid in 1996 or owing at December 31, 1996.

9. CONVERTIBLE SUBORDINATED DEBENTURES

  Convertible subordinated debentures at December 31, 1995 and 1996 consists of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                1995    1996
                                                                ---- -----------
   Convertible subordinated debentures, interest at 6.75%, due
    semi-annually, principal due October 15, 2006.............  --   $75,000,000

  The Convertible subordinated debentures are convertible into 3,151,125 shares of common stock, for a conversion price of $23.80 per share, at any time prior to maturity. Interest on the debentures is payable semi-annually. Debt issuance costs of $2,837,564, included in other assets, associated with the convertible subordinated debentures have been deferred and are being amortized over ten years using the effective yield method.

10. INCOME TAXES

  For 1995 and for the 1996 period through the effective date of the IPO in June 1996, SPFC is included in a consolidated tax return filing with ICII. For the 1996 period subsequent to the IPO, SPFC will file a separate tax return on a stand-alone basis.

  SPFC's income taxes were as follows for the years ended December 31, 1995 and 1996:

                                                             1995       1996
                                                          ---------- -----------
   Current:
     Federal............................................. $2,731,115 $ 3,680,000
     State...............................................    602,452     772,000
                                                          ---------- -----------
       Total current.....................................  3,333,567   4,452,000
   Deferred:
     Federal.............................................  1,533,378  11,461,414
     State...............................................    338,245   4,533,200
                                                          ---------- -----------
       Total deferred....................................  1,871,623  15,994,614
                                                          ---------- -----------
   Total income taxes.................................... $5,205,190 $20,446,614
                                                          ========== ===========

  The following table shows the tax effects of temporary differences which give rise to the primary components of SPFC's net deferred tax liability at December 31, 1995 and 1996. Net deferred tax liabilities at December 31, 1995 are included in borrowings from SPTL for the period of time during which the Company operated as a division of SPTL, and are included as part of other liabilities for the period during which the Company operated as a subsidiary of ICII.

                                                            1995       1996
                                                         ---------- -----------
   Deferred tax liabilities:
     Interest-only and residual certificates............ $2,424,130 $18,445,495
                                                         ========== ===========

                     SOUTHERN PACIFIC FUNDING CORPORATION

  A reconciliation of the income tax provision and the amount computed by applying the statutory Federal corporate income tax rate to income before income taxes are as follows for the years ended December 31, 1995 and 1996:

                                                                    1995  1996
                                                                    ----  ----
   Statutory U.S. Federal income tax rate.......................... 35.0% 35.0%
   Increases in rate resulting from state income taxes, net of
    Federal benefit................................................  6.5   7.5
                                                                    ----  ----
   Effective income tax rate....................................... 41.5% 42.5%
                                                                    ====  ====

  At the effective date of the IPO, the Company entered into a tax agreement with ICII whereby, among other things, ICII will indemnify and hold the Company harmless from any tax liability attributable to periods ending on or before the effective date of the IPO in excess of such taxes as the Company has already paid or provided for. For periods ending after the effective date of the IPO, the Company will pay its tax liability directly to the appropriate taxing authorities.

11. EMPLOYEE BENEFIT PLANS

 PROFIT SHARING AND 401(k) PLAN

  Employees of SPFC are eligible to participate in the ICII 401(k) plan, employees may elect to enroll in the plan on the first day of any month, provided that they have been employed by SPFC for at least six months. Employees may contribute up to 14% of their compensation to the ICII 401(k) Plan and SPFC will match 50% of the first 4% of employee pretax contributions. SPFC matching contributions are made as of December 31st each year. SPFC recorded 401(k) matching expense of approximately $12,100, $26,000 and $111,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

  An additional company contribution may be made to the ICII 401(k) Plan, at the discretion of SPFC. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining company matching funds would be allocated as a 50% match of employee contributions, based on the first 4% of the employee's deferrals. Discretionary contributions of approximately $21,700, $23,000, and $0 were charged to operations of SPFC for the years ending December 31, 1994, 1995, and 1996, respectively.

12. STOCK OPTIONS

  Effective November 1, 1995, the Company reserved and granted options for 1,942,200 shares of Company common stock pursuant to the 1995 Senior Management Stock Option Plan (the "Senior Management Plan"). All of the options granted under the Senior Management Plan have been issued to senior management personnel at an exercise price of $7.00 per share, the fair value on the date of grant. The options vest ratably over a five-year period commencing one year after the date of grant.

  Also effective November 1, 1995, the Company adopted the 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), which provides for the grant of qualified incentive stock options, incentive stock options, and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights. The Stock Option Plan authorizes the grant of options to purchase, and awards of, an aggregate of 1,942,200 shares of Company common stock. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

                     SOUTHERN PACIFIC FUNDING CORPORATION

  All share data related to shares issued and outstanding have been restated to give retroactive recognition to a 4,150 for one stock split effective April 1, 1996 and a three for two stock split effective January 23, 1997.

  The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                             1995       1996
                                                          ---------- -----------
   Net Earnings:
     As reported......................................... $7,337,435 $27,631,989
     Pro forma...........................................  7,105,518  26,266,703
   EPS:
     As reported.........................................      $0.47       $1.37
     Pro forma...........................................      $0.46       $1.28

  Stock option activity during the period indicated is as follows:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                            NUMBER OF  EXERCISE
                                                             SHARES      PRICE
                                                            ---------  ---------
   Balance at December 31, 1994............................       --       --
     Granted............................................... 1,942,200   $ 7.00
     Exercised.............................................       --       --
     Forfeited.............................................       --       --
     Expired...............................................       --       --
   Balance at December 31, 1995............................ 1,942,200     7.00
     Granted............................................... 1,078,500    12.57
     Exercised.............................................       --       --
     Forfeited.............................................  (113,250)   11.90
     Expired...............................................       --      0.00
   Balance at December 31, 1996............................ 2,907,450     8.85

  At December 31, 1996, there were 976,950 additional shares available for grant under the Stock Option Plan. The per share weighted-average fair value of stock options granted during 1995 and 1996 was $15.74 and $13.34 on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: expected dividend yield 0.00%, risk free interest rate of 6.206%, an expected life of 5 years and an annualized volatility rate of 49.98%.

  At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $7.00-$20.00 and 9.08 years, respectively.

  At December 31, 1995, there were no options exercisable. At December 31, 1996, there were 388,440 options exercisable.

13. WAREHOUSE LINES OF CREDIT AND BORROWINGS FROM AFFILIATES

 INITIAL FACILITY

  In April 1995, SPFC obtained a warehouse line of credit in the amount of $50 million from an investment bank (the "Initial Facility") for the purpose of funding one-to-four family residential first lien mortgage loans. As of December 31, 1995 and 1996, $41,181,611 and $0, respectively, were outstanding on the line of credit. Interest rates charged on the line of credit vary based on the type of loan funded with the proceeds. The weighted

                     SOUTHERN PACIFIC FUNDING CORPORATION
average interest rate on borrowings on the Initial Facility for 1995 and 1996 was 6.7%. Interest expense associated with the line of credit approximated $1,999,000 and $269,000 for the years ended December 31, 1995 and 1996, respectively.

 FIRST FACILITY

  In November 1995, the Company obtained a second line of credit from another investment bank, for the purpose of funding one-to-four family residential first and second mortgage loans (the "First Facility"), which is subject to certain operating and financial covenants and collateral requirements. Under the terms of the First Facility, the Company must pay a quarterly commitment fee of $62,500. Total borrowings under the warehouse line are limited to $200 million and the line is scheduled to expire on October 24, 1997.

  As of December 31, 1995 and 1996, $54,948,509 and $0, respectively was outstanding on the line of credit, on which interest was charged based on the type of loan funded. Interest expense incurred for the years ended
December 31, 1995 and 1996 amounted to approximately $131,000 and $5,505,512, respectively, with a weighted average interest rate of 5.5% for 1995 and 6.26% for 1996.

 SECOND FACILITY

  In October, 1996 the Company obtained a third line of credit from another investment bank, for the purpose of funding one-to-four family residential first and second mortgage loans (the "Second Facility"), which is subject to certain operating and financial covenants and collateral requirements. Total borrowings under the warehouse line are limited to $400 million, and the line is scheduled to expire on October 22, 1997.

  As of December 31, 1996 and June 30, 1997, $152,680,397 and $191,974,065,
respectively, was outstanding on the line of credit, on which interest was charged based on the type of loan funded. Interest expense incurred for the year ended December 31, 1996 amounted to $903,549, with a weighted average interest rate of 6.16%.

 SPTL

  In March 1996, the Company entered into a $10 million revolving credit and term loan agreement with SPTL (the "SPTL Agreement") which was scheduled to expire on September 30, 1996. Advances under the SPTL Agreement were collateralized by the Company's interest-only and residual certificates (other than such interests retained by SPTL pursuant to the Contribution Transaction) and bore interest at 2% above LIBOR. In April, 1996 the Company repaid all borrowings outstanding under the SPTL Agreement and it was canceled.

14. ACQUISITIONS

  In December, 1996, the Company purchased 95% of the common stock of a diversified financial services company for $5,000,000 cash. The amount in excess of the fair value of the net assets acquired is $4,742,571. The Company acquired net assets of $5,000,000 consisting primarily of goodwill of $4,742,571.

15. BUSINESS CONCENTRATIONS

  The Company currently contracts for the servicing of substantially all loans it originates, purchases and holds for sale with Advanta. This arrangement allows the Company to increase the volume of loans it originates and purchases without incurring the overhead investment in servicing operations. As with any external service provider, the Company is subject to risks associated with inadequate or untimely services. The Company regularly reviews the delinquency of its servicing portfolio. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase

                     SOUTHERN PACIFIC FUNDING CORPORATION
in the Company's delinquency rate or foreclosure rate could adversely affect its ability to profitably access the capital markets for its financing needs, including future securitizations.

16. COMMITMENTS AND CONTINGENCIES

 FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

  The Company is a party to financial instruments with off balance sheet risk in the normal course of business. These financial instruments include agreements to fund fixed and variable-rate mortgage loans and loans in process. For agreements to fund fixed-rate loans, the contract amounts represent exposure to loss from market fluctuations as well as credit loss. The Company controls the credit risk of its agreements to fund fixed and variable-rate loans through credit approvals, limits and monitoring procedures.

  Agreements to fund mortgage loans are agreements to lend to customers as long as there is no violation of any condition established in the contracts. Such agreements generally have fixed expiration dates or other termination clauses. Since some agreements may expire without being drawn upon, the total agreement amounts do not necessarily represent future cash requirements. As of June 30, 1997, the Company had agreements to fund loans of $30,295,818 (unaudited).

 SALES OF LOANS AND SERVICING RIGHTS

  In the ordinary course of business, SPFC is exposed to liability from representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, SPFC is required to repurchase mortgage loans if there has been a breach of a representation or warranty. For loans which have been securitized, the Company includes an estimate of credit loss, using a risk free rate, in determining its discounted recourse liability. On a periodic basis, the Company reviews its assumptions in light of historical experience and economic trends to evaluate their reasonableness in measuring the fair value of recorded assets.

  At December 31, 1995 and 1996, the Company had approximately $93,064,236 and $223,059,102, respectively, in loans held for sale and under a repurchase agreement which were serviced by Advanta. The Company's servicing agreement with Advanta provides that if the Company desires to terminate the agreement without cause upon 90 days' written notice, the Company will be required to pay Advanta an amount equal to 1.0% of the aggregate principal balance of the mortgage loans being serviced by Advanta at that time. The agreement also provides that a transfer service fee of $100 per loan shall be paid to Advanta for any mortgage loan for which the Company transfers servicing from Advanta to another servicer, without terminating the agreement.

 LOAN SERVICING

  As of June 30, 1997 the Company's servicing portfolio (inclusive of securitized loans where the Company has ongoing risk of loss) was $1,600,646,215 (unaudited). Substantially all of the Company's loan servicing has either been outsourced or subcontracted to Advanta.

                     SOUTHERN PACIFIC FUNDING CORPORATION

 OPERATING LEASES

  The Company leases premises and equipment under operating leases with various expiration dates. Minimum annual rental payments at December 31, 1996 were as follows:

         1997........................................................ $  891,157
         1998........................................................    705,302
         1999........................................................    452,529
         2000........................................................    225,220
         2001........................................................     54,231
                                                                      ----------
           Total..................................................... $2,328,439
                                                                      ==========

  Rent expense amounted to $139,030, $309,607 and $484,416 for the years ended December 31, 1994, 1995 and 1996, respectively.

17. SUBSEQUENT EVENTS (UNAUDITED)

  The Company entered into a $100.0 million, 364 day warehouse facility to finance first mortgage loans and high loan-to-value second mortgage loans. The Company plans on utilizing this line during the third quarter of 1997. This facility has covenant and operating requirements similar to the Company's other warehouse facilities and that are typical of such facilities within the industry and are consistent with current requirements.

  The Company has also entered into a residual financing facility of $30.0 million that allows the Company to obtain debt secured by interest-only and residual certificates. The facility requires the Company to encumber interest-only and residual certificates. The Company's facility is committed for 18 months and will pay down through the cash flows of the encumbered interest-only and residual certificates. At June 30, 1997, the Company had drawn upon $14.5 million of this facility.

  The Company obtained a short-term $15.0 million working capital facility from ICII. This facility is a 60 day facility from its draw date. The Company drew down the $15.0 million on July 16, 1997, which was repaid on August 11, 1997.

  In May 1997, the Company capitalized a new subsidiary, Oceanmark Financial Corporation and acquired goodwill, fixed assets and residual assets from Oceanmark Bank, FSB for $3.8 million cash and a $3.8 million note payable over three years. Oceanmark Financial Corporation will operate as a wholly-owned subsidiary of the Company. Oceanmark Financial Corporation originates non-conforming home equity loans through a national network of mortgage brokers. The subsidiary operates five regional branch offices located in Florida, Georgia, Virginia, Michigan and Missouri.

  In May, 1997, the Company's Board of Directors approved the issuance of $150 million of high yield senior notes to be guaranteed by certain subsidiaries of the Company.

                     SOUTHERN PACIFIC FUNDING CORPORATION

18. CONSOLIDATING CONDENSED FINANCIAL INFORMATION (UNAUDITED)

  Following is consolidating condensed financial information of SPFC, the
Subsidiary Guarantors of the   % Senior Notes due 2004 and the Subsidiary
which is not a Subsidiary Guarantor:

                          CONSOLIDATING BALANCE SHEET

                                                      AS OF JUNE 30, 1997
                          ------------------------------------------------------------------------------
                                                      NON-
                                       SUBSIDIARY   GUARANTOR
                              SPFC     GUARANTORS  SUBSIDIARY     SUBTOTAL    ELIMINATIONS     TOTAL
                          ------------ ----------- -----------  ------------  ------------  ------------
         ASSETS
         ------
Cash....................  $ 10,490,805 $   942,906 $ 4,819,944  $ 16,253,655  $        --   $ 16,253,655
Loans held for sale.....   158,420,703  36,844,300  30,378,022   225,643,025           --    225,643,025
Interest-only and
 residual certificates..   172,663,986  10,827,854         --    183,491,840   (10,827,854)  172,663,986
Investment in
 subsidiaries...........     5,611,866         --          --      5,611,866    (5,611,866)          --
Other assets............    91,385,729  16,460,452     689,145   108,535,326   (80,916,402)   27,618,924
                          ------------ ----------- -----------  ------------  ------------  ------------
   Total assets.........  $438,573,089 $65,075,512 $35,887,111  $539,535,712  $(97,356,122) $442,179,590
                          ============ =========== ===========  ============  ============  ============
    LIABILITIES AND
 SHAREHOLDERS' EQUITY:
 ---------------------
Borrowings of credit
 under warehouse line...  $191,974,065 $       --  $       --   $191,974,065  $        --   $191,974,065
Deferred tax liability..    35,812,869     231,442    (334,940)   35,709,371           --     35,709,371
Convertible subordinated
 notes..................    75,000,000         --          --     75,000,000           --     75,000,000
Other liabilities.......    24,473,919  58,636,964  37,151,265   120,262,148   (92,144,220)   28,117,928
                          ------------ ----------- -----------  ------------  ------------  ------------
   Total liabilities....  $327,260,853 $58,868,406 $36,816,325  $422,945,584  $(92,144,220) $330,801,364
                          ============ =========== ===========  ============  ============  ============
Minority Interest.......           --          --          --            --         80,673        80,673
Shareholders' equity:
 Common stock...........    53,950,780     639,981       1,583    54,592,344      (641,564)   53,950,780
 Contributed capital....       247,500   5,547,209         --      5,794,709    (5,547,209)      247,500
 Translation
  adjustment............           --          --      (14,683)      (14,683)          --        (14,683)
 Retained earnings......    57,113,956      19,916    (916,114)   56,217,758       896,198    57,113,956
                          ------------ ----------- -----------  ------------  ------------  ------------
   Total shareholders'
    equity..............   111,312,236   6,207,106    (929,214)  116,590,128    (5,292,575)  111,297,553
                          ------------ ----------- -----------  ------------  ------------  ------------
   Total liabilities and
    shareholders'
    equity..............  $438,573,089 $65,075,512 $35,887,111  $539,535,712  $(97,356,122) $442,179,590
                          ============ =========== ===========  ============  ============  ============

                      SOUTHERN PACIFIC FUNDING CORPORATION

                      CONSOLIDATING STATEMENT OF EARNINGS

                                           FOR THE SIX MONTHS ENDED JUNE 30, 1997
                          ---------------------------------------------------------------------------
                                                      NON-
                                       GUARANTOR    GUARANTOR
                            PARENT    SUBSIDIARIES SUBSIDIARY    SUBTOTAL   ELIMINATIONS     TOTAL
                          ----------- ------------ -----------  ----------- ------------  -----------
Revenues:
  Gains on sales of
   loans................  $56,529,901  $5,408,478  $       --   $61,938,379 $       --    $61,938,379
  Interest income.......   16,199,304   2,792,125      358,428   19,349,857  (2,922,827)   16,427,030
  Securities valuation
   and other income.....    (218,219)   1,135,592       26,814      944,187     353,781     1,297,968
                          -----------  ----------  -----------  ----------- -----------   -----------
   Total revenues.......   72,510,986   9,336,195      385,242   82,232,423  (2,569,046)   79,663,377
                          -----------  ----------  -----------  ----------- -----------   -----------
Expenses:
  Interest on other
   borrowings...........    9,429,819   2,610,560      277,842   12,318,221  (2,922,827)    9,395,394
  Personnel and
   commission expense...   11,765,223   4,190,324      508,325   16,463,872         --     16,463,872
  General and
   administrative
   expense..............    6,642,664   1,977,620      614,046    9,234,329         --      9,234,330
                          -----------  ----------  -----------  ----------- -----------   -----------
   Total expenses.......   27,837,706   8,778,504    1,400,213   38,016,422  (2,922,827)   35,093,596
                          -----------  ----------  -----------  ----------- -----------   -----------
Earnings before taxes...   44,673,280     557,691   (1,014,971)  44,216,001     353,781    44,569,781
Income taxes............   18,599,958     231,441     (334,940)  18,496,459         --     18,496,459
                          -----------  ----------  -----------  ----------- -----------   -----------
   Net earnings.........  $26,073,322  $  326,250  $  (680,031) $25,719,542 $   353,781   $26,073,322
                          ===========  ==========  ===========  =========== ===========   ===========

                      SOUTHERN PACIFIC FUNDING CORPORATION

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                          FOR THE SIX MONTHS ENDED JUNE 30, 1997
                         -----------------------------------------------------------------------------
                                                      NON-
                                       SUBSIDIARY  GUARANTOR
                             SPFC      GUARANTORS  SUBSIDIARY    SUBTOTAL    ELIMINATIONS    TOTAL
                         ------------  ----------  ----------  ------------  ------------ ------------
Net cash provided by
 (used in) operating
 activities............. $(37,905,004) $1,800,818  $4,994,578  $(31,109,608)   $   --     $(31,109,608)
                         ------------  ----------  ----------  ------------    -------    ------------
Net cash used in
 investing activities...   (5,226,038)   (857,912)   (174,634)   (6,258,584)       --       (6,258,584)
                         ------------  ----------  ----------  ------------    -------    ------------
Cash flows from
 financing activities:
  Net changes in:
    Borrowings under
     warehouse lines of
     credit.............   39,293,670         --          --     39,293,670        --       39,293,670
    Other...............      152,611         --          --        152,611        --          152,611
                         ------------  ----------  ----------  ------------    -------    ------------
Net cash provided by
 (used in) financing
 activities.............   39,446,281         --          --     39,446,281        --       39,446,281
Net change in cash......   (3,684,761)    942,906   4,819,944     2,078,089        --        2,078,089
Cash at beginning of
 period.................   14,175,566         --          --     14,175,566        --       14,175,566
                         ------------  ----------  ----------  ------------    -------    ------------
Cash at end of year..... $ 10,490,805  $  942,906  $4,819,944  $ 16,253,655    $   --     $ 16,253,655
                         ============  ==========  ==========  ============    =======    ============

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               $150,000,000

                [LOGO OF SOUTHERN PACIFIC FUNDING CORPORATION]

                            % SENIOR NOTES DUE 2004

                                ----------------

                                   PROSPECTUS

                                ----------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                  NATIONSBANC
                                   MONTGOMERY
                                SECURITIES, INC.

                               SMITH BARNEY INC.

                                            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    1
Risk Factors..............................................................    9
Use of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Consolidated Financial and Other Data............................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   32
Management................................................................   50
Description of the Notes..................................................   52
Description of Other Indebtedness.........................................   78
Underwriting..............................................................   80
Legal Matters.............................................................   81
Experts...................................................................   81
Available Information.....................................................   81
Incorporation of Certain Documents by Reference...........................   82
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

                                                                     AMOUNT TO
                                                                      BE PAID
                                                                    -----------
   Securities and Exchange Commission registration fee............. $ 37,878.79
   NASD filing fee.................................................      13,000
   Printing expenses...............................................     150,000
   Accounting fees and expenses....................................     125,000
   Legal fees and expenses.........................................     200,000
   Fees and expenses (including legal fees) for qualifications
    under state securities laws....................................      25,000
   Trustee's fees and expenses.....................................       5,000
                                                                    -----------
     Total......................................................... $555,878.79
                                                                    ===========

  All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 317 of the California General Corporation Law (the "CGCL"), the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Registrant), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the Registrant, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the Registrant, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Registrant and its shareholders provided that the specified court approval is obtained.

  As permitted by Section 317 of the CGCL, the Articles of Incorporation and By-Laws of the Registrant provide that the Registrant is authorized to provide indemnification for its directors and officers for breach of their duty to the Registrant and its shareholders through bylaw provisions or through agreements with the directors and officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL. The Registrant's By-laws provide for indemnification of its directors and officers to the maximum extent permitted by Section 317 of the CGCL. In addition, agreements entered into by the Registrant with its directors and its executive officers require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person was an agent of the Registrant (including judgments, fines and settlements in or of a derivative action, unless indemnification is otherwise prohibited by law), provided such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Articles of Incorporation of the Registrant provide that the personal liability of the directors of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. Under
Section 204(a)(10) of the CGCL, the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duty to the corporation may be eliminated, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or the absence of good faith, (ii) any transaction from which a director derived an improper personal benefit, (iii) acts or omissions showing a reckless disregard for the director's duty, (iv) acts or omissions constituting an unexcused pattern of inattention to the director's duty or (v) the making of an illegal distribution to shareholders or an illegal loan or guaranty.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1.1 Form of Underwriting Agreement
    4   Indenture
    5   Opinion of Latham & Watkins
   12   Statement re: computation of ratios
   23.1 Consent of KPMG Peat Marwick LLP
   23.2 Consent of Latham & Watkins (contained in Exhibit 5)
   24.1 Power of Attorney (included on signature page of Registration
        Statement)
   25   Statement of Eligibility of Trustee
   27.1 Financial Data Schedule

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on October 23, 1997.

                                       Southern Pacific Funding Corporation

                                                            *
                                       By: ___________________________________
                                                    Robert W. Howard
                                                 Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                TITLE                             DATE
               ---------                -----                             ----
                   *                    Chairman of the Board       October 23, 1997
 ______________________________________
            H. Wayne Snavely


                   *                    Chief Executive Officer     October 23, 1997
 ______________________________________  and Director (Principal
            Robert W. Howard             Executive Officer)


                   *                    President and Director      October 23, 1997
 ______________________________________
             Bernard A. Guy


                   *                    Director                    October 23, 1997
 ______________________________________
          Stephen J. Shugerman


                   *                    Director                    October 23, 1997
 ______________________________________
             John D. Dewey


                   *                    Director                    October 23, 1997
 ______________________________________
             A. Van Ruiter


                   *                    Director                    October 23, 1997
 ______________________________________
            Frank P. Willey


      /s/ Peter F. Makowiecki           Chief Financial Officer     October 23, 1997
 ______________________________________  and Secretary (Chief
          Peter F. Makowiecki            Accounting Officer)


      /s/ Peter F. Makowiecki
*By: __________________________
        Peter F. Makowiecki
         Attorney-In-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on October 23, 1997.

                                       Hallmark America, Inc.

                                                            *
                                       By: ___________________________________
                                                      Terry Kirkey
                                                        President

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                TITLE                          DATE
               ---------                -----                          ----
                   *                    President and Director   October 23, 1997
 ______________________________________  (Principal Executive
              Terry Kirkey               Officer


                   *                    Director                 October 23, 1997
 ______________________________________
            Robert W. Howard


                   *                    Director                 October 23, 1997
 ______________________________________
             Bernard A. Guy


                   *                    Director and Executive   October 23, 1997
 ______________________________________  Vice-President (Chief
             Bruce Gardner               Accounting Officer)


       /s/ PETER F. MAKOWIECKI          Director                 October 23, 1997
 ______________________________________
          Peter F. Makowiecki


                   *                    Director                 October 23, 1997
 ______________________________________
           Frank A. Frazzitta


      /s/ PETER F. MAKOWIECKI
*By: __________________________
        Peter F. Makowiecki
         Attorney-In-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on October 23, 1997.

                                       National Capital Holdings, Inc.

                                                            *
                                       By: ___________________________________
                                                      David W. Cobb
                                                        President

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                TITLE                           DATE
               ---------                -----                           ----
                   *                    President and Director    October 23, 1997
 ______________________________________  (Principal Executive
             David W. Cobb               Officer)


                   *                    Director                  October 23, 1997
 ______________________________________
            Robert W. Howard


                   *                    Director                  October 23, 1997
 ______________________________________
           Frank A. Frazzitta


                                        Director
 ______________________________________
             Stuart Ladell


                   *                    Chief Financial Officer   October 23, 1997
 ______________________________________  (Chief Accounting
             H. John Steele              Officer)


      /s/ PETER F. MAKOWIECKI
*By: __________________________
        Peter F. Makowiecki
         Attorney-In-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on October 23, 1997.

                                       Oceanmark Financial Corporation

                                                            *
                                       By: ___________________________________
                                                   Frank A. Frazzitta
                                                        Secretary

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                TITLE                          DATE
               ---------                -----                          ----
                   *                    President (Principal     October 23, 1997
 ______________________________________  Executive Officer)
              Mark Wasser


                   *                    Director                 October 23, 1997
 ______________________________________
            Robert W. Howard


                   *                    Director                 October 23, 1997
 ______________________________________
             Bernard A. Guy


                   *                    Director, Chief          October 23, 1997
 ______________________________________  Financial Officer and
           Frank A. Frazzitta            Secretary (Chief
                                         Accounting Officer)

      /s/ PETER F. MAKOWIECKI
*By: __________________________
        Peter F. Makowiecki
         Attorney-In-Fact

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                         DESCRIPTION                            PAGE
  1.1    Form of Underwriting Agreement..........................
  4      Indenture...............................................
  5      Opinion of Latham & Watkins.............................
 12**    Statement re: computation of ratios.....................
 23.1**  Consent of KPMG Peat Marwick LLP........................
 23.2    Consent of Latham & Watkins (contained in Exhibit 5)....
 24.1**  Power of Attorney (included on signature page of
          Registration Statement)................................
 25**    Statement of Eligibility of Trustee.....................
 27.1**  Financial Data Schedule.................................

---------------------
 * To be filed by amendment
** Previously filed